FS-9: E.ON AG Consolidated Financial Statements As of December 31, 2001



                        Report of Independent Accountants

To the Board of Directors and Stockholders
E.ON AG

         We have audited the accompanying consolidated balance sheets of E.ON AG and its subsidiaries ("E.ON" or the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of E.ON's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of E.ON as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 7 to the consolidated financial statements, during the year ended December 31, 1999, E.ON changed its method of accounting for one equity investee.

Dusseldorf                           PwC Deutsche Revision
March 8, 2002                        Aktiengesellschaft
                                     Wirtschaftsprufungsgesellschaft
                                     /s/ BREBECK               /s/ WIEGAND
                                     ------------              ------------
                                     Brebeck                   Wiegand
                                     Wirtschaftsprtifer        Wirtschaftsprufer

                            E.ON AG AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                   (in millions, except for per share amounts)

                                                                            Year Ended December 31
                                                                            ----------------------
                                                          Note      2001*        2001       2000        1999
                                                        -------  ----------  ----------- ----------  -----------
Sales................................................     (33)      $70,909  Euro79,664  Euro80,279  Euro49,864

Petroleum and electricity tax  ......................                (8,745)    (9,825)     (8,935)      (3,943)
Sales, net of petroleum and electricity tax .........                62,164     69,839      71,344       45,921
Cost of goods sold and services provided ............      (5)      (51,690)   (58,072)    (60,630)     (38,569)
                                                                 ----------  ----------- ----------  -----------
Gross profit from sales .............................                10,474     11,767      10,714        7,352
                                                                 ----------  ----------- ----------  -----------
Selling expenses ....................................                (5,903)    (6,632)     (5,983)      (3,824)
General and administrative expenses .................                (2,349)    (2,639)     (2,645)      (1,650)
Other operating income (expenses), net ..............      (6)          634        712       4,412        2,478
Financial earnings, net .............................      (7)          614        690         (75)         202
Income from continuing operations before income
    taxes ...........................................                 3,470      3,898       6,423        4,558
Income taxes ........................................      (8)         (678)      (761)     (2,493)      (1,339)
                                                                 ----------  ----------- ----------  -----------
Income from continuing operations after income
    taxes ...........................................                 2,792      3,137       3,930        3,219
Minority interests ..................................      (9)         (469)      (527)       (480)        (171)
                                                                 ----------  ----------- ----------  -----------
Income from continuing operations ...................                 2,323      2,610       3,450        3,048
(Loss) income from discontinued operations: . . . . .      (4)
    (Loss) income from operations (less applicable
      income taxes of Euro(351), (19) and (62),
      respectively) .................................                   (46)       (52)        120          (57)
    Loss on disposal of silicon wafer segment, less
      applicable income taxes of Euro306 ............                  (431)      (484)         --           --
                                                                 ----------  ----------- ----------  -----------
Income (loss) before cumulative effect of change in
    accounting principle ............................                 1,846      2,074       3,570        2,991
Cumulative effect of change in accounting principle,
    less applicable income taxes of Euro16 ..........                   (23)       (26)         --           --
                                                                 ----------  ----------- ----------  -----------
Net income ..........................................                 1,823      2,048       3,570        2,991
                                                                 ----------  ----------- ----------  -----------
Basic earnings per share:  ..........................     (11)
    Income from continuing operations ...............                  3.44       3.87        5.56         6.06
    Income (loss) from discontinued operations, net .                 (0.71)     (0.80)       0.19        (0.11)
    Cumulative effect of change in accounting
      principle; net ................................                 (0.03)     (0.04)        --           --
    Net income ......................................                  2.70       3.03        5.75         5.95
Dilutive earnings per share:  .......................     (11)
    Income from continuing operations ...............                  3.44       3.87        5.56         6.06
    Income (loss) from discontinued operations, net .                 (0.71)     (0.80)       0.19        (0.11)
    Cumulative effect of change in accounting
      principle, net ................................                 (0.03)     (0.04)        --          --
    Net income ......................................                  2.70       3.03        5.75         5.95

--------------------
*     Note 1

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                            E.ON AG AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  (in millions)


                                                                                    At December 31
                                                                        -------------------------------------
                                                                 Note       2001*       2001         2000
                                                                -------  ---------   ----------    ---------

                             ASSETS

Intangible assets...............................................   (12)    $9,308    Euro10,458    Euro9,714
Property, plant and equipment ..................................   (13)    30,518        34,286       28,844
Financial assets................................................   (14)    13,616        15,297       24,782
                                                                -------  ---------   ----------    ---------
Fixed assets ...................................................           53,442        60,041       63,340
                                                                -------  ---------   ----------    ---------
Inventories ....................................................   (l5)     4,448         4,997        7,166
Financial receivables and other financial assets................   (16)     1,286         1,444          607
Operating receivables and other operating assets................   (16)    15,845        17,803       24,133
Businesses held for sale........................................    (4)        --            --          989
Liquid funds ...................................................   (l7)    10,810        12,144        8,501
Non-fixed assets................................................           32,389        36,388       41,396
Deferred taxes..................................................    (8)     1,998         2,244        1,074
Prepaid expenses ...............................................   (18)       332           373          405
                                                                -------  ---------   ----------    ---------
Total assets (thereof short-term 2001: Euro34,383;
   2000:Euro40,623).............................................           88,161        99,046      106,215
                                                                -------  ---------   ----------    ---------

                                                                  Note      2001*         2001        2000
                                                                -------  ---------   ----------    ---------

              LIABILITIES AND STOCKHOLDERS' EQUITY
Capital stock ..................................................   (19)     1,601         1,799       1,985
Additional paid-in capital......................................   (20)    10,149        11,402      11,402
Retained earnings...............................................   (21)    10,499        11,795      14,705
Accumulated other comprehensive income..........................   (22)      (231)         (260)        866
Treasury stock .................................................   (23)      (244)         (274)       (925)
                                                                -------  ---------   ----------    ---------
Stockholders' equity............................................           21,774        24,462      28,033
                                                                -------  ---------   ----------    ---------
Minority interests..............................................   (24)     5,663         6,362       5,123
Provisions for pensions.........................................   (25)     7,787         8,748       8,736
Other ..........................................................   (26)    21,409        24,053      24,799
                                                                -------  ---------   ----------    ---------
Accrued liabilities.............................................           29,196        32,801      33,535
                                                                -------  ---------   ----------    ---------
Financial liabilities ..........................................   (27)    14,320        16,089      19,128
Operating liabilities...........................................   (27)    12,483        14,024      16,792
                                                                -------  ---------   ----------    ---------
Liabilities ....................................................           26,803        30,113      35,920
                                                                -------  ---------   ----------    ---------
Deferred taxes..................................................    (8)     3,998         4,492       2,720
Deferred income.................................................   (18)       727           816         884
                                                                -------  ---------   ----------    ---------
Total liabilities (thereof short-term 2001: Euro23,594;
   2000: Euro32,238) ...........................................           66,387        74,584      78,782
Total liabilities and stockholders' equity......................           88,161        99,046     106,215
                                                                =======  =========   ==========    =========

--------------------
*     Note 1

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                            E.ON AG AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (in millions)

                                                                                 For the Year Ended December 31
                                                                             2001*      2001        2000        1999
                                                                           --------   --------    --------    -------
Net income ...........................................................    $  1,823  Euro2,048   Euro3,570  Euro2,991
Income applicable to minority interests ..............................         469        527         480        171
Adjustments to reconcile net income to net cash provided by (used for)
   operating activities:
   Loss (income) from discontinued operations ........................         477        536        (120)        57
   Depreciation and amortization .....................................       3,969      4,459       4,632      3,013
   Other non-cash items ..............................................        (594)      (667)      1,463       (451)
   Gains from disposition of
         Equity interests ............................................      (1,098)    (1,234)     (4,561)    (2,289)
         Other financial assets ......................................           6          7         (64)        (7)
         Intangible and fixed assets .................................        (328)      (368)       (357)      (308)
   Changes in deferred taxes .........................................        (271)      (305)        354     (1,498)
   Changes in provisions .............................................         196        220         180      1,791
   Changes in operating assets and liabilities:
   Inventories .......................................................         244        274      (1,147)      (268)
   Trade receivables .................................................         305        343      (1,882)    (1,962)
   Other assets ......................................................        (358)      (402)       (577)       945
   Accounts payable, trade ...........................................        (507)      (570)        460      1,009
   Other liabilities .................................................        (855)      (961)        812        103
                                                                           --------   --------    --------    -------
Cash provided by (used for) operating activities .....................       3,478      3,907       3,243      3,297
                                                                           --------   --------    --------    -------
Proceeds from disposition of
   Equity interests ..................................................      12,578     14,131       5,881      5,142
   Other financial assets ............................................       4,363      4,902       1,705        486
   Intangible and fixed assets .......................................         981      1,102       1,058        674
Purchase of
   Equity investments ................................................      (2,990)    (3,359)     (4,252)    (3,504)
   Other financial assets ............................................        (716)      (804)     (5,174)      (976)
   Intangible and fixed assets .......................................      (3,354)   ( 3,768)     (3,566)    (2,477)
Changes in securities (other than trading) (> 3 months) ..............        (533)      (599)       (912)      (252)
Changes in other liquid funds (> 3 months) ...........................        (677)      (761)      1,320       (758)
                                                                           --------   --------    --------    -------
Cash provided by (used for) investing activities .....................       9,652     10,844      (3,940)    (1,665)
                                                                           --------   --------    --------    -------
Cash inflow from capital increases including payments into capital by
   minority shareholders .............................................         230        250          --       (188)
Payments for treasury stock ..........................................      (3,150)    (3,539)       (925)
Payment of cash dividends to
   Shareholders of E.ON AG ...........................................        (849)      (954)       (628)      (540)
   Minority stockholders .............................................        (246)      (276)        (74)      (106)
Proceeds from financial liabilities ..................................       7,216      8,107       9,825        881
Repayments of financial liabilities ..................................     (13,849)   (15,559)     (6,486)    (1,530)
                                                                           --------   --------    --------    -------
Cash provided by (used for) financing activities .....................     (10,648)   (11,963)      1,712     (1,483)
                                                                           --------   --------    --------    -------
Net increase in cash and cash equivalents maturing (< 3 months) ......       2,482      2,788       1,015        149
Effect of foreign exchange rates on cash and cash equivalents (< 3
   months) ...........................................................          59         66          30         13
   Cash and cash equivalents from continuing operations at the
      beginning of period ............................................       1,336      1,501         531        356
   Cash and cash equivalents from discontinued operations at the
      beginning of period (<3 months) ................................        (103)      (116)        (75)       (15)
                                                                           --------   --------    --------    -------
Liquid funds at end of period (< 3 months) ...........................       3,774      4,239       1,501        503
                                                                           --------   --------    --------    -------
Securities at the end of period (other than trading > 3 months) ......       6,997      7,861       6,836        265
Other liquid funds at the end of period (> 3 months) .................          39         44          48      1,031
Cash and cash equivalents from discontinued operations at the end of period
   (< 3 months) ......................................................          --         --         116         45
                                                                           --------   --------    --------    -------
Liquid funds as shown on the balance sheet ...........................      10,810     12,144       8,501      1,844
                                                                           ========   ========    ========    =======

--------------------
*     Note 1

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                            E.ON AG AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                              (in millions of Euro)

                                                      Accumulated Other Comprehensive Income
                                                      ---------------------------------------
                                Additional            Cumulative  Available  Minimum     Cash
                        Capital   Paid-in   Retained  Translation for Sale   Pension     Flow      Treasury
                         Stock    Capital   Earnings  Adjustment  Securities Liability   Hedges     Stock     Total
                        ------- ----------  --------  ----------- ---------- ---------   -------  ---------  -------
January 1, 1999 .....    1,285      2,219      9,143       (162)    1,417        (47)                        13,855
Capital increase due
   to converting
   capital stock from
   DM to Euro........       22        (22)
Dividends paid ......                           (540)                                                          (540)
Net income ..........                          2,991                                                          2,991
Other comprehensive
   income ...........                                       358    (1,020)                                     (662)
Total comprehensive
   income ...........                                                                                         2,329
Other changes .......                            169                                                            169
                        ------- ----------  --------  ----------- ---------- ---------   -------  ---------  -------
December 31, 1999 ...    1,307      2,197     11,763        196       397        (47)        --        --    15,813
                        ------- ----------  --------  ----------- ---------- ---------   -------  ---------  -------
Shares issued .......      678      9,205                                                                     9,883
Shares reacquired ...                                                                                (925)     (925)
Dividends paid ......                           (628)                                                          (628)
Net income ..........                          3,570                                                          3.570
Other comprehensive
   income ...........                                       255        93        (28)                           320
Total comprehensive
   income ...........                                                                                         3,890
                        ------- ----------  --------  ----------- ---------- ---------   -------  ---------  -------
December 31, 2000 ...    1,985     11,402     14,705        451.      490        (75)        --      (925)   28,033
                        ------- ----------  --------  ----------- ---------- ---------   -------  ---------  -------
Shams reacquired ....                                                                              (3,539)   (3,539)
Cancelled shares ....     (186)               (4,004)                                               4,190        --
Dividends paid ......                           (954)                                                          (954)
Net income ..........                          2,048                                                          2,048
Other comprehensive
   income ...........                                       (75)     (755)      (245)       (51)             (1,126)
Total comprehensive
   income ...........                                                                                           922
                        ------- ----------  --------  ----------- ---------- ---------   -------  ---------  -------
December 31, 2001 ...    1,799     11,402     11,795        376      (265)      (320)       (51)     (274)   24,462
                        ======= ==========  ========  =========== ========== =========   =======  =========  =======

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                            E.ON AG AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)  Basis of Presentation

     The Consolidated Financial Statements of E.ON AG have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

     E.ON makes use of the relief outlined in Section 292a of the German Commercial Code, which exempts companies from preparing consolidated financial statements in accordance with generally accepted accounting principles in Germany ("German GAAP"), if the consolidated financial statements are prepared in accordance with internationally accepted accounting principles and comply with tire Fourth and Seventh Directive of the European Community. For the interpretation of these directives, the Company relied on German Accounting Standard No. l (DRS 1), "Exempting Consolidated Financial Statements in accordance with Section 292a of the Commercial Code".

     Solely for the convenience of the reader, the December 31, 2001 financial statements have also been translated into United States dollars ("$") at the rate of Euro1 = $0.8901, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 2001. Such translation is unaudited.

(2)  Summary of Significant Accounting Policies

Principles of Consolidation

     The Consolidated Financial Statements include the accounts of E.ON AG and its subsidiaries. The subsidiaries, associated companies and other related companies have been included in accordance with the following criteria:

     o All material majority-owned subsidiaries (affiliated companies) in which E.ON AG directly or indirectly exercises control through a majority of the stockholders' voting rights are fully consolidated.

     o Majority-owned companies (unconsolidated affiliates) in which E.ON does not exercise management control are accounted for under the equity method. Companies are also accounted for under the equity method if E.ON holds between 20 and 50 percent of their shares and E.ON has the ability to exercise significant influence in the investees' operations and corporate governance is granted (associated companies).

     o Other share investments represent those in which E.ON holds less than 20 percent ownership, which are generally accounted for under the cost method (related companies).

     A list of all E.ON stockholdings and other interests has been filed with the Commercial Register of the Local Court in Dusseldorf, HRB (22 315).

     Intercompany results, expenses and income as well as receivables and liabilities between the consolidated companies are eliminated.

Business Combinations

     Business combinations accounted for under the purchase method of accounting record all assets acquired and liabilities assumed at fair value. Any excess of the purchase price over the fair value of net assets acquired is capitalized as goodwill. Situations in which the fair-value of net assets acquired is greater than the purchase price paid generate negative goodwill only to the extent that negative goodwill remains after being allocated to reduce proportionately the values otherwise assigned to non-current assets (with the exception of long-term investments in marketable securities and net deferred tax assets) to zero. Goodwill and negative goodwill of different subsidiaries are not offset against each other. Goodwill and negative goodwill are amortized over the expected useful life on a straight-line basis. Amortization of goodwill and negative goodwill is reported as other operating expenses or income, respectively. Goodwill and negative goodwill arising from companies for which the equity method is applied are calculated on the same principles as are applicable to fully consolidated companies.

Businesses Held for Sale

     Businesses held for sale mainly consist of companies identified as held for sale in conjunction with the merger between VEBA and VIAG based on their estimated net realized value as determined by expected future cash flows. These businesses were divested within one year after the merger. In accordance with U.S. GAAP, results of operations for these entities are excluded from consolidated results of E.ON. Businesses held for sale are discussed in detail in Note 4.

SAB 51 Treatment

     The accounting method adopted by the Company for the issuance of a subsidiary's stock is through recognition of gains or losses in non-operating income or non-operating expenses, respectively.

Foreign Currencies

     The assets and liabilities of the Company's foreign subsidiaries where the functional currency is other than the euro are translated using year-end exchange rates, while the statements of income are translated using average exchange rates during the year. Differences arising from the translation of assets and liabilities in comparison with the translation of prior years are included as a separate component of stockholders' equity and accordingly have no effect on net income. Foreign currency transaction gains and losses are included in other operating income and other operating expenses, respectively.

     The following major currencies of countries outside the European Monetary Union (1) have experienced the exchange rate fluctuations shown below:

                                                 Rate in Euros as of the
                                                   Balance Sheet Date               Annual Average Rate in Euros
                                   ISO-      -------------------------------      ---------------------------------
Currency                           Code      Dec. 31, 2001     Dec. 31, 2000        2001         2000        1999
---------                         ------     -------------     -------------      --------     ---------   --------
Swiss francs ................       CHF           1.48               1.52            1.51         1.56        1.60
British pound ...............       GBP           0.61               0.62            0.62         0.61        0.66
Japanese yen ................       JPY         115.33             106.92          108.68        99.47      121.32
Swedish krona ...............       SEK           9.30               8.83            9.26         8.45        8.81
US dollar ...................       USD           0.88               0.93            0.90         0.92        1.07

(1) The countries within the European Monetary Union are Belgium, Germany, Finland, France, Ireland, Italy, Luxemburg, the Netherlands, Austria, Portugal, Greece and Spain.

Revenue Recognition

     The Company generally recognizes revenue upon delivery of products to customers or upon fulfilment of service contracts. Delivery has occurred when the risks and rewards associated with ownership have transferred to the buyer. Provisions for discounts and rebates to customers as well as returns and other adjustments are provided for in the same period the related sales are recorded. Fulfilment of service contracts occurs when substantially all performance obligations have been met.

     As in accordance with SEC Staff Accounting Bulletin No. 101 ("SAB 101"), telecommunications-related activation fees are deferred and amortized over the longer of the contract or the length of the average customer relationship period and the related subscriber acquisition costs are deferred to the extent of the related activation fees. All other subscriber acquisition costs are expensed as incurred.

Petroleum Revenue Tax

     The charge for petroleum revenue tax is based upon a fixed rate for the quantity sold.

Electricity Revenue Tax

     The electricity tax took effect on April 1, 1999. The tax is levied primarily on electricity delivered to end customers by domestic utilities and consists of a fixed tax rate per megawatt hour ("MWh"). This rate varies among different classes of customers.

Advertising Costs

     Advertising costs are expensed as incurred and totaled Euro352 million in 2001 (2000: Euro205 million, 1999: Euro112 million).

Research and Development

     Research and development costs are expensed as incurred.

Earnings Per Share

     Earnings per share ("EPS") are computed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share. Basic EPS is computed by dividing consolidated net income by the weighted average number of ordinary shares outstanding. Diluted EPS is computed by dividing consolidated net income by the sum of the weighted average number of ordinary shares outstanding and the weighted average number of potential ordinary shares outstanding.

Intangible Assets and Property, Plant and Equipment

     Acquired intangible assets including licenses, patents, trademarks, customer lists and other advance payments, are valued at historical cost and amortized by the straight-line method over their expected useful lives for a period generally up to 20 years. The concession for the utilization of water power concerning the Rhine-Main-Danube riverway is amortized over 40 years. Goodwill is amortized using the straight-line method over its expected useful life for a period generally between 8 and 20 years. Property, plant and equipment are valued at historical or production costs and depreciated over their expected useful lives.

Useful Lives of Property, Plant and Equipment
---------------------------------------------
Buildings .............................................................................   10 to 50 years
Drillings .............................................................................         15 years
Chemical plants and refineries ........................................................    5 to 25 years
Power plants
   Conventional components ............................................................   10 to 15 years
   Nuclear components .................................................................   up to 25 years
   Hydra power stations and other facilities used to generate renewable energy ........   10 to 50 years
Equipment, fixtures, furniture and office equipment ...................................    3 to 25 years

     Buildings, power plants, chemical plants and refineries are depreciated according to the straight-line method. Depreciation expense for equipment, fixtures, furniture and office equipment is determined by either the declining-balance method until the straight-line method yields larger expenses or the straight-line method.

     Intangible and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment is recognized when the sum of the future undiscounted cash flows expected to be generated from the use of the asset is insufficient to recover its related carrying value. The carrying value of such asset is written down to fair value, which is generally determined from estimated discounted future net cash flows.

     The Company's oil and natural gas exploration and production activities are accounted for under the successful efforts-method according to SFAS No. 19 "Financial Accounting and Reporting by Oil and Gas Producing Companies". Under this method, costs of productive wells and development of dry holes are initially capitalized as an intangible fixed asset. When proved reserves of oil and natural gas are determined and development is sanctioned, the relevant expenditure is transferred to tangible production assets. Both tangible and intangible assets, as well as productive acreage are capitalized and amortized on the unit of production basis. All exploration expenditure determined to be unsuccessful is charged against income. Costs of that portion of undeveloped acreage likely to be unproductive, based largely on historical experience, are amortized over the period of exploration. Exploration license acquisition costs are amortized over the estimated period of exploration. Other exploratory expenditures, including geophysical costs, other dry hole costs and annual lease rentals, are expensed as incurred.

     Assets held under leases, which result in receiving substantially all risks and rewards of ownership, are capitalized as tangible fixed assets at the present value of underlying minimum lease payments. The corresponding capital lease obligation is included with the borrowings. Rentals under operating leases are charged against income as incurred.

     Repair and maintenance costs are expensed as incurred. Renewals and production costs that extend the useful life of an asset are capitalized.

     Interest has been capitalized on debt apportioned to the construction period of qualifying assets as a part of their cost of acquisition. The additional acquisition cost is depreciated over the expected useful life of the related asset. Production costs are depreciated over the expected useful lives of the items concerned, commencing on the completion or commissioning date. Interest incurred during 2001 was Euro1,294 million (2000: Euro'978 million, 1999: Euro591 million). Of this amount, interest capitalized was Euro37 million (2000: Euro15 million, 1999: Euro55 million). Interest expensed was Euro1,257 million (2000: Euro963 million, 1999: Euro536 million).

Financial Assets

     Shares in associated companies are valued according to the equity method. E.ON's accounting policies are also generally applied to associated companies. Other investments are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115 requires that a security be accounted for according to its classification as either trading, available-for-sale or held to maturity. Debt securities which the Company does not have the positive intent and ability to hold to maturity and all marketable securities are classified as securities available-for-sale. The Company does not hold any securities classified as trading. Securities classified as available-for-sale are carried at fair value with unrealized gains and losses reported in stockholders' equity as a separate component until realized. Realized gains and losses are recorded based on the specific-identification method. Unrealized losses on all marketable securities and investments that are other than temporary are recognized in financial earnings. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. Realized gains and losses are included in other operating income (expenses).

Assets Held for Sale

     If assets are identified as held for sale, depreciation is discontinued, and the Company determines the fair value of such assets. If the fair value of such assets, less selling costs, is less than the net book value of the assets, a loss reserve is established. Fair value is determined based upon discounted cash flows of the assets at rates which management deems reasonable for the type of property and prevailing market conditions, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

Liquid Funds

     Liquid funds include securities, checks, cash on hand and bank balances. Depending on their maturities, liquid funds are considered either cash and cash equivalents or other short term investments. Available-for-sale securities that management does not intend to hold long term are classified as liquid funds. E.ON considers liquid funds with an original maturity of three months or less to be cash equivalents. Other short term investments represent liquid funds with an original maturity of more than three months.

Inventories

     The Company values inventories at the lower of acquisition or production costs or market values. Raw materials, products and goods purchased for resale are valued at LIFO, average cost or other methods. In addition to production materials and wages, production costs include proportionate material and production overhead based on standard capacity. The costs of general administration, voluntary social benefits, pensions and interest on borrowings are not capitalized. Inventory risks resulting from excess and obsolescence are taken into account by adequate valuation allowances.

Receivables and Other Assets

     These assets are recorded at their nominal values. Valuation allowances are provided for identified individual risks for these items as well as for long-term loans. Adequate lump-sum valuation allowances are provided to cover the general risk and are generally based on empirical values and assumptions made by the Company in the past.

Accrued and Other Liabilities

     The valuation of pension liabilities is based upon actuarial computations using the projected unit credit method in accordance with SFAS No. 87, "Employers' Accounting for Pensions", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions."

     Other provisions and liabilities are recorded when an obligation to a third party has been incurred, the payment is probable and the amount can be reasonably estimated.

Deferred Takes

     Deferred taxes are provided for all temporary differences between the German tax and U.S. GAAP consolidated balance sheet. According to SFAS No. 109, "Accounting for Income Taxes", deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. SFAS 109 also requires the recognition of future tax benefits of net operating loss and tax credit carryforwards. A valuation allowance is provided for deferred tax assets if it is more likely than not that the tax benefit will not be realized.

     Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income for the period that includes the enactment date. The deferred taxes for domestic companies are calculated based on a tax rate of 39 percent (2000: 39 percent, 1999: 52 percent) on the basis of a federal statutory rate of 25 percent for corporate income tax, a solidarity surcharge of 5.5 percent on corporate tax, and the average trade income tax rate applicable for E.ON. Deferred taxes related to foreign companies are calculated at local enacted tax rates. The major temporary differences and their net effect are shown in Note 8.

Derivative Instruments and Hedging Activities

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS 137 and SFAS 138 and as interpreted by the Derivatives Implementation Group
(DIG), was adopted by the Company effective as of January 1, 2001. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. SFAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting.

     Hedge effectiveness is assessed consistently with the method and risk management strategy documented for each hedging relationship. On at least a quarterly basis, the Company assesses the effectiveness of each hedging relationship retrospectively and prospectively to ensure that hedge accounting was appropriate for the prior period and continues to be appropriate for future periods. The Company applies the short cut method in assessing effectiveness when possible. The Company considers hedge accounting to be appropriate if the assessment of hedge effectiveness indicates that the change in fair value of the designated hedging instrument is 80 to 125 percent effective at offsetting the change in fair value due to the hedged risk of the hedged item or transaction.

     If a derivative instrument qualifies as a fair value hedge under the applicable guidance, and is documented as such, the change in the fair value of the derivative and the change in the fair value of the hedged item that is due to the hedged risk(s), is recorded in earnings based on the income classification of the item being hedged. These changes also adjust the book values of the derivative and hedged item. If a derivative instrument qualifies as a cash flow hedge under the applicable guidance and is documented as such, the effective portion of the hedging instrument's gain or loss is reported in stockholder's equity (as a component of accumulated other comprehensive income) and is reclassified into earnings in the period(s) during which the transaction being hedged affects earnings. Gains or losses reclassified from stockholder's equity to earnings are classified in accordance with the earnings treatment of the hedged transaction. The ineffective portion of a hedging derivative's fair value change, where that derivative is used in a cash flow hedge, is recorded in current earnings. Classification in the Consolidated Statements of Income of the ineffective portion of the hedging instrument's gain or loss is based on the income statement classification of the transaction being hedged. For derivative instruments designated as a hedge of the foreign currency risk in a net investment in a foreign operation, gains or losses due to fluctuations in market rates are recorded in the cumulative translation adjustment within stockholder's equity (as a component of accumulated other comprehensive income). If a derivative instrument does not qualify as either a net investment hedge or a cash flow hedge under the applicable guidance, the change in the fair value of the derivative is immediately recognized in the Consolidated Statements of Income.

     Certain contracts that meet the definition of a derivative under SFAS 133 may qualify as a normal purchase or a normal sale. A normal purchase or a normal sale is excluded from the scope of SFAS 133. Specific criteria must be met and documented in order for a contract that would otherwise be regarded as a derivative to qualify as a normal purchase or a normal sale. The Company has evaluated its commodity contracts to determine if they meet the definition of a derivative and qualify as a normal purchase or a normal sale.

     The Company also evaluates contracts for "embedded" derivatives, and considers whether any embedded derivatives have to be bifurcated, or separated, from the host contracts in accordance with SFAS 133 requirements. Embedded derivatives may have terms that are not clearly and closely related to the terms of the host contract in which they are included. If embedded derivatives exist and are not clearly and closely related to the host contract, they are accounted for separately from the host contract as derivatives, with changes in their fair value recorded in current earnings, to the extent that the hybrid instrument is not already accounted at fair value. In this context, the Company has certain put and call options on publicly traded shares, which it considers to be embedded derivatives.

     In the normal course of operations, certain entities are involved in energy trading and risk management activities. In accordance with Emerging Issues Task Force No. 98-10 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" ("EITF 98-10") all contracts entered into for trading purposes by an entity involved in such activities (energy trading contracts) are measured at fair value and recorded in the consolidated balance sheet with gains and losses included in current earnings. Gains and losses on energy trading contracts are classified as other income or other expense.

     When hedge accounting is discontinued due to the Company's determination that the derivative no longer qualifies as an effective fair value hedge, the Company will continue to carry the derivative on the Consolidated Balance Sheet at its fair value. The related hedged asset or liability will cease to be adjusted for changes in fair value that are due to the previously hedged risk. When the Company discontinues hedge accounting in a cash flow hedge because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. the gains and losses that were accumulated in other comprehensive income will be recognized in current earnings. If a derivative instrument ceases to meet the criteria for hedge accounting, any subsequent gains and losses are recognized in current earnings.

     The cumulative effect of adopting SFAS 133 at January 1, 2001, representing the initial revaluation of derivatives and other items as described above, was an after tax charge of Euro26 million included in net income and a decrease of Euro7.6 million included in the cumulative-effect-type adjustment of other comprehensive income, a component of stockholder's equity. Based on estimates, Euro0.9 million is expected to be reclassified into current earnings during 2002.

     Please see Note 31 for a complete discussion of the Company's strategy and objectives for the use of derivative instruments.

Consolidated Statement of Cash Flows

     The Consolidated Statement of Cash Flows is classified by operating, investing and financing activities pursuant to SFAS 95, "Statement of Cash Flows." The separate line item, other non cash items, is mainly comprised of undistributed earnings from companies valued at equity. Effects of changes in the scope of consolidation are shown in investing activities and have been eliminated from the items in the three classification areas. This also applies to valuation changes due to exchange-rate fluctuations whose impact on cash and cash equivalents is separately disclosed.

Segment Information

     Segment reporting is prepared in accordance with SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The management approach required by SFAS 131 designates that the internal reporting organization that is used by management for making operating decisions and assessing performance should be used as the source for presenting of the Company's reportable segments. The measure of segment internal operating profit or loss is the measure reviewed by the chief operating decision-maker. SFAS 131 also requires disclosures about products and services, geographic areas and major customers.

Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent amounts at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

     Certain reclassifications to the prior year presentation have been made to conform with the current year presentation.

New Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141 "), which is effective for all business combinations initiated and accounted for by the purchase method before and after June 30, 2001. SFAS 141 requires that all business combinations be accounted for using the purchase method, use of the pooling of interests method is no longer permitted. SFAS 141 requires that an intangible asset acquired in a business combination be recognized apart from goodwill if the intangible asset arises from contractual or other legal rights or the acquired intangible asset is capable of being separated from the acquired enterprise. SFAS 141 requires that the Company disclose the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. When the amounts of goodwill and intangible assets acquired are significant in relation to the price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class. As of the earlier of the first day of the fiscal year beginning after December 15, 2001, or the date SFAS 142 is initially applied in its entirety, the amount of any negative goodwill related to an excess over cost arising from a business combination for which the acquisition date was before July 1, 2001, shall be written off and recognized as the effect of a change in accounting principle. The same treatment applies to an investment accounted for by the equity method acquired before July 1, 2001. Adoption of the provisions of SFAS 141 will result in a release to income in the amount of Euro190 million, which reflects the reversal of negative goodwill as part of the cumulative effect of a change in accounting principle.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142") which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires that goodwill and indefinite lived intangible assets no longer be periodically amortized, but rather be tested for impairment on an annual basis using a fair value based approach. The first step of the transitional assessment is required to be completed by June 30, 2002. If the carrying value of any reporting unit exceeds its fair value, then detailed fair values for each of the assigned assets (excluding goodwill) and liabilities will be determined to calculate the amount of goodwill impairment, if any. The second step is required to be completed as soon as possible, but no later than December 31, 2002. Any transitional impairment loss resulting from the adoption will be recognized as the effect of a change in accounting principle in the Company's Consolidated Statements of Income. As of December 31, 2001, the Company had Euro6,083 million of goodwill, net of accumulated amortization of Euro1,353 million.

     The Company is currently evaluating the impact of these new standards on its financial statements and has adopted them as of January 1, 2002.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS 143") which is effective for fiscal years beginning after June 15, 2002. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. When the liability is recorded, the Company will capitalize the costs of the liability by increasing the carrying amount of the long lived asset. Over the estimated life of the asset, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset. The Company is currently reviewing the impact this standard will have on its financial statements and will adopt SFAS 143 beginning January 1, 2003.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets ("SFAS 144") which is effective beginning January 1, 2002. The FASB's new rules on asset impairment supersede Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121 ") and provide a single accounting model for long lived assets to be disposed of. Although SFAS 144 retains many of the fundamental recognition and measurement provisions of SFAS 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. Under SFAS 144, long-lived assets are to be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The new rules also supercede the provisions of APB Opinion No. 30, Reporting Results of Operations
- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions ("APB 30"), with regard to reporting the effects of a disposal of a segment of a business to include a component of an entity (rather than only a segment of a business) and require that expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred. The Company is currently evaluating the impact of SFAS 144; due to its divestment program it expects to have more discontinued operations in the future.

(3)  Scope of Consolidation

         Changes to the scope of consolidation in 2001 are listed below:

Scope of Consolidation                                                          Domestic      Foreign       Total
----------------------                                                          ---------     --------     -------
Consolidated companies as of December 31, 2000 ...........................         451          891         1,342
Acquisitions .............................................................          38          258           296
Disposals ................................................................          86          299           385
Consolidated companies as of December 31, 2001 ...........................         403          850         1,253
                                                                                =========     ========     =======

     In 2001, a total of 187 domestic and 85 foreign associated and non-consolidated companies were valued at equity (2000: 184 and 75, respectively). See below for additional information on significant acquisitions and disposals.

(4)  Acquisitions, Dispositions and Discontinued Operations

Significant Transactions in 2001:   Acquisitions

Sydkraft.

     During the first part of 2001, E.ON Energie AG ("E.ON Energie"), acquired a controlling interest in Sydkraft AB ("Sydkraft"), a Swedish energy group in a series of transactions. E.ON Energie owned 24.1% of Sydkraft as per December 31, 2000. The Company following these transactions owned a 60.8% equity interest and fully consolidated Sydkraft in the consolidated financial statements effective May 1, 2001. The acquisition was accounted for using the purchase method of accounting and the total purchase price paid for the above acquisitions amounted to approximately Euro1.7 billion. As the fair value of the acquired net assets exceeded the purchase price, no goodwill was recorded.

     In October 2001, E.ON Energie concluded a put option agreement which allows the minority shareholder to exercise its right to sell its remaining stake in Sydkraft. The put option is valued at approximately Euro2 billion and is valid through the end of 2005.

HEIN GAS.

     In June 2001, E.ON's energy division acquired an additional 61.85% interest in HEIN GAS Hamburger Gaswerke GmbH ("Hein Gas") for Euro514 million. The acquisition was accounted for using the purchase method of accounting and resulted in goodwill of Euro74 million, amortized over a 20-year period. E.ON Energie's total investment in Hein Gas, subsequent to the 2001 acquisition, totals 89.9% and therefore, Hein Gas was fully consolidated effective June 1, 2001.

SKW Trostberg.

     In the beginning of 2001, Degussa-Huls and SKW Trostberg merged into an entity called "Degussa AG" with Degussa-Huls acting as the acquirer. In October 2000, the merger was approved by both the shareholders of Degussa-Huls and SKW Trostberg, and in early 2001 the European antitrust authorities approved the merger. On February 9, 2001 the merger was entered into the Commercial Register. The purchase was effected through a share transaction using the following exchange ratios:

     o    one Degussa AG share for one Degussa-Huls AG share

     o    five Degussa AG shares for 22 SKW Trostberg AG shares

     This share exchange results in E.ON holding a 64.55% ownership in Degussa AG. E.ON accounted for the merger as a transaction between entities under common control and therefore, there were no fair value adjustments made to E.ON's interest in SKW Trostberg held prior to the merger; however the minority shareholder interest of SKW Trostberg was accounted for using the purchase method of accounting. For convenience purposes, February 1, 2001 was chosen as the merger date. The purchase price was Euro559 million and related goodwill was Euro397 million. E.ON recognized a SAB 51 gain of Euro184 million which represents the difference between E.ON's net investment basis in the newly formed Degussa AG and its old basis in Degussa-Huls and SKW Trostberg prior to the merger.

Laporte.

     On January 12, 2001, Degussa made a public offer to purchase 80.4% of the shares of Laporte plc., a specialty chemicals company, for Euro6.97 per share or Euro1.8 billion. In December 2000, Degussa made an initial purchase of 19.6% of Laporte for Euro434 million. The acquisition has been accounted for using the purchase method of accounting: the total goodwill amounted to Eurol.2 billion. Laporte was fully consolidated in the financial statements of Degussa beginning March 31, 2001.

     The following unaudited pro forma consolidated results of operations of the Company are presented as if the acquisitions of Sydkraft, Hein Gas, and Laporte had taken place at the beginning of the periods presented.

Pro Forma Euro in millions except per share amounts                               2001 unaudited    2000 unaudited
--------------------------------------------------                                --------------    --------------
Net sales(1) ................................................................         73,056           74,464
Net income ..................................................................          2,186            3,669
Earnings per share ..........................................................           3.24             5.91

--------------------
(1) excludes the net sales of discontinued operations from the silicon wafer and aluminum operations.

     This unaudited pro forma information is not necessarily indicative of what the actual combined results of operations might have been had the acquisitions occurred at the beginning of fiscal year 2000 and 2001, respectively.

Significant Transactions in 2001:  Dispositions and Discontinued Operations

Dispositions

VIAG Interkom.

     In January 2001, E.ON exercised its put option to sell it's 45 percent interest in VIAG Interkom. E.ON had agreed on the put option with British Telecommunications plc ("BT") in August 2000. The proceeds from the sale of the interest amounted to roughly Euro11.4 billion which comprise the price for the option, after adjustment of effects resulting from the auction of a UMTS license, in the amount of Euro7.25 billion and the repayment of shareholder loans. A net gain of Euro110 million was recognized on the sale.

Kloeckner & Co.

     In October 2001, Klockner & Co was sold to Balli Group plc for Euro1.1 billion. The purchase price included the assumption of debt and pension provisions of approximately Euro800 million, with the remainder paid in cash. A gain of approximately Euro 140 million was recognized on the sale.

Degussa Dispositions.

     o In April 2001, Degussa sold its 100% stake in Phenolchemie GmbH & Co. KG to the British INEOS group for Euro388 million, which includes the assumption of Euro66 million in debt.

     o In August 2001, Degussa sold the precious metals activities of dmc2(Degussa Metals Catalysts Cerdec AG) to the U.S. OM Group, Inc. for Euro1.2 billion.

     o In October 2001, Degussa sold ASTA Medica's oncology business to Baxter Healthcare S.A., a Swiss subsidiary of the U.S. based company Baxter International., for Euro525 million.

     o In October 2001, Degussa sold the Degussa Dental Group to the U.S. company Dentsply International Inc. for Euro576 million, which includes the assumption of Euro27 million in debt.

     A net gain in the amount of Euro530 million resulted from these dispositions.

Other.

     During 2001, E.ON, in compliance with antitrust requirements, sold investments in LAUBAG Lausitzer Braunkohle AG (LAUBAG), VEAG Vereinigte Energiewerke AG (VEAG), Berliner Kraft-and Licht AG, (BEWAG) and Hamburgische Elektricitaetswerke AG (HEW). The investments related to VEBA were classified as

"Financial assets" and the investments related to VIAG were classified as "Businesses held for sale" in the December 31, 2000 balance sheet. The following summarizes those dispositions:

     o LAUBAG and VEAG were sold on May 16, 2001 for Euro837 million, resulting in a Euro1 million loss.

     o BEWAG was sold on May 16, 2001 for Euro1,394 million resulting in a gain of Euro63 million. The consideration consisted of 61.85% of Hein Gas outstanding shares and Euro870 million in cash.

     o HEW was sold on May 17, 2001 for Euro419 million resulting in a gain of Euro63 million.

Discontinued Operations

     The Company has discontinued the operations of its silicon wafer and aluminum business segments and these segments are accounted for as such in accordance with APB 30. Amounts in the financial statements and related notes for the year ended December 31, 2001 as well as the Consolidated Statement of Income for 2000 and related notes thereto have been reclassified to reflect the discontinued operations.

     Operating results up through the measurement date for discontinued operations are reported, net of tax, under "(Loss) income from discontinued operations" in the accompanying Consolidated Statements of Income. In addition, the loss arising from the disposal of the discontinued silicon wafer operations has been recorded in a separate line item, net of tax, under "Loss on disposal of silicon wafer segment" in the accompanying Consolidated Statements of Income.

     For financial reporting purposes, the assets and liabilities of the discontinued aluminum operations are combined and classified in the accompanying Consolidated Balance Sheets as of December 31, 2001, under "Operating receivables and other operating assets."

     The impacts of cash flows from the discontinued operations have been eliminated from the Consolidated Statements of Cash Flows for all periods presented. The liquid fund balances in 2001 related to discontinued aluminum operations are classified with the other assets and liabilities as a net number under "Other receivables." The liquid fund balances of discontinued operations in prior periods are shown as cash and cash equivalents from discontinued operations at the beginning of the period and the end of the period, as applicable.

MEMC.

     E.ON entered into an agreement for the sale of its silicon wafer operations to TPG Partners III ("TPG") pursuant to a Purchase Agreement dated September 30, 2001 for a symbolic price of $6.00 for both E.ON's 71.8(degree)% interest in MEMC and outstanding shareholder loans. The transaction closed on November 13, 2001. The total purchase price is subject to upward adjustments of up to $150 million as outlined in the Purchase Agreement, subject to MEMC meeting certain pre-defined operating objectives during 2002. Due to the contingent nature of these operating objectives, which are outside the control of the Company, this contingent payment has not been factored into the loss on the sale of the discontinued silicon wafer operations.

     The following table provides detail of the net earnings from the discontinued operations of the silicon wafer business:

Euro in                                                                2001        2000        1999
millions                                                             --------    --------    --------
----------
Sales, net ...................................................          555         944         651
Costs of goods sold and services provided ....................          582         804         661
Gross profit from sales ......................................          (27)        140         (10)
Other expense, net ...........................................       (1,160)       (140)       (148)
Income before income taxes ...................................       (1,187)         --        (158)
Income taxes .................................................          229          (6)         62
Loss from discontinued operation .............................         (958)         (6)        (96)
Minority interests in discontinued operations ................          148          12          39
(Loss) income from discontinued operations ...................         (810)          6         (57)

     The total loss on discontinued operations of MEMC of Euro810 million is composed of losses from the operations of Euro326 million, net of Euro277 million in tax expense, and the loss on disposal of Euro484 million, net of a Euro506 million tax benefit.

VAW.

     On January 6, 2002, E.ON entered into a Share Purchase Agreement with Hohenstaufen Zweihunderterste Vermoegensverwaltungs GmbH, a wholly owned subsidiary of Norsk Hydro ASA ("Norsk Hydro"), to sell 100% of its shares in and shareholder loans to VAW aluminum AG ("VAW"). The closing of the transaction was contingent on the approval of the E.ON Supervisory Board (Aufsichtsrat) and the Norsk Hydro corporate assembly. The E.ON Supervisory Board approved the transaction on December 12, 2001 and the Norsk Hydro corporate assembly approved the transaction on January 28, 2002. The aggregate consideration paid for the 100% interest and the repayment of shareholders loans will amount to Euro3.1 billion.

     The sales purchase agreement between E.ON and Norsk Hydro contains several representations and warranties as well as indemnifications customary for such transactions. The agreement provides that the maximum aggregate liability of the Company for indemnifications and breaches of representations and warranties is Euro250 million.

     The following table provides details of the net earnings from the discontinued operations of the aluminum business:

Euro in                                                              2001        2000
millions                                                           --------     -------
----------
Sales, net ...................................................       3,814       1,760
Costs of goods sold and services provided ....................       3,061       1,435
Gross profit from sales ......................................         753         325
Other expense, net ...........................................        (402)       (197)
Income before income taxes ...................................         351         128
Income taxes .................................................         (74)        (13)
Income from discontinued operations ..........................         277         115
Minority interests in discontinued operations ................          (3)         (1)
Income from discontinued operations ..........................         274         114

     The following table provides details of the net assets from the discontinued operations of the aluminum business:


Euro in                                                      December 31, 2001
millions                                                     -----------------
----------
Fixed Assets ..........................................           1,193
Non-fixed Assets ......................................           1,898
Liabilities ...........................................           2,421
Negative Goodwill .....................................             192
Net assets ............................................             478

Significant Transaction in 2000:  Acquisitions

Merger of VEBA and VIAG.

         On June 16, 2000, the merger between VEBA and VIAG was completed and entered into the Commercial Register. For convenience reasons, June 30, 2000 was chosen as the merger date. Operations of VIAG are included in the Consolidated Statements of Income beginning July 1, 2000. The merged entity was subsequently renamed "E.ON AG."

     The merger between VEBA and VIAG was accounted for under the purchase method of accounting, with VEBA as the acquiring entity. The total purchase price amounted to Euro10,920 million and included acquisition costs of Euro57 million. The merger was completed on a step by step basis.

     o The first step was the acquisition from the Free State of Bavaria on October 7, 1999, of a total of 10 percent of VIAG's shares at Euro23.00 per share, which resulted in a purchase price of Euro1,592 million.

     o The second step was the acquisition of the remaining 90 percent of VIAG's shares exchanging 1 VEBA share for 2.5 VIAG shares, resulting in the issuance of 249,113,480 new shares representing a purchase price of Euro9,271 million.

     The initial difference of Euro340 million between the purchase price of the acquired net identifiable assets and their fair values as of June 30, 2000 was capitalized as goodwill. Subsequent to the transfer of Schmalbach Lubeca to AV Packaging GmbH (AVP) in the second hall' of 2000, following which it is accounted for at equity, goodwill associated with the merger decreased by Euro361 million. The remaining negative goodwill of Euro21 million is reported as a liability in the December 31, 2000 consolidated balance sheet and is amortized on a straight-line basis over 20 years.

     Of the amount allocated to the net realizable value of VIAG's business, Euro2,020 million has been identified as pertaining to businesses which the Company has identified as held for sale. The allocation of the purchase price to the businesses held for sale was determined based on the sales prices for all businesses held for sale less cash out flows through disposal date.

     Subsequent to the merger of VEBA and VIAG, the following merger related transactions occurred:

     o The electricity divisions of both companies, PreussenElektra and Bayernwerk, were merged into E.ON Energie AG.

     o In September 2000, EON acquired the remaining 2.46 percent of E.ON Energie AG through the issuance of 11,387,615 E.ON AG shares, resulting in a purchase price of Euro686 million. This acquisition was also accounted for under the purchase method. An amount of Euro548 million was recorded as goodwill, which is being amortized over 20 years on a straight-line basis.

     o Gerresheimer Glas was sold for proceeds of Euro228 million. No gain or loss was recognized on the disposition of this entity, as it was classified as a business held for sale.

     o VEW AG was sold for proceeds of Euro731 million. Due to the accounting treatment for businesses held for sale, no gain or loss was recognized.

     The table below reflects the pro forma income statement of E.ON as if the merger had taken place in the periods presented.

                                                       Pro Forma      Pro Forma
Euro in millions except per share                        2000           1999
amounts                                                unaudited      unaudited
---------------------------------                      ---------      ---------
Net sales(1) ...................................         79,923          65,029
Net income .....................................          3,678           2,839
Earnings per share .............................           5.07            3.90

--------------------
(1) excludes the sales of discontinued operations from the silicon wafer and aluminum operations.

     This pro forma information is not necessarily indicative of what the actual combined results of operations might have been if the merger had occurred at the beginning of fiscal year 2000. For purposes of calculating pro forma results of operations, only significant items that were directly attributable to the merger of VEBA and VIAG were considered. Such items include elimination of VEBA's 10 percent investment in VIAG (through the date of the merger, VEBA had a 10 percent investment in VIAG) and purchase accounting adjustments including the effects thereon recorded as a result of the merger.

Other 2000 Acquisitions.

     o As of January 1, 2000, VEBA Oel acquired an additional 28% ownership interest in Aral through the acquisition of additional subsidiaries of Mobil Oil. On January 1, 2001, VEBA Oel increased its ownership in Aral to 100% by acquiring the remaining outstanding 1.12% of Aral's shares. The aggregate purchase price of the above transactions approximated Euro1,899 million. The acquisition has been accounted for under the purchase method of accounting and resulted in goodwill of Euro881 million, amortized on a straight-line basis over 20 years. Aral was fully consolidated starting January 1, 2000.

     o In January 2000, Preussen Elektra (now E.ON Energie) acquired 100% of Electriciteitsbedrijf Zuid-Holland N.V. ("EZH") which has been renamed E.ON Benelux Generation N.V. a Dutch energy utility headquartered in Voorburg, The Netherlands. The purchase price was Euro1,082 million. Goodwill resulting from the application of purchase method accounting amounted to Euro590 million, amortized over 15 years using the straight-line method. EZH's results were consolidated effective January 1, 2000.

     o At the beginning of December 2000, Stinnes acquired 17,675,8.16 shares of the publicly traded chemical distributor Holland Chemical International N.V., Amsterdam, The Netherlands ("HCI"). This equals
          99.41 % of HCI's outstanding shares. The purchase price per share was Euro1.6.20. The total purchase price for HCI was Euro293 million. The acquisition has been accounted for under the purchase method and resulted in goodwill of Euro185.2 million, amortized on a straight-line basis over 20 years. HCI was fully consolidated effective December 1, 2000.

Significant Transactions in 2000:  Disposals

Telecommunications.

     o On February 10, 2000, the sale and transfer contract for the shares in E-Plus with BellSouth was concluded. The sale price was Euro7.4 billion in addition to the extinguishment of stockholder loans in the amount of Euro1.0 billion. E.ON's share in both amounts was 51.25 percent.

     o As of March 28, 2000, Cablecom was sold. The sale price amounted to Euro851 million and resulted in a gain of Euro788 million.

     o The Company sold its 42.5% interest in Orange Communications S.A., the Swiss cellular phone company, to France Telecom on November 10, 2000. The sales price for the interest including the transfer of shareholder loans amounted to Euro1.8 billion. Cash proceeds were received for the shareholder loans and one fourth of the value of the shareholding in Orange Communications. The remaining sales price was paid via the issuance of 102,675,638 shares in Orange S.A. The first official trading day of Orange stock was February 13, 2001. The sale of the shareholding did not result in a significant gain, as it was accounted for at its fair value as part of the merger.

Other.

     In October 2000 E.ON sold the operating entities of VEBA Electronics to a consortium of buyers consisting of Arrow Electronics, Melville (NY/USA), Avnet, Phoenix (AZ/USA), and Schroder Ventures, London (UK). The purchase price, including the transfer of shareholder loans, amounted to US $2.35 billion (Euro2.6 billion). A gain of Euro44 million was recorded upon sale. VEBA Electronics was deconsolidated effective September 30, 2000.

Significant Transactions in 1999

     On February 1, 1999, Degussa, in which Huls then held a 36.4 percent shareholding, was merged into Huls, in which E.ON held at that time a 99.8 percent stake. After the merger E.ON held 62.4 percent in the merged Degussa-Huls. This merger was accounted for under the purchase method of accounting. The purchase price for the increase in the Degussa shareholding from
36.4 to 100 percent was based on a Euro2.4 billion market value of 63.6 percent of Degussa's shares. After allocation to the fair values of assets and liabilities assumed - mainly licenses, patents and trade marks (Euro265 million) and purchased in-process research and development activities (Euro160 million) - the remaining difference between the purchase price and the acquired share in Degussa's net equity was capitalized as goodwill (Euro963 million), amortized over 15 years. Purchased in-process research and development represents the value assigned in a purchase business combination to research and development projects of the acquired business that were commenced, but not yet completed, at the date of acquisition and which, if unsuccessful, have no alternative future use in research and development activities or otherwise. Amounts assigned to purchased in-process research and development meeting the above criteria were charged to expenses at the date of consummation of the business combination.

     E.ON's 36.4 percent stake in the former Degussa was accounted for under the equity method until February 1, 1999, the date of the merger's entry into the Commercial Register and only fully consolidated as of this date. The increase in stockholders' equity resulting from the difference between E.ON's share of stockholders' equity in Degussa-Huls after the merger and E.ON's share of stockholders' equity in Huls before the merger has been recognized in income in the amount of Euro559 million ("SAB 51 Gain").

(5)  Cost of Goods Sold and Services Provided

     The following table provides an overview of the cost of goods sold and services provided by segment:

Euro in                                                                             2001         2000         1999
millions                                                                          --------     --------     --------
-----------
Energy .....................................................................       14,840        9,396        6,358
Oil ........................................................................       15,760       18,049        7,805
Chemicals ..................................................................       13,504       14,590        9,759
Real Estate ................................................................          835          859          691
Telecommunications .........................................................          408          197          125
Distribution/Logistics .....................................................       13,269       17,829       14,488
Others .....................................................................         (544)        (290)        (657)
                                                                                  --------     --------     --------
Total ......................................................................       58,072       60,630       38,569
                                                                                  ========     ========     ========

(6)      Other Operating Income/Expenses

     The following table provides details of other operating income/expenses, net:

Euro in                                                                             2001         2000         1999
millions
----------                                                                        --------     --------     --------
Gains from the disposal of businesses and/or fixed assets ..................        1,610        4,881        2,531
SAB 51 gain ................................................................          184           --          559
Amortization of negative goodwill ..........................................           --           --          178
Research and development costs .............................................         (510)        (485)        (583)
Amortization of goodwill ...................................................         (475)        (501)        (386)
Bad debt expense ...........................................................         (122)        (210)        (188)
Other ......................................................................           25          727          367
                                                                                  --------     --------     --------
Total ......................................................................          712        4,412        2,478
                                                                                  ========     ========     ========


     As discussed in more detail in Note 4, the gains from the disposal of fixed assets in 2001 primarily consist of gains realized on the sale of investments in subsidiaries by Degussa, E.ON Energie and Viag Telecom. In 2000, gains from the disposal of fixed assets primarily comprise gains resulting from the disposal of shareholdings in E-Plus (Euro3,527 million) and Cablecom (Euro788 million). In 1999, gains from the disposal of fixed assets primarily comprise gains resulting from the deconsolidation and/or the disposal of the shareholdings in Cable & Wireless plc Euro1,347 million, Tele Columbus and VRT's fixed-line business.

     As discussed in more detail in Note 4, the common control merger of Degussa-Huls and SKW Trostberg resulted in E.ON realizing a SAB 51 gain of Eurol84 million. Also in 1999, a SAB 51 gain resulted from the merger of Degussa and Huls.

     Other operating expenses include costs that cannot be allocated to production, administration or selling costs. In addition to the aforementioned, miscellaneous other operating expenses relate to expenses resulting from the cancellation of long term energy contracts, rentals, leaseholdings, interest expense related to real estate and external consulting costs.

(7)      Financial Earnings

Euro in
millions                                                                            2001         2000         1999
----------                                                                        --------     --------     --------
Income from companies in which share investments are held; thereof from
   affiliated companies Euro73 (2000: Euro20, 1999: Euro14) ................          288          170           71
Income from profit- and loss-pooling agreements; thereof from affiliated
   companies Euro0 (2000:Euro5,1999:Euro3) .................................           35           25            9
Income from companies accounted for under the equity method; thereof from
   affiliated companies Euro1 (2000: Euro265, 1999: Euro5) .................          934          863          596
Losses from companies accounted for under the equity method; thereof from
   affiliated companies Euro0 ('2000: Euro(4)1999: Euro(103)) ..............         (249)        (950)        (314)
Losses from profit- and loss-pooling agreements; thereof from affiliated
   companies Euro0 (2000:Euro(1),1999:Euro(2)) .............................          (14)         (39)         (11)
Write-downs of investments .................................................          (86)         (91)         (14)
                                                                                  --------     --------     --------
Income (loss) from equity interests ........................................          908          (22)         337
                                                                                  --------     --------     --------
Income from long-team securities and long-term loans .......................          262          332          203
Other Interest and similar income; thereof from affiliated companies Euro16
   (2000: Euro25,1999:Euro3) ...............................................          824          595          222
Interest and similar expenses; thereof from affiliated companies Euro6 (2000:
   Euro107,1999:Euro(3)) ...................................................       (1,257)        (963)        (536)
                                                                                  --------     --------     --------
Interest and similar expenses (net) ........................................         (171)         (36)        (111)
                                                                                  --------     --------     --------
Write-downs of financial assets and long-term loans ........................          (47)         (17)         (24)
                                                                                  --------     --------     --------
Financial earnings .........................................................          690          (75)         202
                                                                                  ========     ========     ========

     The decrease in losses from companies accounted for under the equity method in 2001 compared to 2000 results primarily from the disposition of VIAG Interkom in January 2001. Increases in interest income from investment of excess funds were offset by increases in interest expense resulting from higher debt levels.

     In 2000, a write-down of Euro356 million was taken on the stakes held by the former VEBA in equity method held companies which were divested during 2001 in order to comply with antitrust requirements associated with the VEBA-VIAG merger. This amount is included in losses from companies accounted for under the equity method.

     Goodwill amortization of companies valued at equity totaling Euro153 million (2000: Euro275 million, 1999: Euro133 million) as well as income resulting from the amortization of negative goodwill relating to companies accounted for under the equity method in the amount of Euro3 million (2000:
Euro25 million, 1999: C74 million) are included in income from equity interests. The accumulated amortization of goodwill of companies accounted for under the equity method is Euro518 million (2000: Euro552 million, 1999: EuroO million).

     Interest expense is reduced by capitalized interest on debt totaling Euro37 million (2000: Euro15 million, 1999: Euro55 million).

     Based on a change in circumstances in 1999, E.ON changed its basis for estimating earnings for one equity invested. This resulted in an additional loss of Euro63 million recorded in 1999 and is included in financial earnings.

(8)  Income Taxes

     Income taxes including deferred taxes are as follows:

Euro in
millions                                                                           2001         2000         1999
----------                                                                       --------     --------     --------
Current Taxes
     Domestic corporate income tax..........................................          125        1,985        1,458
     Domestic trade tax on income...........................................          171           77          511
     Foreign income tax ....................................................          755          819          389
     Other .................................................................           15           35           --
                                                                                  --------     --------     --------
                                                                                    1,066        2,916        2,358

Deferred Taxes                                                                       (103)        (335)        (949)
     Domestic...............................................................         (202)         (88)         (70)
                                                                                  --------     --------     --------
     Foreign................................................................         (305)        (423)      (1,019)
                                                                                  ========     ========     ========
Income Taxes................................................................          761        2,493        1,339
                                                                                  ========     ========     ========

     The German Tax Reduction Act ("Steuersenkungsgesetz") took effect on January 1, 2001 and replaced the corporate imputation system with a classic corporate tax system (Halbeinkunfteverfahren). The corporate income tax rate on distributed earnings of 30 percent and non-distributed profits of 40 percent was reduced to 25 percent. The corporate income tax liability still remains subject to a solidarity surcharge of 5.5 percent, and the trade tax on income is still in effect. At the shareholder level, the corporate imputation system mentioned above was applicable to dividends paid for 2000 for the last time. With respect to dividends paid for 2001, generally only half of the distributed profits are included in the taxable income of individual shareholder's resident in Germany

     In light of the positive developments of two precedent setting tax proceedings in two lower German tax courts, the Company released a tax provision that had been previously established to account for a probable liability stemming from the profit and loss sharing agreements with former non-profit real estate companies. This reduced domestic income taxes by approximately Euro527 million. A final decision from the federal tax court is pending.

     Due to the accounting treatment of VIAG Interkom within the purchase price allocation in the VEBA-VIAG merger, the disposition of VIAG Interkom in 2001 resulted in a minimal gain and corresponding effect on tax expense.

     A release of valuation allowances in the current period, related to acquired tax benefits recognized in conjunction with the purchase price allocation of the VEBA-VIAG merger reduced goodwill by Euro178 million. These benefits were primarily on corporate and trade tax loss carryforwards.

     Income taxes resulting from the discontinued operations of MEMC and VAW are shown separately under "(Loss) income from discontinued operations" in the Consolidated Statements of Income and are not included in the above table.

     The earnings of the Dutch subsidiary, E.ON Benelux Generation N.V., have been entitled to a tax holiday which expired after the 2001 tax year. EON is still in negotiations with the relevant tax authorities to determine the applicable tax basis for the assets and liabilities of the subsidiary. At this time, the Company is unable to estimate the potential deferred tax effects that the change to taxable status will have. As a result, no deferred taxes have been provided for this entity.

     The differences between the statutory tax rate of 25 percent (2000 and 1999: 40 percent) in Germany and the effective tax rate of 19.5 percent in 2001,
38.8 percent in 2000 and 29.4 percent in 1999 are summarized as follows:

                                                              2001     2001      2000     2000      1999       1999
Euro in millions                                             Amount   Percent   Amount   Percent   Amount     Percent
----------------                                             ------   --------  ------   --------  ------    ---------
Corporate income tax (2001:  25%; 2000:  40%)..........        975        25.0  2,569        40.0  1,823         40.0
Credit for dividend distributions (1)..................         --        --     (193)       (3.0)  (135)        (3.0)


                                      F-22



                                                              2001     2001      2000     2000      1999       1999
Euro in millions                                             Amount   Percent   Amount   Percent   Amount     Percent
----------------                                             ------   --------  ------   --------  ------    ---------
Municipal trade taxes net of federal tax benefit.......        271         6.9     66         1.0    392          8.6
Foreign tax-rate differential..........................        381         9.7    202         3.1     95          2.1
Change in valuation allowances.........................        (17)       (0.4)     7         0.1     --         --
Tax rate and tax law changes...........................       (188)       (4.8)  (835)      (13.0)  (122)        (2.7)
Tax-effects on Tax-free income.........................       (172)       (4.4)  (138)       (2.1)  (777)       (17.0)
Equity accounting......................................       (210)       (5.4)   (93)       (1.4)   (64)        (1.4)
Non-deductible goodwill/badwill-amortization...........        158         4.1    240         3.7    128          2.8
Other permanent differences (2)........................       (437)      (11.2)   668        10.4     (1)        --
                                                             ------   --------  ------   --------  ------    ---------
Income taxes/effective tax rate........................        761        19.5  2,493        38.8  1,339         29.4
                                                             ======   ========  ======   ========  ======    =========

-----------
(1) The tax credit resulting from the dividend for the reporting period will be recognized for U.S. GAAP purposes in 2002.

(2) Including the release of tax accruals in 2001, in the amount of Euro527 million.

     Income from continuing operations before income taxes is attributable to the following geographic locations:

Euro in millions                                      2001      2000      1999
----------------                                     -------  -------   -------
Domestic.........................................     2,988    5,018     3,925
Foreign..........................................       910    1,405       633
                                                     -------  -------   -------
Total............................................     3,898    6,423     4,558
                                                     =======  =======   =======

     Deferred tax assets and liabilities which are mainly of a long-term nature are summarized as follows as of December 31:

Euro in millions                                                          2001        2000
----------------                                                         -------     -------
Deferred Tax Assets
      Intangible Assets...........................................            32         295
      Fixed Assets................................................           483       1,063
      Investments and long-term financial assets..................           360       2,335
      Inventories.................................................            96         105
      Receivables.................................................           359         120
      Net operating loss carryforwards and tax credits............         1,331         994
      Accruals....................................................         2,209       2,499
      Liabilities.................................................           590         377
      Other......................................................            908         911
                                                                         -------     -------
                                                                           6.368       8.699
                                                                         -------     -------
      Valuation allowance.........................................         (254)       (271)
                                                                         -------     -------
                                                                           6,114       8,428
                                                                         -------     -------
Deferred Tax Liabilities
      Intangible assets ..........................................         (741)       (809)
      Fixed assets ...............................................       (2,519)     (1,957)
      Investments and long-term financial assets..................         (904)     (2,956)
      Inventories ................................................          (73)       (110)
      Receivables ................................................         (389)       (905)
      Accruals ...................................................         (440)       (341)
      Liabilities ................................................       (2,936)     (2,779)
      Other ......................................................         (360)       (217)
                                                                         -------     -------
                                                                         (8,362)    (10,074)
                                                                         -------     -------
      Net deferred tax assets /(liabilities)......................       (2,248)     (1,646)
                                                                         =======     =======

     Net deferred income tax assets and liabilities in the consolidated balance sheets are as follows:

                                                                       December 31, 2001         December 31, 2000
                                                                     -----------------------    --------------------
                                                                                   Thereof                 Thereof
Euro in millions                                                       Total     Non-current    Total    Non-current
----------------                                                     --------    -----------   -------   -----------
Deferred tax assets.............................................        2,498        1,628      1,345           808
Valuation allowance.............................................        (254)        (243)      (271)         (207)
                                                                     --------    -----------   -------   -----------
Net deferred tax assets.........................................        2,244        1,385      1,074           601
                                                                     --------    -----------   -------   -----------
Deferred tax liabilities........................................      (4,492)       (3,060)    (2,720)       (2,536)
                                                                     --------    -----------   -------   -----------
Net deferred tax assets /liabilities............................      (2,248)       (1,675)    (1,646)       (1,935)
                                                                     ========    ===========   =======   ===========


     Based on the past performance history of subsidiaries and expectations of similar performance in the future as well as the extended realization period for the temporary differences which give rise to the deferred tax assets, the taxable income of these subsidiaries will more likely than not be sufficient to recognize fully the net deferred tax asset related to these subsidiaries. A valuation allowance has been provided for that portion of the deferred tax asset where this criteria has not been met.

     The tax loss carryforwards at year-end are as follows:

Euro in millions                                               2001        2000
----------------                                              ------      ------
Domestic tax loss carryforwards..........................      4,497      2,074
Foreign tax loss carryforwards...........................      1,504      1,937
Total                                                          6,001      4,011
                                                              ======      ======

     For domestic tax loss carryforwards there are no expiration dates whereas for foreign tax loss carryforwards they will expire as follows: Euro8.7 million in 2002, Euro40.6 million between 2003 and 2006, and Euro726.7 million which do not have an expiration date. The expiration dates of the remaining foreign tax loss carryforwards are more than 5 years.

     Deferred tax liabilities related to undistributed earnings of foreign subsidiaries considered to be reinvested indefinitely were not calculated as doing so was not practicable.

(9)  Minority Interests in Net Income

     Minority stockholders participate in the profits of the consolidated companies in the amount of Euro557 million (2000: Euro524 million, 1999: Euro355 million) and losses amounting to Euro30 million (2000: Euro44 million, 1999:
Euro184 million).

(10) Other Information

Euro in millions
Personnel Costs                                                                      2001      2000      1999
-----------------                                                                   ------   -------    -------
Wages and salaries.............................................................      6,910    6,651      5,575
Social security contributions..................................................      1,276    1,137        958
Pension costs and other employee benefits; thereof pension costs Euro868
  (2000:Euro753,1999:Euro670)..................................................        868      764        680
Total:.........................................................................      9,054   $8,552      7,213
                                                                                    ======   =======    =======

     In 2001, E.ON purchased 345,485 (2000: 245.210) of its shares (representing
0.05 percent, 2000: 0.03 percent of E.ON's outstanding shares) on the stock market at an average price of Euro56.93 (2000: Euro58.46) per share for employees within the Company. These shares were sold to the employees at preferential prices between Euro26.59 and Euro49.35 (2000: between Euro39.26 and Euro50.77). The difference between the purchase price and resale price was charged to personnel expenses.

Stock-based Compensation

     As of the balance sheet date, the E.ON Group had various stock-based compensation plans, including stock appreciation rights ("SARs") within E.ON AG, Degussa and Stinnes. These stock-based compensation plans are accounted for in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," in connection with FASB Interpretations (FIN) No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans".

     The three programs have the following elements in common:

     o When exercising SARs, qualified executives also receive a cash bonus. Possible dilutive effects of capital-related measures and dividend payments between the options' time of issuance and exercise are taken into consideration when calculating the compensation.

     o SARs that have been issued are non-transferable and may be exercised prematurely only if certain conditions apply when the qualified executive leaves the Group, or according to the options' conditions. Otherwise, the options expire.

     o Options have a limited term. SARs that remain unexercised on the corresponding tranche's last exercise date shall be considered as having been exercised automatically on such date.

Stock Appreciation Rights of E.ON AG

     E.ON AG proceeded with the SAR program that has been in existence since 1999 with the issuance of a third tranche in 2001.

     Within the scope of this third tranche, a total of 1.8 million stock appreciation rights was granted to 231 executives worldwide (second tranche:
155; first tranche: 114), including all the members of the Board of Management of E.ON AG, as part of their compensation package. This included executives from E.ON AG as well as its major subsidiaries E.ON Energie, VEBA OEL and Viterra. Degussa and Stinnes are both listed companies and initiated and/or continued their own SAR programs.

     For the third tranche of E.ON's SAR program, the compensation is calculated analogously to that of the second tranche, i.e. as the difference between E.ON's share price at the time of exercise and its quotation at issuance on January 2, 2001, or January 3, 2000, corresponding to Euro62.95 and Euro48.35, respectively, multiplied by the number of options exercised. These SARs have a term of seven years. Before any exercise of E.ON SARs, the two following conditions have to be met. Between the date of issuance and exercise, E.ON's share price must outperform the Stoxx Utilities Price Index on at least ten consecutive business days and E.ON's share price at the date of exercise must be at least 20 percent above the share price at the time of issuance. Qualified executives can exercise all or a portion of the SARs issued to them after a two-year blocking period within pre-determined exercise windows, i.e. four weeks after the publication of an E.ON Interim Report or Consolidated Financial Statements, in the years between 2003 and 2007 and/or 2002 and 2006. The last exercise date is the last business day four weeks after the publication of E.ON's Interim Report for Q3 2007 or 2006. SARs can only be issued if the qualified executive owns a certain number of shares in E.ON, which must be held until the issued SARs' date of maturity.

     On exercise of first-tranche stock options, the qualified executive receives a compensation equaling the difference between the share price at the time of exercise and E.ON AG's indexed share price, multiplied by the number of options exercised. The aforementioned exercise price corresponds to the share's average stock-market quotation in the last six months leading up to the exercise. The indexed stock price is calculated by taking the share price as of the date of issuance (Euro.54.67) and multiplying it by the ratio of the average quotation of the Euro Stoxx 50 Performance Index in the last six months prior to the exercise to the performance of this index, i.e. 4,376.82. SARs issued as part of the first tranche have a term of five years and may be exercised after a three-year blocking period in full or in parts on pre-defined cut-off dates from 2002 and 2003. The last exercise date is November 3, 2003.

     E.ON's SAR program has shown the following developments since 1999:

                                                       2001                              2000                1999
                                      --------------------------------------   -------------------------  -----------
Development of SAR program of E.ON    1st Tranche  2nd Tranche   3rd Tranche   1st Tranche   2nd Tranche  lst Tranche
----------------------------------    -----------  -----------   -----------   -----------   -----------  -----------
Outstanding at beginning of year         959,300     1,443,800            --    1,037,000            --           --
Granted............................           --            --     1,822,620           --     1,461,800    1,037,000
Exercised..........................           --        36,000            --           --                         --
Cancelled..........................        5,500        63,000            --       77,700        18,000           --
                                      -----------  -----------   -----------   -----------   -----------  -----------
Outstanding at end of year.........      953,800     1,344,800     1,822,620      959,300     1,443,800    1,037,000
                                      ===========  ===========   ===========   ===========   ===========  ===========
SARs exercisable at year end.......           --            --            --           --                         --
Accruals as of December 31,
   (Euro in millions)..............            3            13            --           --            12           --

     In the year under review, compensation cost in the amount of approximately Eurol6.4 million was accrued for E.ON AG's granted SARs (previous year: Euro11.9 million) since the internal values (imputed exercise compensation as of the balance-sheet date) of an SAR totaled Euro3.32 and Euro13.08 as of December 31, 2001 for the first and second tranches, respectively. No compensation cost was recognized for the third tranche of E.ON AG's SAR program in 2001 as the intrinsic value of an SAR as of December 31, 2001 was a negative Euro4.77.

Stock Appreciation Rights of Stinnes AG

     In 1999, Stinnes introduced an SAR program that is identical to the SAR program E.ON AG launched for the first tranche. In the year being reviewed, this program was continued with the issuance of a third tranche.

     Effective July 2, 2001, within the scope of the third tranche, Stinnes issued 0.9 million SARs to 254 executives worldwide (second tranche: 250; first tranche: 260), including all of the members of the Board of Management of Stinnes AG, as part of their compensation package.

     On exercise of all of Stinnes' SAR tranches, the qualified executive receives a cash bonus equaling the difference between the share price at the time of exercise and Stinnes' indexed share price, multiplied by the number of options exercised. The aforementioned exercise price corresponds to the share's average stock-market quotation in the last six months leading up to the exercise. The indexed share price is calculated by multiplying the base price by the ratio of the M-DAX Performance Index's average development in the last six months prior to the exercise of the option to its quotation at the time of issuance. Stinnes SARs have a term of five years and may be exercised after a two-year blocking period (first tranche: three-year blocking period) in full or in parts at pre-determined cut-off dates until their (date of maturity. Base data for the three tranches are as follows:

           Base data of SAR program of Stinnes         1st Tranche        2nd Tranche       3rd Tranche
         --------------------------------------      --------------     --------------    --------------
         Strike price (Euro)..................                   15                 21                24
         Reference index......................                4.070              4.458             4.804
         Term.................................            1999-2004          2000-2005         2001-2006
         Last exercise date...................          May 3, 2004        May 2, 2005       May 3, 2006

     Stinnes' SAR program has shown the following developments since 1999:


                                                     2001                                2000                 1999
                                      --------------------------------------   -------------------------  -----------
Development of SAR program of
   Stinnes                            lst Tranche  2nd Tranche   3rd Tranche   lst Tranche  2nd Tranche   1st Tranche
----------------------------------    -----------  -----------   -----------   -----------  -----------   -----------
Outstanding at beginning of year       2,840,100    1,253,200            --     3,417,800           --             --
Granted............................       10,000        8,000       945,200         3,400    1,297,700      3,447,800
Exercised..........................      244,100       83,800            --       411,100       12,000             --
Cancelled..........................       40,000       29,200         9,600       170,000       31,700         30,000
                                      -----------  -----------   -----------   -----------  -----------   -----------
Outstanding at end of year             2,566,000    1,148,200       935,600     2,840,100    1,253,200      3,417,800
                                      ===========  ===========   ===========   ===========  ===========   ===========


                                      F-26


                                                     2001                                2000                 1999
                                      --------------------------------------   -------------------------  -----------
Development of SAR program of
   Stinnes                            lst Tranche  2nd Tranche   3rd Tranche   lst Tranche  2nd Tranche   1st Tranche
----------------------------------    -----------  -----------   -----------   -----------  -----------   -----------

SARs exercisable at year end.......           --           --            --            --           --             --
Accruals as of December 31,
   (Euro in millions)..............           13            1            --            14            1              2


     In the year under review, a compensation cost amount of approximately Euro14.3 million was accrued for Stinnes AG's granted SARs (previous year:
Euro14.9 million) since the internal values of an SAR totaled Euro6.08 and Euro1.51 as of December 31, 2001 for the first and second tranches, respectively. No compensation cost was recognized for the third tranche because the internal value of an SAR as of the cut-off date was negative.

Stock Appreciation Rights of Degussa AG

     In 2001, Degussa introduced an SAR program that is identical to the SAR program E.ON AG launched for the second and third tranches.

     Within the scope of the first tranche, effective February 9, 2001, Degussa issued 0.9 million SARs to 153 executives worldwide, including all of the members of the Board of Management of Degussa AG, as part of their compensation package.

     On exercise of SARs from the Degussa program, the qualified executive receives a cash bonus equaling the difference between Degussa AG's share price at the time of exercise and the base price of Euro33.40, multiplied by the number of options exercised. The base price is the arithmetic mean of Degussa's quotations on the XETRA electronic stock trading system from August 9, 2000 through February 9, 2001. Degussa SARs may be exercised if the two following conditions are met. Degussa's share price has outperformed the Degussa Stock Option Specialty Chemicals Index, which comprises eight leading European specialty chemicals enterprises, on at least ten consecutive business days between the date of issuance and exercise, and Degussa's share price at the time of exercise is at least 20 percent higher than the base price. Degussa SARs have a term of seven years and may be exercised after a two-year blocking period in full or in parts on certain pre-defined cut-off dates between February 9, 2003 and February 8, 2008. The last exercise date is the last business day four weeks after the publication of Degussa's Interim Report for Q3 2007. SARs can only be issued if the qualified executive owns a certain number of shares in Degussa, which must be held until the issued SARs' date of maturity.

     Degussa's SAR program showed the following developments in 2001:

                                                                          2001
             Development of SAR program of Degussa                   1st Tranche
             -------------------------------------                   -----------
             Outstanding at beginning of year...................             --
             Granted............................................        931,400
             Exercised..........................................             --
             Cancelled..........................................             --
                                                                     -----------
             Outstanding at end of year.........................        931,400
                                                                     ===========
             SARs exercisable at year end.......................             --
             Accruals as of December 31 (Euro in millions)......             --

     No compensation cost was recognized for the first tranche, because the internal value of an SAR as of the cut-off date was a negative Euro5.15.

Employees

     In the current reporting period, the Company employed an average of 165,219 people, including 6,818 trainees and interns and excluding employees of discontinued operations. The breakdown by division is as follows:

                                                     2001       2000      1999
                                                   --------   -------    -------
Energy........................................      38,796     27,371     20,888
Oil...........................................       7,882      8,648      6,042
Chemicals.....................................      59,261     53,534     44,853
Telecommunications............................       1,474      1,234        594
Real Estate...................................       5,664      5,229      4,683
Distribution/Logistics........................      51,516     57,432     49,703
Other.........................................         626      9,519        463
                                                   --------   -------    -------
Total.........................................     165,219    162,967    127,226
                                                   ========   =======    =======

Taxes other than Income Taxes

     Taxes other than income taxes totaled Euro69.4 million in 2001 (2000:
Euro154 million, 1999: Euro48 million), resulting principally from property tax and real estate transfer tax in the current period.

(11) Earnings per Share

     The computation of basic and diluted earnings per share is as follows:

In million of euros or million of shares, except earnings per share              2001      2000      1999
-------------------------------------------------------------------              ----      ----      ----
Income from continuing operations............................................   2,610     3,450     3,048
(Loss) income from discontinued operations...................................    (536)      120       (57)
Cumulative effect of change in accounting principle, net.....................     (26)       --        --
                                                                                ------    ------    ------
Net income...................................................................   2,048     3,570     2,991
                                                                                ------    ------    ------
Weighted-average number of shares outstanding................................     674       621       503
Basic earnings per share:
   Income from continuing operations.........................................    3.87      5.56      6.06
   (Loss) income from discontinued operations................................   (0.80)     0.19      0.11
   Cumulative effect of accounting change....................................   (0.04)      --        --
                                                                                ------    ------    ------
Net income...................................................................    3.03      5.75      5.95
                                                                                ======    ======    ======
Dilutive earnings per share:
   Income from continuing operations.........................................    3.87      5.56      6.06
   (Loss) income from discontinued operations................................   (0.80)     0.19     (0.11)
   Cumulative effect of accounting change....................................   (0.04)       --        --
                                                                                ------    ------    ------
   Net income................................................................    3.03      5.75      5.95
                                                                                ======    ======    ======

     There are no potentially dilutive shares outstanding and, as such, basic and dilutive earnings per share are identical.

(12) Intangible Assets

                                                                                           Other
Euro in                                                                                  Intangible
millions                                                           Licenses   Goodwill     Assets     Total
----------                                                         --------   --------   ----------   ------
Acquisition costs balance at January 1, 2001.................        4,873       6,669        142     11,684
Exchange rate differences....................................           11          17          1         29
Change in scope of consolidation.............................          421         691         (5)     1,107
Additions....................................................          718         318         44      1,080
Disposals....................................................         (577)       (217)       (57)      (851)
Transfers....................................................           35         (42)        --         (7)
                                                                   --------   --------   ----------   ------
Balance at December 31, 2001.................................        5,481       7,436        125     13,042
                                                                   --------   --------   ----------   ------
Accumulated depreciation balance at January 1, 2001..........          917       1,022         31      1,970
Exchange rate differences....................................            5          (1)         1          5
Change in scope of consolidation.............................            5        (112)         2       (105)


                                      F-28



                                                                                           Other
Euro in                                                                                  Intangible
millions                                                           Licenses   Goodwill     Assets     Total
----------                                                         --------   --------   ----------   ------
Additions....................................................          394         475         17        886
Disposals....................................................         (164)        (10)       (13)      (187)
Transfers....................................................           34         (21)         2         15
                                                                   --------   --------   ----------   ------
Balance at December 31, 2001.................................        1,191       1,353         40      2,584
                                                                   --------   --------   ----------   ------
2001 net book value..........................................        4,290       6,083         85     10,458
                                                                   --------   --------   ----------   ------
Acquisition costs balance at January 1, 2000.................        1,424       4,967         68      6,459
Exchange rate differences....................................           22          73         --         95
Change in scope of consolidation.............................        2,927       1,956         74      4,957
Additions....................................................          337         113         45        495
Disposals....................................................         (384)       (246)       (10)      (640)
Transfers....................................................          547        (194)       (35)       318
                                                                   --------   --------   ----------   ------
Balance at December 31, 2000.................................        4,873       6,669        142     11,684
                                                                   --------   --------   ----------   ------
Accumulated depreciation balance at January 1, 2000..........          470       1,221         28      1,719
Exchange rate differences....................................           11          13         (1)        23
Change in scope of consolidation.............................           --        (406)        11       (395)
Additions....................................................          344         502         20        866
Disposals....................................................         (271)       (229)        --       (500)
Transfers....................................................          363         (79)       (27)       257
                                                                   --------   --------   ----------   ------
Balance at December 31, 2000.................................          917       1,022         31      1,970
                                                                   --------   --------   ----------   ------
2000 net book value..........................................        3,956       5,647        111      9,714
                                                                   ========   ========   ==========   ======


     No impairment charges on intangible assets were incurred in 2001 (2000:
Euro14 million, 1999: Euro0 million).

(13) Property, plant and equipment

                                                       Mine                     Equipment,      Advance
                                   Real Estate,    Development    Technical     Fixtures,       Payments
                                    Leasehold         Costs,      Equipment,    Furniture         and
Euro in                             Rights and        Mines,      Plant and     and Office    Construction
millions                            Buildings       Drillings     Machinery     Equipment     in Progress     Total
-----------                        ------------    -----------    ----------    ----------    ------------   --------
Acquisition and production
   costs balance at January 1,
   2000......................          17,351            33         42,604         3,098           1,589      64,675
Exchange rate differences....             (12)           --             18            12               4          22
Change in scope of
   consolidation.............           2,953            --          8,150           394             158      11,655
Additions....................             541            --          1,384           393           1,507       3,825
Disposals....................            (631)           --         (1,167)         (432)           (257)     (2,487)
Transfers....................             220            --            862            60          (1,166)        (24)
                                   ------------    -----------    ----------    ----------    ------------   --------
Balance at December 31, 2001.          20,422            33         51,851         3,525           1,835      77,666
                                   ------------    -----------    ----------    ----------    ------------   --------
Accumulated depreciation
   balance at January 1, 2001           5,672            14         27,986         2,146              13      35,831
Exchange rate differences....               2            --             10            --              --          12
Change in scope of
   consolidation.............             595            --          4,379           416              22       5,412
Additions....................             524             3          2,425           392               8       3,352
Disposals....................            (137)           --           (712)         (349)            (14)     (1,212)
Transfers....................              (1)                          --            (7)             (7)        (15)
                                   ------------    -----------    ----------    ----------    ------------   --------


                                      F-29



                                                       Mine                     Equipment,      Advance
                                   Real Estate,    Development    Technical     Fixtures,       Payments
                                    Leasehold         Costs,      Equipment,    Furniture         and
Euro in                             Rights and        Mines,      Plant and     and Office    Construction
millions                            Buildings       Drillings     Machinery     Equipment     in Progress     Total
-----------                        ------------    -----------    ----------    ----------    ------------   --------
Balance at December 31, 2001.           6,655            17         34,088         2,598              22      43,380
                                   ------------    -----------    ----------    ----------    ------------   --------
2001 net book value..........          13,767            16         17,763           927           1,813      34,286
                                   ------------    -----------    ----------    ----------    ------------   --------
Acquisition and production
   costs balance at January 1,
   2000......................          11,756           822         34,166         3,161           1,784      51,689
Exchange rate differences....              55            --            207             9              44         315
Change in scope of
   consolidation.............           5,193            (3)         6,137          (135)            359      11,551
Additions....................             825             3          1,204           402           1,215       3,649
Disposals....................            (470)           --         (1,182)         (426)           (168)     (2,246)
Transfers....................              (8)         (789)         2,072            87          (1,645)       (283)
                                   ------------    -----------    ----------    ----------    ------------   --------
Balance at December 31, 2000.          17,351            33         42,604         3,098           1,589      64,675
                                   ------------    -----------    ----------    ----------    ------------   --------
Accumulated depreciation
   balance at January 1, 2000           4,802           544         25,102         2,397              54      32,899
Exchange rate differences....              13            --            107             4              --         124
Change in scope of
   consolidation.............             505            --          1,052          (317)             (8)      1,232
Additions....................             562            11          2,517           367              13       3,470
Disposals....................            (237)           --         (1,015)         (317)            (49)     (1,618)
Transfers....................              27          (541)           223            12               3        (276)
                                   ------------    -----------    ----------    ----------    ------------   --------
Balance at December 31, 2000.           5,672            14         27,986         2,146              13      35,831
                                   ------------    -----------    ----------    ----------    ------------   --------
2000 net book value..........          11,679            19         14,618           952           1,576      28,844
                                   ============    ===========    ==========    ==========    ============   ========

     Property, plant and equipment includes the capitalized interest on debt apportioned to the construction period of qualifying assets as pail of their cost of acquisition in the amount of Euro37 million (2000: Euro15 million, 1999:
Euro55 million). Impairment charges on property, plant and equipment were Euro15 million (2000: Euro257 million. 1999: Euro156 million).

     With tangible fixed assets, restrictions on disposals exist in the amount of Euro1,723 million, mainly with respect to technical equipment and land. For additional information on secured tangible fixed assets see Note 27.

(14) Financial Assets


                      Shares in                                                     Loans
                        Non-        Shares                Long-Term    Loans to    Related
                    Consolidated      in        Other      Loans to   Associated      to       Other
Euro in              Affiliated   Associated    Share     Affiliated  and Other    Banking    Long-Term  Long-Term
millions              Companies   Companies  Investments  Companies   Companies   Operations   Loans     Securities  Total
----------          ------------  ---------- -----------  ----------  ----------  ----------  ---------  ---------- -------
Acquisition costs
 balance at
 January 1, 2001..      4,584      13,057      3,215         107       1,418          743        717       1,837     25,678
Exchange rate
 differences......        (34)        (26)       (10)         --          (2)          --         (7)         --        (79)
Change in scope of
 consolidation....     (2,153)       (134)      (128)         (4)       (261)          --        255          (4)    (2,429)
Additions.........      2,269       4,068        534          82         419            1        136       3,554     11,063
Disposals.........     (3,992)     (9,658)      (455)        (87)       (414)         (36)      (166)     (1,219)   (16,027)
Transfers.........        565          70       (541)         15        (314)         ----       240          (3)        32
                    ------------  ---------- -----------  ----------  ----------  ----------  ---------  ---------- -------
Balance at
 December 31,2001.      1,239       7,377      2,615         113         846          708      1,175       4,165     18,238
                    ------------  ---------- -----------  ----------  ----------  ----------  ---------  ---------- -------


                                      F-30



                      Shares in                                                     Loans
                        Non-        Shares                Long-Term    Loans to    Related
                    Consolidated      in        Other      Loans to   Associated      to       Other
Euro in              Affiliated   Associated    Share     Affiliated  and Other    Banking    Long-Term  Long-Term
millions              Companies   Companies  Investments  Companies   Companies   Operations   Loans     Securities  Total
----------          ------------  ---------- -----------  ----------  ----------  ----------  ---------  ---------- -------
Accumulated
 depreciation
 balance at
 January 1,2001            72         670        111           2          15           --         21           5        896
Exchange rata
 differences               --          (6)         3          --          --           --         --          --         (3)
Change in scope of
 consolidation             (2)       (136)        --          --          --           --         (1)         (1)      (140)
Additions                  56         117         33          --          18           --          2           1        227
Disposals                  (5)       (153)        (6)         (1)        (10)          --         (2)         (1)      (178)
Transfers                  --          56        (56)         --          --           --         --          --         --
Adjustment of
 other
 comprehensive
 income                    --          --        373          --          --           --         --       1,766      2,139
                    ------------  ---------- -----------  ----------  ----------  ----------  ---------  ---------- -------
Balance at
 December 31,
 2001                     121         548        458           1          23           --         20       1,770      2,941
                    ------------  ---------- -----------  ----------  ----------  ----------  ---------  ---------- -------
2001 net book value     1,118       6,829      2,157         112         823          708      1,155       2,395     15,297
                    ------------  ---------- -----------  ----------  ----------  ----------  ---------  ---------- -------
Acquisition costs
 balance at
 January 1, 2000          609       8,379      1,785         548         785          720        604       2,330     15,760
Exchange race
  differences              --           7        (16)         --          (4)          --         (2)          2        (13)
Change in scope of
 consolidation          4,358       6,638        869          50         316           --        263       2,073    14,567
Additions                 355       1,431      1,033          42         584           23         94         709      4,271
Disposals                (776)     (3,590)      (228)       (533)       (260)          --       (238)     (1,155)    (6,780)
Transfers                  38         192       (228)         --          (3)          --         (4)     (2,122)    (2,127)
                    ------------  ---------- -----------  ----------  ----------  ----------  ---------  ---------- -------
Balance at
 December 31,
 2000                   4,584      13,057      3,215         107       1,418          743        717       1,837     25,678
                    ------------  ---------- -----------  ----------  ----------  ----------  ---------  ---------- -------
Accumulated
 depreciation
 balance at
 January 1, 2000          202         359        114           1         105           --         33          21        835
Exchange rate
 differences                1          --         --          --          --           --         --          --          1
Change in scope of
 consolidation             30         (29)       (75)         --           2           --          1         (18)       (89)
Additions                  19         468         77           1          13           --          1           2        581
Disposals                (180)       (128)        (9)         --        (102)                    (14)         --       (433)
Transfers                  --          --          4          --          (3)          --         --          --          1
                    ------------  ---------- -----------  ----------  ----------  ----------  ---------  ---------- -------
Balance at
 December 31,
 2000                      72         670        111           2          15           --         21           5        896
                    ------------  ---------- -----------  ----------  ----------  ----------  ---------  ---------- -------
2000 net book value     4,512      12,387      3,104         105       1,403          743        696       1,832     24,782
                    ============  ========== ===========  ==========  ==========  ==========  =========  ========== =======



     Significant additions to shares in associated companies made during 2001 relate to acquisitions made by the energy division of minority interests in various entities throughout Europe and Eastern Europe. Increases in long-term securities in 2001 relate to purchases of marketable securities for the purposes of investing excess cash at the energy division.

     Dispositions of shares in associated companies relate primarily to the sale of VIAG Interkom in February 2001 and the sale of the shareholdings held by the former VEBA in BEWAG, VEAG, and LAUBAG. The stockholding held by the former VEBA in HEW is included in other share investments for the year end 2000. These four stockholdings were divested as a result of the antitrust requirements associated with the VEBA-VIAG merger in 2001

     In November 2001, the shareholders of VRT decided to dissolve the company. The majority of the share capital and cash reserves of VRT were distributed to shareholders, which is shown as a disposal of Euro3,992 million under shares in non-consolidated affiliated companies.

     During 2000, the increase of shares in non-consolidated affiliated companies due to a change in scope of consolidation related primarily to the Company's 51.25 percent shareholding in VRT. The Company does not maintain control over VRT due to contractual arrangements with the other shareholder. In prior years, E.ON proportionally consolidated VRT and changed to the equity method of accounting in 2000 due to a contractual change. Prior years have not been restated because the impact on the financial position and earnings would be immaterial. Equity and net income of prior years would not have been affected.

Shares in Affiliated and Associated Companies Accounted for Under the Equity Method

     The summarized financial information below represents an aggregation of the Company's affiliated and associated companies which are accounted for under the equity method:

Euro in
millions
Earnings data                                                                          2001       2000      1999
--------------                                                                        ------     ------    ------
Sales..........................................................................       35,745     38,255    57,458
Net income/(loss)..............................................................        1,143       (236)      893
E.ON's portion of net income (loss)............................................          509        (50)      255
Other(l).......................................................................          176        (37)       27
                                                                                      ------      ------    ------
Income from companies which are accounted for under the equity method..........          685        (87)      282
                                                                                      ======      ======    ======


Euro in millions
Balance sheet data                                                                      2001       2000
-------------------                                                                    ------     ------
Fixed assets.....................................................................      38,114     60,967
Current assets and prepaid expenses..............................................      23,186     33,875
Accruals.........................................................................      22,347     23,693
Liabilities and deferred income..................................................      22,470     42,367
Net assets.......................................................................      16,483     28,782
E.ON's equity in net assets......................................................       6,366     11,007
Other(1).........................................................................       1,130      5,530
                                                                                       ------     ------
Investment in companies which are accounted for under the equity method..........       7,496     16,537
                                                                                       ======     =======

-------------------
(1) Other primarily includes adjustments to conform with E.ON accounting policies as well as goodwill/negative goodwill (related to balance sheet data) and related amortization (related to earnings data).

     Dividends from affiliated and associated companies were Euro593 million (2000: Euro427 million, 1999: Euro324 million). The decrease in investments in companies as compared to 2000 primarily reflect the disposals of interests in VIAG Interkom and Orange Communications S.A. Additions of investments in associated and affiliated companies, which are accounted for under the equity method, resulted in goodwill of Euro469 million (2000: Euro6,458 million, 1999:
Euro47 million) of which in the year 2000, Euro4,572 million was attributable to VIAG Interkom and Euro1,621 million to Orange Communications S.A. Based on the additions in investments, which are accounted for under the equity method, no negative goodwill resulted in either period.

     The summarized financial information for the reporting period ended December 31, 1999, reflects the first-time equity valuation of RAG.

Other Financial Assets

     The aggregate costs, fair values, and gross unrealized holding gains and losses for each class of securities and maturities of fixed-term securities as of December 31, 2001 and in 2000 are summarized as follows:

                                                  2001                                        2000
                                ------------------------------------------    ----------------------------------------
Euro in millions                                     Gross        Gross                           Gross       Gross
Securities available                       Fair    Unrealized   Unrealized              Fair   Unrealized  Unrealized
for sale                         Cost     value       boss         Gain        Cost     value      boss        Gain
                                ------   -------   ----------   ----------    ------   ------  ----------  -----------
Fixed Term Securities
   Less than 1 year.......         379      380         --           1           96        96        --         --
   Between 1 and 5 years..         313      370         --          57          352       397        --         45
   More than 5 years......         114      121         --           7          122       127        --          5
                                ------   -------   ----------   ----------    ------   ------  ----------  -----------
                                   806      871         --          65          570       620        --         50
                                ------   -------   ----------   ----------    ------   ------  ----------  -----------
Non-fixed-term Securities.       5,302    3,682      1,707          87        3,619     4,316         3        700
                                ------   -------   ----------   ----------    ------   ------  ----------  -----------
Total.....................       6,108    4,553      1,707         152        4,189     4,936         3        750
                                ======   =======   ==========   ==========    ======   ======= ==========  ===========

     Disposal of available-for-sale securities generated proceeds in the amount of Euro621 million (2000: Euro417 million, 1999: Euro3,024 million) and capital gains in the amount of Euro85 million (2000: Euro28 million, 1999: Euro1,429 million). The Company uses the specific identification method as a basis for determining cost and calculating realized gains and losses.

     Long-term loans are as follows:

                                                             2001                                  2000
                                               Euro in      Interest    Maturity      Euro in    Interest    Maturity
Loans                                          millions    Rate up to    through     millions    Rate up to   through
--------                                       --------    ----------   ---------    ---------   ----------  ---------
Loans to affiliated companies............         112        8.00%          2015         105       6.00%         2015
Loans to associated companies............         823       12.50%          2007       1,403       5.30%         2010
Loans related to banking operations......         708        5.60%(degree)  2007         743       7.00%         2009
Other Loans..............................       1,155        9.00%          2010         696       7.00%         2010
                                               --------                              ---------
Total                                           2,798                                  2,947
                                               --------                              ---------


     As of December 31, 2001, Euro14,917 million financial assets mature after more than one year (2000: Euro24,686 million). Impairment charges on financial assets amounted to Euro50 million (2000: Euro395 million, 1999: Euro106 million).

(15) Inventories

Euro in                                                          2001      2000
millions                                                       -------   -------
----------
Raw materials and supplies by segment
   Energy..................................................        955      818
   Oil.....................................................        167      181
   Chemicals...............................................        585      878
   Real Estate.............................................        133       --
   Distribution/Logistics..................................         37       92
   Other(1)................................................         30      268
                                                               -------   -------
                                                                 1,907    2,237
                                                               -------   -------
Work in progress...........................................        649      622

Finished products by segment
   Energy..................................................         82       --
   Oil.....................................................        196      118
   Chemicals...............................................      1,138    1,781
   Real Estate.............................................        140       --
   Distribution/Logistics..................................         23       29
   Other(1)................................................         16      680
                                                               -------   -------
                                                                 1,595    2,608
                                                               -------   -------

Euro in                                                          2001      2000
millions                                                       -------   -------
----------
Goods purchased for sale...................................        846    1.699
   Total...................................................      4,997    7,166

(1) Inventories related to discontinued operations have been reclassified to Other for the year 2000.

     Work in progress is shown together with finished products because they are combined for the purpose of valuation by the LIFO method.

     Inventories in the amount of Euro641 million (2000: Euro1,660 million) are valued according to the LIFO method and the remaining inventories are valued at average cost or other methods. The difference between valuation according to LIFO and higher replacement costs is Euro121 million (2000: Euro941 million).

(16) Receivables and Other Assets

                                                                   December 31,                December 31,
                                                                       2001                        2000
                                                            --------------------------  --------------------------
                                                              With a        With a        With a         With a
                                                             Remaining     Remaining     Remaining     Remaining
Euro in                                                     Term up to   Term of More   Term up to    Term of More
millions                                                     One Year    than One Year   One Year    than One Year
------------                                                ----------   -------------  ----------   -------------
Financial receivables from affiliated companies........            13             1           403           --
Financial receivables from associated companies........           860             8            41           --
Other financial assets.................................            90           472           163           --
                                                            ----------   -------------  ----------   -------------
Financial receivables and other financial assets                  963           481           607           --
                                                            ----------   -------------  ----------   -------------
Accounts receivable trade..............................         9,218           112        10,799          498
Other receivables from affiliated companies............           362            24           228            8
Associated companies and other share investments.......           598             5             5.431       25
Reinsurance claim due from Versorgungskasse Energie
   Mutual Insurance Fund...............................            19           619           138          432
                                                                   --           ---           ---          ---
Receivables from banking operations....................           165            --           150           37
Other operating assets.................................         4,932         1,749         3,413        2,974
                                                            ----------   -------------  ----------   -------------
Operating receivables and other operating assets.......        15,294         2,509        20,159        3,974
                                                            ----------   -------------  ----------   -------------
Receivables and other assets...........................        16,257         2,990        20,766        3,974
                                                            ==========   =============  ==========   =============


     Accounts receivable and other assets in the amount of Euro4,051 million (2000: Euro7,099 million) are interest-bearing.

     The reinsurance claim due from the Versorgungskasse Energie Mutual Insurance Fund results from pension obligations due to E.ON Energie AG employees. The claims of these employees at the point of retirement are covered to a certain extent by insurance contracts made with this mutual insurance fund.

     Other assets in 2001 mainly include accounts receivables related to E.ON Benelux's cross-border lease transactions for power stations amounting to Euro1,470 million; these are carried at the same amount in other liabilities. Other assets also consist of tax-refund claims of Euro1,757 million (2000:
Euro1,208 million) and short-term loans of Euro358 million (2000: Euro443 million), financial derivatives assets of Euro819 million (2000: Euro0 million) as well as the net investment in the discontinued aluminum operations division of Euro478 million.

     Other assets in 2000 included a receivable for the sale of Orange Communications (Euro1,240 million) which was with shares issued in connection with the initial public offering of Orange S.A. The receivables from associated companies in 2000 were mainly due to short-term loans given to VIAG Interkom in connection with the acquisition of a UNITS license in Germany.

Valuation Allowances for Doubtful Accounts

     The following amounts are presented net of valuation allowances for doubtful accounts:

Euro in millions                                              2001      2000       1999
-----------------                                            ------    ------     ------
January 1...............................................       579       399        334
Additions affecting income..............................       349       445        168
Disposals affecting income..............................       (33)     (303)       (95)
Additions not affecting income..........................       100       347        101
Disposals not affecting income..........................      (509)     (309)      (109)
                                                             ------    ------     ------
December 31.............................................       486       579        399
                                                             ======    ======     ======

         The additions and disposals not affecting income relate primarily to changes in the scope of consolidation.

(17) Liquid Funds

Euro in                                                                              2001       2000
millions                                                                            -------    -------
-----------------
Cash and cash equivalents with an original maturity of 3 months or less..........     4,036     1,153
Cash and cash equivalents with an original maturity greater than 3 months........        44        48
Securities with an original maturity of 3 months or less.........................       203       464
Securities with an original maturity greater than 3 months.......................     7,861     6,836
                                                                                     -------    -------
Total............................................................................    12,144     8,501
                                                                                     =======    ======

     Cash and cash equivalents include checks, cash on hand and balances on Bundesbank accounts and at other banking institutions.

     The securities' aggregate costs, fair values, gross unrealized holding gains and maturities of fixed-term securities as of December 31 are as follows:

                                                        2001                                     2000
                                    ---------------------------------------  ----------------------------------------
                                                       Gross       Crass                         Gross       Gross
Euro in                                      Fair    Unrealized  Unrealized            Fair    Unrealized  Unrealized
millions                             Cost    Value      Loss       (Gain)     Cost     Value      Loss        Gain
----------                          ------  ------   ----------  ----------  ------   -------  ----------  ----------
Fixed-Term Securities
Less than 1 year...............      1,583   1,622        --          39        206      207        --           l
Between 1 and 5 years..........        759     787        --          28        165      166        --           l
More than 5 years..............        706     924         1         219         45       45        --          --
                                    ------  ------   ----------  ----------  ------   -------  ----------  ----------
                                     3,048   3,333         1         286        416      418        --           2
                                    ------  ------   ----------  ----------  ------   -------  ----------  ----------
Non-fixed-term Securities......      4,858   4,731       304         l77      6,688    6,882        --         194
                                    ------  ------   ----------  ----------  ------   -------  ----------  ----------
Total..........................      7,906   8,064       305         463      7,104    7,300        --         196
                                    ======  ======   ==========  ==========  ======   =======  ==========  ==========

     The disposal of securities available-for-sale generated proceeds in the amount of Euro3,572 million (2000: Euro2,016 million, 1999: Euro33 million). Capital losses from disposal in an amount of Euro140 million in 2001 (2000:
Euro10 million, 1999: Euro0 million) were recorded in the reporting period. E.ON uses the specific identification method as a basis for determining cost and calculating realized gains and losses.

(18) Prepaid Expenses and Deferred Income

     As in prior years, prepaid expenses mature within one year. Deferred income totaled Euro816 million in 2001, of which Euro474 million matures within one year.

(19) Capital Stock

Developments in 2001:

     Pursuant to shareholder resolutions approved at the annual general meetings of shareholders held on May 25, 2000 and May 18, 2001, the Board of Management has been authorized to buy back up to 10 percent of E.ON AG's outstanding share capital through October 31, 2002. See Note 23 for further information on the stock repurchase program as well as the cancellation of repurchased shares.

     The Company's capital stock now consists of 692,000,000 bearer shares issued without nominal value (2000: 763,298,875). The total amount of outstanding shares as of December 31, 2001 is 652,029,964 (2000: 712,781,940).

Developments in 2000:

     In connection with the merger of VEBA and VIAG the capital stock was increased from Euro1,307,274,228 by Euro647,695,048 to Euro1,954,969,276 through the issuance of 249,113,480 ordinary shares without nominal value. Each share has an imputed share amount in capital stock of Euro2.60. These shares participate in the Company's earnings beginning from January 1, 2000. These amendments were entered into the Commercial Register of the Dusseldorf District Court (HRB 22 315) on June 9, 2000.

     Under the resolution adopted by E.ON AG's Board on Management on August 29, 2000, the Company made partial use of Authorized Capital II to increase its capital stock from Euro1,954,969,276 by Euro29,607,799 to Euro1,984,577,075 by
issuing 11,387,615 ordinary shares. Each share has an imputed share amount in capital stock of Euro2.60 and participates in the Company's earnings beginning from January 1, 2000. The increase in capital stock resulted from a contribution in kind of shares of E.ON Energie AG. These amendments were entered into the Commercial Register of the Dsseldorf District Court (HRB 22 315) on November 3, 2000.

     At the Annual Shareholders' Meeting on May 25, 2000, the authorization granted at the 1998 Annual Shareholders' Meeting to increase the Company's capital stock by a maximum of Euro125 million in return for cash contributions (with the inclusion of shareholders' subscriptions rights and the authorization to increase the Company's capital stock by a maximum of Euro125 million in return for contributions in kind (with the exclusion of shareholders' subscription rights) as well as the authorization granted at the 1996 Annual Shareholders' Meeting to increase the Company's capital stock by a maximum of Euro50 million in return for cash contributions (with the authorization to exclude the shareholders' subscription rights) were cancelled.

     Instead, the Board of Management was authorized to increase the Company's capital stock by a maximum of Euro180 million (Authorized Capital 1) through the issuance of new shares in return for cash contributions (with the opportunity to exclude shareholders' subscription rights) as well as to increase the Company's capital stock by a maximum of Euro180 million (Authorized Capital II) through the issuance of new shares in return for contributions in kind (with the exclusion of shareholders' subscription rights). Following the above-mentioned capital increase in August 2000, Authorized Capital 11 now amounts to Euro150.4 million.

     In addition, the Board of Management was authorized to increase the Company's capital stock by a maximum of Euro180 million (Authorized Capital III) through the issuance of new shares in return for cash contributions. Subject to the approval of the Supervisory Board, the Board of Management is authorized to exclude shareholders' subscription rights.

     All three capital increases are authorized until May 25, 2005.

Disclosure requirements in conjunction with Germany's Securities Trading Act
(WpHG)

     According to its Schedule 13G/A2 filing, as of December 31, 2001, Allianz AG directly and indirectly held 61,807,102 Ordinary Shares, or 8.9 percent of the voting rights of E.ON, compared with 83,386,334 Ordinary Shares, or 10.9 percent of the voting rights of E.ON, held as of December 31, 2000. As of December 31, 2001, Deutsche Bank AG directly and indirectly held 32,701,578 Ordinary Shares, or 4.3 percent of the voting rights of E.ON, compared with 50,091,308 Ordinary Shares, or 6.6 percent of the voting rights of E.ON held as of April 9,

2001. Deutsche Bank AG held 26,846,741 Ordinary Shares as of December 31, 2000, or 3.5 percent of the voting rights of E.ON, and, prior to the VEBA-VIAG merger, held 36,322,589 Ordinary Shares, or 7.2 percent of the voting rights of E.ON. Before the merger of Lambda Vermogensverwaltungsgesellschaft mbH, a majority owned investment company of Allianz AG, and E.ON, which was effective as of July 27, 2001, Lambda Vermogensverwaltungsgesellschaft mbH held 6.7 percent of the voting rights of E.ON. As a result of this merger, according to the notification requirements under German Law, Allianz AG informed E.ON that its total direct and indirect shareholding decreased from 10.2 percent to 7.6 percent of the voting rights of E.ON. In addition, as of July 16, 2001, according to the notification requirements under German law, the Free State of Bavaria informed E.ON that it reduced its stake in E.ON and that it held less than 5.0 percent of the voting rights of E.ON, compared with 5.6 percent of the voting rights of E.ON that it reported holding as of June 26, 2000.

(20) Additional Paid-in Capital

     Additional paid-in capital results exclusively from share issuance premiums.

     In 2000, additional paid-in capital rose Euro9,205 million to Euro.11,402 million compared with year-end 1999. The increase resulted from the share exchange that accompanied the VEBA-VIAG merger and from the acquisition of the remaining 2.46 percent stockholding in E.ON Energie AG by issuing shares in E.ON AG. The additional paid-in capital created by this transaction corresponds to the difference between the nominal value of the shares issued and their market value.

(21) Retained Earnings

Euro in                                              2001      2000      1999
millions                                            -------   -------   -------
----------
Legal reserves...................................        45        45        45
Other retained earnings..........................    11,750    14,660    11,718
                                                    -------   -------   -------
Total............................................    11,795    14,705    11,763
                                                    =======   =======   =======

* In May 2001, E.ON's stockholders approved the dividend proposed by E.ON's Supervisory Board and Board of Management in the amount of 1.35Euro per share, which totaled Euro954 million and was paid during 2001.

(22) Other Comprehensive Income

     The changes in the components of other comprehensive income and the related tax effects are as follows:

                                     2001                        2000                          1999
                          --------------------------  ----------------------------  ------------------------------
                          Before     Tax     Net-of   Before      Tax      Net of   Before      Tax
Euro in                   Tax     (Expense)/  Tax      Tax    (Expense)/    Tax      Tax     (Expense)  Net-of-Tax
millions                  Amount   Benefit   Amount   Amount    Benefit    Amount   Amount    Benefit     Amount
----------                -------  -------- --------  -------  ---------  --------  -------  ---------  ----------
Foreign currency
   translation
   adjustments........       (39)       --      (39)     255        --       255      358        --        358
Less:  reclassification
   adjustment for gains
   included in income.       (36)       --      (36)      --        --        --       --        --         --
Unrealized holding
   gains/(losses)
   arising during the
   period.............    (1,766)      983     (783)     207      (106)      101      170       196        366
Less:  reclassification
   adjustment for gains
   included in income.        63       (35)      28      (18)       to        (8)  (1,429)       43     (1,386)
Minimum pension
   liability adjustment     (381)      136     (245)     (93)       65       (28)       7        (7)        --
Cash Flow hedges......       (67)       l6      (51)      --        --        --       --        --         --
                          -------  -------- --------  -------  ---------  --------  -------  ---------  ----------
Total other
   comprehensive income   (2,226)    1,100   (1,126)     351       (31)      320     (894)      232        662
                          =======  ======== ========  =======  =========  ========  =======  =========  ==========

(23) Treasury Stock Repurchase Program

     As of October 31, 2001, the Company had bought back 76,329,887 Ordinary Shares at an average price of Euro58.69 per share, representing approximately ten percent of E.ON's total share capital. As of November 13, 2001, E.ON's Board of Management decided to cancel 71,298,875 Ordinary Shares. This decision was approved by the Supervisory Board on December 12, 2001. The remaining repurchased shares will be used to hedge E.ON's stock appreciation rights or will be sold to employees as employee shares. These amendments were entered into the Commercial Register of the Dusseldorf District Court (HRB 22315 on December 27, 2001).

(24) Minority Interests

     Minority interests are attributable to the following divisions:


Euro in                                               2001     2000     1999
millions                                            -------   ------   -------
----------
Energy..........................................     3,629     2,145    1,528
Oil.............................................        12         8       --
Chemicals.......................................     2,172     2,176    1,736
Real Estate.....................................        14        11       32
Telecommunications..............................       (15)       22       (5)
Distribution/Logistics..........................       521       540      441
Others..........................................        29       221      163
                                                    -------   ------   -------
Total...........................................     6,362     5,123    3,895
                                                    =======   ======   =======

(25) Provisions for Pensions

     As a general rule, the Company's pension plans are based on pay and length of service. Employees who entered the Company prior to 1999 participate in a final pay arrangement where the amount of benefits depends on final salary, averaged over the last years of employment, and on the period of Company service. For employees who joined the Company after the date mentioned above, a cash balance plan applies under which notional contributions, based on current earnings, are actuarially converted into pension units. In addition, the Company sponsors a performance linked program. Under this arrangement, additional notional contributions are set aside. As under the cash balance plan described above these contributions are actuarially converted into pension units.

     The liabilities arising from the pension plans and their respective costs are determined using the projected unit credit method in accordance with SFAS No. 87, "Employers' Accounting for Pensions." The valuation is based on current pensions and earnings and on economic assumptions, which have been chosen in such a way so as to reflect the realistic long-term expectations.

         The change in the projected benefit obligation is as follows:

Euro in                                                         2001      2000
millions                                                       ------    -------
----------
Projected benefit obligation at January 1...................   10,084     6,246
Service cost................................................      169       150
Interest cost...............................................      599       503
Business combination/Divestitures...........................     (248)    2,982
Prior service costs.........................................       27        40
Actuarial (gains)/losses....................................      553       710
Exchange rate differences...................................       35        40
Other.......................................................        8       (60)
Pensions paid...............................................     (584)     (527)
                                                               -------   -------
Projected benefit obligation at December 31.................   10,643    10,084
                                                               =======   =======

     An additional amount of Euro38 million (2000: Euro53 million, 1999: Euro30 million) was incurred for defined contribution pension plans, in which the Company pays fixed contributions to an external insurer and to a pension fund, respectively.

     The change in plan assets is as follows:

Euro in                                                        2001        2000
millions                                                      -------     ------
----------
Plan assets at January 1.................................        997        324
Actual return on plan assets.............................        (33)         2
Company contributions....................................         20         29
Employees contributions..................................          4          3
Business combinations....................................        237        599
Exchange rate differences................................         33         32
Pension paid.............................................        (72)       (42)
Others...................................................         17         30
                                                              -------     ------
Plan assets at December 31...............................      1,183        977
                                                              =======     ======

     The funded status of all defined benefit pension plans based on the projected benefit obligation ("PBO") is as follows:

Euro in                                                         2001      2000
millions                                                       -------   -------

Unfunded status...........................................      9,460     9,106
Unrecognized actuarial loss...............................     (1,324)     (476)
Unrecognized prior service cost...........................        (68)      (97)
                                                               -------   -------
Unfunded accrued benefit cost.............................      8,068     8,533
                                                               -------   -------
Additional minimum liability..............................        680       203
                                                               -------   -------
Provisions for pensions...................................      8,748     8,736
                                                               =======   =======

     The additional minimum liability is accounted for as an intangible asset Euro58 million (2000: Euro40 million) not to exceed the unrecognized prior service cost. Any remaining additional minimum liability is charged, directly against stockholders' equity Euro622 million (2000: Euro163 million, 1999:
Euro71 million). The accumulated benefit obligation and fair value of the plan assets for pension plans under which an additional minimum liability arises are Euro7,808 million (2000: Euro2,852 million) and Euro315 million (2000: Euro119 million) respectively. The increases in actuarial losses and additional minimum liability are attributable to the interest rate decreasing significantly for the year end 2001.

     Provision for pensions shown on the balance sheet also include obligations of U.S. companies arising from post-retirement health-care benefits in the amount of Euro72 million (2000: Euro93 million).

     Based upon actuarial computations, the total net periodic pension cost is comprised of the following:

Euro in                                                           2001    2000     1999
millions                                                         ------  ------   ------
----------
Service Cost.................................................      166      150     121
Interest cost................................................      599      503     360
Expected return on plan assets...............................      (84)     (53)    (23)
Prior service costs..........................................       18       21       7
Net amortization of (gains)/losses...........................        6        2      13
                                                                 ------  ------   ------
Net periodic pension cost....................................      705      623     478
                                                                 ======  ======   ======

     For the period between December 31, 1997 and December 31, 1999 the valuation of pension schemes of all local affiliates was based on the chemical industry's mortality tables ("PK-Chemie 1996 R"). These statistics have lower death and disability incidence rates than the previously used tables by Klaus Heubeck from 1983. Since December 31, 2000 the Klaus Heubeck Tables from 1998 ("Richttafeln 1998") are being used, which are based on disability incidence rates that are reduced by 20 percent. Death rates are slightly lower and disability incidence rates slightly higher than under the previously applied "PK-Chemie 1996 R". The resulting actuarial loss is amortized over the employee's average remaining service.

     Actuarial value of the domestic subsidiaries were computed with official tables based on the following assumptions:

         In percent                                                2001    2000
         -----------                                              -----   ------
         Discount rate.........................................    5.75    6.25
         Projected salary increases-- nonvested................    2.75    2.75
         Expected return on plan assets........................    5.75    6.25
         Projected pension payment increases...................    1.25    1.25

(26) Other Provisions

Euro in                                                          2001      2000
millions                                                        ------    ------
----------
Provisions for nuclear waste management (1)..................   10,740    11,170
Provisions for taxes (2).....................................    3,970     4,623
Provisions for personnel costs (3)...........................    1,739     2,218
Provisions for outstanding trade invoices (4)................    2,126     1,806
Provisions for environmental remediation (5).................      680       741
Provisions for reclamation (6)...............................      255       175
Miscellaneous (7)............................................    4,543     4,066
                                                                ------    ------
Total........................................................   24,053    24,799
                                                                ======    ======

     As of December 31, 2001, Euro17,816 million of the above provisions mature after more than one year (2000: Euro16,668 million).

(1) Provisions for nuclear waste management include costs for nuclear fuel reprocessing, the disposal of waste resulting from reprocessing, nuclear power plant decommissioning, and the disposal of low-level nuclear waste.

     The provisions for nuclear waste management stated above are net of advance payments of Euro733 million (2000: Euro1,239 million). The advance payments are prepayments to nuclear fuel reprocessors, to other waste-management companies as well as to governmental authorities relating to reprocessing facilities for spent fuel rods and the construction of permanent storage facilities. For the year ended 2001, income after taxes of Euro87 million resulted from a time extension until permanent storage facilities are utilized. The requirement for spent nuclear fuel reprocessing and disposal/storage is based on the German Nuclear Power Regulations Act (Atomgesetz). Operators may either recycle or permanently dispose of nuclear waste.

     E.ON Energie has entered into contracts with two large European fuel reprocessing firms, BNFL in the UK and Cogema in France, for the reprocessing of all spent nuclear fuel from its German plants. The contract terms are through 2005. The radioactive waste which results from reprocessing will be returned to Germany to be stored in an authorized storage facility.

     The accrual for the costs of spent nuclear fuel reprocessing includes the costs for all components of the reprocessing requirements including the costs of transporting spent fuel to the reprocessing firms, of fuel reprocessing, and of outbound transportation of nuclear waste. The stated cost estimates are based primarily on existing contracts.

     Accruals for the costs of permanent disposal of spent fuel rods include contractual costs for procuring intermediate containers and estimates for the costs of intermediate on-site storage at power stations, the costs of transporting spent fuel rods to conditioning facilities, conditioning costs, and costs for procuring permanent storage containers.

     Cost estimates for reprocessing and for permanent disposal are updated continually. The accrual for the disposal of spent fuel rods is provided over the period in which the fuel is consumed to generate electricity.

     The liability for the nuclear portion of nuclear plant decommissioning is based on the Atomgesetz, while the liability for the non-nuclear portion depends upon legally binding civil and public regulations as well as voluntary agreements.

     After cessation of energy production, the nuclear inventory will be removed from the power plant. The entire plant then will either be immediately dismantled and removed completely or sealed for a certain period of time (approximately 30 years) before final removal.

     The accrual for the costs of nuclear plant decommissioning includes the expected costs for run-out operation, closure and maintenance of the facility, dismantling and removal of both the nuclear and non-nuclear portions of the plant, conditioning, and temporary and final storage of contaminated waste. The expected decommissioning and storage costs are based upon studies performed by independent third parties and are updated continuously. The accrual is provided over the estimated useful life of the nuclear plant.

     The accrual for the costs of the disposal of low level nuclear waste covers all cost of conditioning and final storage of low level waste which is generated in the operations of the facilities.

     For all facilities in Germany, accruals for the costs of nuclear fuel reprocessing, of nuclear plant decommissioning, and of the disposal of low level nuclear waste are calculated using similar methods and also include the costs for the permanent disposal of radioactive waste.

     Permanent disposal costs include investment, operating and financing costs for the permanent storage facilities in Gorleben and Konrad and stem from advance payment regulations for permanent storage facilities and are based on data from German Federal Office for Nuclear Safety (Bundesamt fur Strahlenschutz). Each year the Company makes advance payments to the Bundesamt fur Strahlenschutz commensurate with its growing information base.

     Furthermore, in calculating the provisions for nuclear waste management, the Company took into account the effects of the nuclear energy consensus agreement reached by the German government and the country's major energy utilities on June 14, 2000 and the energy consensus agreed to on June 11, 2001.

     Under Swedish law, Sydkraft is required to make advance payments to the country's national fund for nuclear waste management. Each year, the Swedish nuclear energy inspection authority calculates the advance payments for the disposal of high-level radioactive waste and nuclear power plant decommissioning based on the amount of electricity produced at particular nuclear power station. The calculations are then submitted to government offices for approval. Upon approval, the corresponding advance payments are made to the national fund for nuclear waste management and shown as an expenditure.

     In the case of low-level and medium-level radioactive waste, a joint venture owned by Swedish nuclear power station operators levies charges annually for the actual waste management costs accrued. Sydkraft shows the corresponding payments as an expenditure.

(2) Provisions for taxes mainly consist of corporate income taxes, including the solidarity surcharge, trade tax on income and foreign income taxes.

(3) Provisions for personnel expenses primarily cover provisions for vacation pay, early retirement benefits, severance, anniversary obligations and other deferred personnel costs.

(4) Provisions for outstanding trade invoices represent the recognition of a liability for cost of products or services received or rendered for which a related invoice has not been received.

(5) Provisions for environmental remediation refer primarily to land reclamation, rehabilitating contaminated sites, redevelopment and water protection measures, borehole sealing, clearing mining fields and recultivating landfills.

(6) Of the provisions for reclamation, Euro151 million (2000: Euro90 million) is for potential damages arising from former hard coal mining activities and Euro99 million (2000: EuroS5 million) for those from lignite mining.

(7) Miscellaneous provisions cover other risks and include provisions for tax related interest expense, warranty and contract costs, demolition and dismantling and estimated future losses on open contracts.

(27) Liabilities

                                                            December 31, 2001               December 31, 2000
                                                        ------------------------        ------------------------
                                                        With a Remaining Term of        With a Remaining Term of
                                                        ------------------------        ------------------------
Euro in                                                  up to     1 to    Over            up to    1 to    Over
millions                                         Total   1 Year  5 Years 5 Years  Total   1 Year  5 Years  5 Years
----------                                      ------- -------- ------- -------  ------- ------- -------- -------
Bonds.......................................     1,689      239   1,238      212     206       41     150       15
Bank loans/Liabilities to banks.............     9,167    2,553   3,890    2,724  10,871    4,184   4,332    2,355
Liabilities related to banking operations...     1,110      642     221      247   1,048      573     195      280
Bills payable...............................        30       30      --       --     115      115      --       --
Other financial liabilities.................       991      335     484      172   2,460    2,314      34      112
Financial Liabilities to banks and third
   parties..................................    12,987    3,799   5,833    3,355  14,700    7,227   4,711    2,762
Financial Liabilities to affiliated
   companies................................       831      827       4       --   4,601    4,463      91       47
Liabilities to companies in which
   participating interests are held.........     2,501    2,385      38       78      53       53      --       --
Financial Liabilities to group companies....     3,332    3,212      42       78   4,654    4,516      91       47
                                                ------- -------- ------- -------  ------- ------- -------- -------
Financial liabilities.......................    16,319    7,011   5,875    3,433  19,354   11,743   4,802    2,809
                                                ------- -------- ------- -------  ------- ------- -------- -------
Accounts payable............................     4,368    4,365       3       --   5,926    5,895      31       --
Liabilities to affiliated companies.........       334      261      --       73     262      254       2        6
Liabilities to companies in which
   participating interests are held.........       312      311       1       --   2,722    2,605      33       84
Capital expenditure grants..................       290       21      83      186     337       25      95      217
Construction grants from energy
    consumers...............................     3,005      100     460    2,445   2,765      210     778    1.777
Advance payments (deferred revenue)                323      310      13       --     381      333      48       --
   Other....................................     5,392    3,072     424    1,896   4,399    2.200     234    1,965
   thereof taxes............................      [918]    [918]     --       --    [769]    [769]     --       --
   thereof social security contributions....      [170]    [170]     --       --    [201]    [201]     --       --
                                                ------- -------- ------- -------  ------- ------- -------- -------
Operating liabilities.......................    14,024    8,440     984    4,600  16,792   11,522   1,221    4,049
                                                ------- -------- ------- -------  ------- ------- -------- -------
Liabilities.................................    30,343   15,451   6,859    8,033  36,146   23,265   6,023    6,858
                                                ======= ======== ======= =======  ======= ======= ======== =======

     Liabilities are reported net of the interest portion of non interest-bearing and low-interest liabilities in the amount of Euro30,113 million. This interest portion amounts to Euro230 million (2000: Euro226 million) and is shown under prepaid expenses.

Financial Liabilities

     Bonds in the amount of Euro1,099 million relate to E.ON Energies subsidiary, Sydkraft. These bonds are denominated in Swedish krona and primarily have interest rates ranging from 3 to 6 percent. In addition, this line item includes the bearer bonds of the Degussa Bank that have various maturity dates and carry interest rates ranging from 4.9 to 9.5 percent.

     Bank loans are summarized as follows:

                                                                        2001                         2000
                                                                ---------------------  -------------------------------
                                                                Euro in    Interest    Euro in           Interest
Bank loans                                                      millions     Rate      millions            Rate
-----------                                                     --------   ----------  --------     ------------------
Bank loans secured by mortgages on read estate............        1,312      0%-7%         339           0.5%-7.5%
Bank loans secured by mortgages on real estate............          153     7.1%-14%     1,032           7.6%-19.5%
Other secured bank loans..................................        1,306      0%-14%        332           0.5%-19.5%
 Unsecured bank loans, drawings on credit lines, short-term
   loans..................................................        6,396      0%-14%      9,168           0.5%-19.5%
                                                                --------               ---------    -------------------
Total.....................................................        9,167                 10,871
                                                                ========               =========


     Bank loans that bear interest below market rates have been granted mainly to the real estate division for financing residential rental real estate. Under this form of financing, the real estate division can only charge rents that are below the prevailing market rates. Due to these conditions, such loans appear at present value on the balance sheet. The difference resulting from discounting is reported under deferred income and released in subsequent years as rental income. The interest on the liabilities results in increased interest expenses.

     As of December 31, 2001, bank loans had the following maturities:

Euro in millions                                                   2001
-----------------                                                 ------
2002........................................................       2,553
2003........................................................       1,506
2004........................................................       1,022
2005........................................................         635
2006........................................................         727
after 2006 to 2040..........................................       2,724
                                                                  ------
Total.......................................................       9,167
                                                                  ======

     Secured liabilities to banks totaled Euro2,771 million at December 31, 2001 (2000: Euro1,703 million). The collateral includes mortgages of Euro1,465 million (2000: Euro1,310 million).

     At year end 2001, EON had available credit lines of Euro6,325 million at domestic and foreign banks for financing purposes. These lines of credit have maturities of up to one year and variable interest rates up to 0.25 percent above the Euro Interbank Offered Rate (EURIBOR) or the London Interbank Offered Rate (LIBOR). Included in the above figure, the Company has a 14 month, Euro1,022 million syndicated credit line facility with an interest rate of 0.125 percentage points above EURIBOR. The Company had not utilized the syndicated credit line facility as of year end 2001.

     In November 2001, the Company, at the corporate level, increased its Medium Term Notes program to Euro7.5 billion, from Euro2 billion. In addition, in February 2002, the Euro2 billion in Commercial Paper was increased to Euro5 billion which is also available for financing purposes. As of the balance-sheet date, E.ON and its subsidiaries had utilized Euro1,060 million of the Commercial Paper program while the Medium Term Note program had not been utilized. Due to the acquisition of Sydkraft, the Company also has a Commercial Paper program in the amount of $200 million as well as a Medium Term Note program in SEK 8 billion, of which approximately SEK 7.6 billion or Euro0.8 billion (included in the above amount) was utilized in 2001.

     Other financial liabilities mainly include non-interest bearing and low-interest liabilities granted to companies in the real estate division and the oil division in the amount of Euro748 million (2000: Euro927 million). They are primarily comprised of low-interest loans for the construction of subsidized housing with an interest rate below 2 percent and to non-interest bearing German government loans for petroleum and natural gas exploration.

Operating Liabilities

     Operating liabilities in the amount if Euro13,267 million are non-interest bearing (2000: Euro14,311 million).

     Capital expenditure grants of Euro290 million (2000: Euro337 million) are paid primarily by customers in the energy division for capital expenditures made on their behalf, while E.ON retains the assets. The grants are nonrefundable and are recognized in other operating income based upon the depreciable lives of the related asset.

     Construction grants of Euro3,005 million (2000: Euro2,765 million) are paid by customers of the energy division for costs of connections according to the generally binding linkup terms. The grants are non-refundable and are recognized as sales according to the useful life.

     Operating liabilities also include E.ON Benelux's cross-border lease transactions for power stations amounting to Euro1,470 million as well as the negative fair values of derivative financial instruments of Euro819 million and other loans in the amount of Euro562 million.

(28) Contingencies and Commitments

     Contingent liabilities as listed below have not been accrued as the risk of losses is not considered probable.

Euro in millions                                                                    2001     2000
-----------------                                                                  ------   ------
Contingent liabilities on bills of exchange.....................................        4       41
Contingent liabilities from guarantees..........................................      625      619
Contingent liabilities from warranties..........................................    1,343      770
Contingent liabilities from granting collateral on behalf of third parties......      215      710
Other contingent liabilities....................................................      384      150
                                                                                   ------   ------
Total...........................................................................    2,571    2,290
                                                                                   ======   ======

     Pursuant to the amendments of Germany's Nuclear Powers Regulation Act (Atomgesetz, or "AtG") and the amendments to the Regulation regarding the Provision for Coverage of the AtG (Atomrechtliche DeckungsvorsorgeVerordnung, or "AtDeckV"), German nuclear power station operators are required to provide nuclear accident liability coverage of up to Euro2.6 billion per accident. Standard insurance policies exist to cover damages of up to Euro102.3 million. Damages that exceed this amount are covered up to Euro255.6 million per accident by an institution called Nuclear Haftplicht GbR. In proportion to their shareholdings in nuclear power stations, Group companies have agreed to provide that their subsidiaries operating nuclear power stations maintain a level of liquidity that would enable them at all times to meet their obligations as members of the Nuklear Haftpflicht GbR.

     To provide liability coverage for the additional Euro2,244.4 million required by the above-mentioned amendments, E.ON Energie AG and the other parent companies of German nuclear power station operators reached a Solidarity Agreement (Solidarvereinbarung) on July 11, July 27, August 21, and August 28, 2001. If an accident occurs, the Solidarity Agreement calls for the nuclear power station operator liable for the damages to receive - after the operator's own resources and those of its parent company are exhausted - financing sufficient for the operator to meet its financial obligations. Under the Solidarity Agreement, E.ON Energie AG's share of the liability coverage is 40.6 percent. This percentage includes a 5 percent charge for the administrative costs of processing damage claims. The Solidarity Agreement took effect the day on which the AtG and AtDeckV provisions raising liability coverage to Euro2.6 billion took effect.

     In accordance with Swedish law, Sydkraft has issued guarantees to governmental authorities. The guarantees were issued to cover possible additional costs related to the disposal of high-level radioactive waste and to nuclear power plant decommissioning. These costs could arise if actual costs exceed advance payments made in the past.

     In addition, Sydkraft is also responsible for eventual costs related to the disposal of low-level radioactive waste if actual waste management costs exceed the advance payments Sydkraft has made in the past to a joint venture owned by Swedish nuclear power station operators.

     Contingent liabilities also exist according to Sec. 24 of the Private Limited Liability Companies Act ("GmbHG") for outstanding contributions of co-stockholders to the capital of various companies. These relate to future capital contributions required to be made by other co-stockholders parties for which E.ON could be held liable should the required co-stockholders fail to meet its obligations.

Long-term Contractual Obligations

     As of December 31, 2001, long-term contractual obligations related to jointly operated power plants exist to purchase fixed quantities of electricity from both affiliated companies and other utilities. The purchase price of electricity from jointly operated power plants is determined by the supplier's production cost plus a profit margin that is generally calculated on the basis of an agreed return on capital. Other utilities are primarily operators of wind-driven power plants to whom a regulated remuneration at fixed minimum prices must be paid in accordance with the Electricity Feed-In Law.

     Long-term contractual obligations have also been entered into by the energy division in connection with the reprocessing and storage of spent fuel elements. Respective prices are based on prevailing market conditions.

     Purchase commitments for the remaining term of the aforementioned long-term contractual obligations total Euro2.532 million at December 31, 2001 and are as follows:

             Euro in
             millions
             -----------
             2002..............................................      466
             2003..............................................      393
             2004..............................................      360
             2005..............................................      361
             After 2006........................................      952
                                                                   -----
             Total.............................................    2,532
                                                                   =====

     Also, additional customary long-term fuel procurement contracts exist.

Other Financial Obligations

     Obligations arising from rental, tenancy and leasing agreements are due as follows:

             Euro in
             millions
             ----------
             2002..............................................      304
             2003..............................................      290
             2004..............................................      223
             2005..............................................      198
             After 2006........................................      476
                                                                   -----
             Total.............................................    1,491
                                                                   =====

     Expenses arising from such contracts are reflected in the Consolidated Statements of Income and amount to Euro408 million (2000: Euro497 million, 1999:
Euro367 million).

     Other financial obligations in the amount of Euro1,574 million (2000:
Euro2,980 million) include commitments for capital expenditures on expansion and environmental protection measures, commitments to grant credits as well as other contracted but not yet effective investments in financial assets. Included in the commitments to grant credits is a conditional obligation to grant subordinated loans in the amount of Euro102 million (2000: Euro213 million). Moreover, the Energy Division has financial commitments relating to a cash offer to minority shareholders of E.ON Bayern, (formerly OBAG, EVO, Isar-Amperwerke) and Contigas.

     As further discussed in Note 4, the Company has a put option to purchase additional shares of Sydkraft for approximately Euro2 billion.

(29) Litigation and Claims

     Various legal actions, including lawsuits for product liability or for alleged price fixing agreements, governmental investigations, proceedings and claims are pending or may be instituted or asserted in the future against the Company. Since litigation or claims are subject to numerous uncertainties, their outcome cannot be ascertained; however, in the opinion of management, the outcome of these matters will not have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.

     In the wake of the various corporate restructurings of the past several years, shareholders have filed a number of claims (Spruchstellenverfahren). The claims contest the adequacy of share exchange ratios or cash settlements. The claims relate to mergers involving the Company's Energy, Chemicals and Distribution/Logistics Divisions as well as the VEBA-VIAG merger. Because the share exchange ratios and settlements were determined by outside experts and reviewed by independent auditors, E.ON believes that the exchange ratios and settlements are correct.

(30) Supplemental Disclosure of Cash Flow Information

Euro in millions                                                             2001     2000      1999
-----------------                                                          -------   ------    -------
Cash paid during the year for
    Interest, net of amounts capitalized................................     1,193      257       342
    Income taxes, net of refunds........................................     2,494    2,789     1,356
Non-cash investing and financing activities
    Acquisition of Hein Gas (61,85%)....................................       514       --        --
    Merger of Degussa-Huls and SKW......................................       559       --        --
    Merger of VEBA and VIAG.............................................        --    9,271        --
    Contribution of Schmalbach Lubeca for shares of AV Packaging........        --      290        --
    Disposal of shares of Orange Communications.........................        --    1,077        --
    Acquisition of minority interest in E.ON Energie....................        --      612        --
    Merger of Degussa and Huls..........................................        --       --     2,400

     See Note 4 for details regarding the acquisition of Hein Gas, the merger of Degussa-Huls and SKW, the merger of VEBA and VIAG, the acquisition of E.ON Energie's minority interest and the merger of Degussa and Huls.

     Cash flow from continuing operations increased to Euro3.9 billion (2000:
Euro3.2 billion) in the year under review. It should be noted that due to tax payments in the amount of Euro1.8 billion (2000: Euro1.5 billion) regarding profits garnered through the sate of non-core business activities, cash flow from operations was reduced. Cash flow from investing activities amounted to Euro10.8 billion, the increase was primarily related to the sale of Viag Interkom.

     The Company had a positive cash flow of Euro14.7 billion from its operations and its investing activities. This cash was used to finance the Company's treasury stock repurchase program (Euro3.5 billion), the dividend payment of (Euro1.2 billion) and to substantially reduce financial liabilities. Lastly, liquid funds rose from Euro8.5 billion to Euro12.1 billion.

     Payments for acquisitions of subsidiaries during the current year amount to Euro3,387 million (2000: Euro2,710 million, 1999: Euro1,600 million). Liquid funds acquired herewith amount to Euro1,348 million (2000: Euro238 million, 1999: Euro3 million). These purchases resulted in the addition of assets amounting to Euro14,291 million (2000: Euro5,264 million, 1999: Euro1,969 million) as well as provisions and liabilities totaling Euro9,788 million (2000: Euro2,749 million, 1999:
Euro577 million).

     The deconsolidation of shareholdings and business units resulting from divestments led to reductions of Euro6,912 million (2000: Euro7,239 million, 1999: Euro972 million) related to assets and Euro4,186 million (2000: Euro4,474 million, 1999: Euro467 million) related to provisions and liabilities. Liquid funds divested herewith amounted to Euro188 million (2000: Euro212 million, 1999: Euro8 million).

(31) Derivative Financial Instruments

Strategy and Objectives

     The Company uses derivatives to derive an economic benefit in order to offset fluctuations in earnings, cash flows, and equity associated with movements in exchange rates, interest rates and commodity prices. Due to the extensive documentation requirements and strict effectiveness criteria of SFAS 133, less than half of the Company's interest rate derivatives qualify for hedge accounting under SFAS 133. Hedge accounting with regards to foreign exchange derivatives are mainly used for hedging net investments in foreign operations as well as securing long term debt in connection with acquisition activities. The Company's policy permits the use of derivatives if they are associated with underlying physical assets, forecasted physical transactions, legal rights or obligations.

     During the normal course of business, the Company is exposed to foreign currency risk, interest rate risk, and commodity price risk. These risks create volatility in earnings, equity, and cash flows from period to period. The Company makes use of derivative instruments in various strategies to eliminate or limit these risks. The Company classifies, for financial reporting purposes, hedging activities as three distinct types of hedges - fair value, cash flow and net investment in foreign operations. Certain contracts arising in the course of normal operations are considered energy trading contracts in accordance with EITF 98-10.

     E.ON AG has enacted general risk management guidelines for the use of derivative instruments which form a comprehensive framework for the Company. Each reporting unit has also adopted industry-specific risk management guidelines to manage the appropriate risks arising from their respective activities. The reporting units' guidelines operate within the general risk management framework of E.ON AG. As part of the Company's framework for interest rate and foreign currency risk management, an enterprise-wide reporting system is used to monitor each reporting unit's exposures to these risks and their long-term and short-term financing needs.

Fair Value Hedges

     The Company seeks to maintain in certain cases a desired level of floating-rate assets and debt. To this end, the Company uses interest rate and cross-currency swaps to manage interest rate and foreign currency risk arising from long-term debt obligations denominated in Euros and foreign currencies (principally US dollars). The Company does not exclude any component of derivative gains and losses from the assessment of hedge effectiveness. The ineffective portion as per December 31, 2001 of fair value hedges resulted in a gain of Euro4.2 million.

Cash Flow Hedges

     Uncertainty regarding the amount of interest rate risk arises from floating-rate debt issued by the Company and its reporting units. As of December 31, 2001, floating-rate debt designated in foreign currency cash flow hedges was up to 8 years and up to 7 years for interest rate cash flow hedges.

     A desired level of fixed-rate debt is maintained through the use of interest rate and cross-currency swaps. By using these swaps, the Company pursues its strategy to hedge payments in foreign currency and in Euros from interest bearing assets and liabilities in the functional currency of the respective RON company by using cash flow hedge accounting. Moreover the Company created cash flow hedges with forecasted transactions in foreign currencies and has in the past, created cash flow hedges for future oil exploration and refinery margins resulting from forecasted underlying transactions. Neither forecasted transactions nor options qualify for hedge accounting under SFAS 133 at December 31, 2001.

     Commodity price risks include exposure to fluctuations in spot and forward prices for crude oil, petroleum products and refinery margins. These risks were reduced by using crude oil, refinery margin, and petroleum product swaps, forwards, and futures to fix the price of forecasted exploration and refinery production. Crude oil and petroleum product swaps are used to hedge forecasted production. The Company's objective is to hedge a fixed percentage of forecasted crude oil production and up to the forecasted refinery output of petroleum products. Production forecasts are monitored and updated on a regular basis.

     During the year ended December 31, 2001, hedge accounting was discontinued for crude oil and petroleum product swaps. The discontinuation of hedge accounting resulted in a loss of Euro2.6 million. As of December 31, 2001, a deferred gain of Euro1.3 million remained in accumulated other comprehensive income relating to forecasted transactions previously designated in cash flow hedges and is anticipated to impact earnings over the next twelve months.

     The amount of ineffectiveness for cash flow hedges recorded for the year ended December 31, 2001 was a gain of Euro6.9 million. The Company does not exclude any component of derivative gains and losses from the assessment of hedge effectiveness. For the year ended December 31, 2001, reclassifications from accumulated other comprehensive income for cash flow hedges resulted in a loss of Euro14.5 million. The Company estimates that reclassifications from accumulated other comprehensive income for cash flow hedges in the next twelve months will result in a loss of Euro1.2 million.

Net Investment Hedges

     The Company uses to a limited extent foreign currency loans and forwards to protect the value of its investments in its foreign operations denominated in foreign currencies. The Company does not exclude any component of derivative gains and losses from the assessment of hedge effectiveness. For the year ended December 31, 2001, the Company recorded a loss of Euro25.8 million which was recognized within the cumulative translation adjustment (a component of accumulated other comprehensive income within stockholders' equity) related to net investment hedges.

Energy Trading Contracts

     Certain reporting units engage in energy trading activities in the normal course of operations. These activities are subject to the Company's derivatives policies. The reporting units involved in such activities enter into energy trading contracts for the following purposes: price risk management, system optimization, load balancing and margin improvement. The Company's policy permits the use of derivatives in the energy division if (1) the reporting unit has the capability and resources to physically deliver the asset, or (2) the derivative is matched to forecasted production or generation. In the energy division, the total nominal volume of derivatives amounted to Euro11.4 billion as per December 31, 2001. For the year ended December 31, 2001 the Company recorded realized and unrealized gains and losses for all commodity derivatives of Euro63 million and Euro69.9 million, respectively.

Valuation of Derivative Instruments

     The fair value of derivative instruments is sensitive to movements in the underlying market rates and variables. The Company monitors the fair value of derivative instruments on a periodic basis. The fair value of foreign currency, commodity and interest rate derivatives is monitored on a periodic basis ranging from daily, to at least quarterly. Fair values are calculated for each derivative financial instrument which is the price at which one party would assume the rights and duties of another party. Fair values of financial derivatives have been calculated using common market valuation methods with reference to available market data as of the balance sheet date.

     The following is a summary of the methods and assumptions for the valuation of utilized derivative financial instruments in the Consolidated Financial Statements.

     o Currency, crude oil forwards, crude oil, gas, coal, electricity as well as crack and product swaps are valued separately at future rates or market prices as of the balance sheet date. The fair values of spot and forward contracts are based on spot prices that consider forward premiums or discounts from quoted prices in tire relevant markets when possible. Certain long-term commodity forward contracts are valued using weighted-average probability models reflecting the underlying conditions and variables associated with the contractual agreement.

     o Market prices for currency, crude oil, gas and electricity options are valued using standard option-pricing models commonly used in the market. Embedded caps, floors, and collars are considered in the valuation by calculating the fair value separately for such features similar to stand-alone options.

     o The fair values of existing instruments to hedge interest rate risk were determined by discounting future cash flows using market interest rates over the remaining term of the instrument. Discounted cash values are determined for interest rate and cross currency swaps for each individual transaction as of the balance sheet date. Interest exchange amounts are considered with an effect on current .results at the date of payment or accrual. Market values for interest rate options are determined on the basis of quoted market prices or on calculations based on option pricing models.

     o Exchange-traded oil and energy future contracts are valued individually at daily settlement prices determined on the futures markets that are published by their respective clearing houses. Paid initial margins are disclosed under other assets. Variation margins received or paid during the term are stated under other liabilities or other assets, respectively. They are accounted for with an impact on earnings at settlement or realization, respectively.

                                                                                                   Total Volume of
                                                                              Total Volume of         Derivative
                                                                                Derivative            Financial
                                                                           Financial Instruments     Instruments
                                                                           ---------------------  ------------------
                                                                               Dec. 31, 2001        Dec. 31, 2000
Euro in millions                                                           ---------------------  ------------------
Total Volume of Foreign Currency and Interest Rate Derivatives               Nominal    Market     Nominal    Market
(Remaining maturities)                                                        value    value(1)     value    value(1)
----------------------------------------------------------------------     ----------  ---------  ---------  -------
FX forward transactions
   Buy.................................................................       2,095.4     35.3      2,319.1   (66.3)
   Sell................................................................       2,935.9    (48.5)     2,739.6    89.5
FX currency options
   Buy.................................................................         896.4      7.2        338.3     0.2
   Sell................................................................          28.6      1.7         82.9     1.9
                                                                            ---------  ---------  ---------   ------
Subtotal...............................................................       5,956.3     (4.3)     5,479.9    25.3
                                                                            ---------  ---------  ---------   ------
Cross currency swaps
   up to 1 year........................................................          67.0    (11.9)        72.7   (11.4)
   1 year to 5 years...................................................       1,892.0     73.9        348.9    17.1
   more than 5 years...................................................         211.8     (3.4)        51.1    (3.3)
Interest rate / cross currency swaps
   up to 1 year .......................................................         253.4     37.8          --      --
   1 year to 5 years...................................................         629.7     20.0        180.7    15.4
   more than 5 years...................................................           --       --           --      --
                                                                            ---------  ---------  ---------   ------
Subtotal...............................................................       3,053.9    116.4        653.4    17.8
                                                                            ---------  ---------  ---------   ------
Interest rate swaps
   Fixed-rate payer
     up to 1 year......................................................         118.7    (11.1)       107.9     0.9
     1 year to 5 years.................................................       2,129.8    (25.3)     1,306.2   (11.7)
     more than 5 years.................................................         319.7    (13.2)       498.0    (9.3)
   Fixed-rate receiver
     up to l year......................................................          56.8      0.2         24.5     0.3
     I year to 5 years.................................................         391.1     15.2          --      --
     more than 5 years.................................................         128.4      3.3         38.4     0.8
                                                                            ---------  ---------  ---------   ------
Subtotal...............................................................       3,144.5    (20.9)     1,975.0   (19.0)
                                                                            ---------  ---------  ---------   ------


                                      F-49



                                                                                                   Total Volume of
                                                                              Total Volume of         Derivative
                                                                                Derivative            Financial
                                                                           Financial Instruments     Instruments
                                                                           ---------------------  ------------------
                                                                               Dec. 31, 2001        Dec. 31, 2000
Euro in millions                                                           ---------------------  ------------------
Total Volume of Foreign Currency and Interest Rate Derivatives               Nominal    Market     Nominal    Market
(Remaining maturities)                                                        value    value(1)     value    value(1)
----------------------------------------------------------------------     ----------  ---------  ---------  -------
Interest rate options
   Buy.................................................................
     up to 1 year......................................................           --       --           --      --
     1 year to 5 years.................................................         253.2     (0.5)         1.8     --
     more than 5 years.................................................           --       --          36.3     0.4
   Sell
     up to 1 year......................................................           --       --           --      --
     l year to 5 years.................................................          36.3     (0.1)         --      --
     more than 5 years.................................................           --       --          36.3     --
Subtotal...............................................................         289.5     (0.6)        74.4     0.4
                                                                            ---------  ---------  ---------   ------
       Total...........................................................      12,444.2     90.6      8,182.7    24.5
                                                                            =========  =========  =========   ======

--------------------
(1)  Market value deviation from nominal value.

     The above table no longer includes the figures related to discontinued operations, namely the amounts related to VAW. The VAW nominal volume amount in the foreign exchange area is Euro1,369 million as per December 31, 2001 (2000 Euro1,393 million) and the market value amount was (Euro35.5) million as per December 31, 2001 (2000 (Euro2.7) million). The VAW nominal volume amount in the interest rate area amounted to Euro201 million as per December 31, 2001 (2000 Euro186 million) and the market value amount was (Euro4.3) million as per December 31, 2001 (2000 (Euro4.1) million).

     Volumes related to dmc2 and Klockner & Co. are no longer shown as the corresponding portions of these businesses were sold entirely in 2001 and the Company has no further obligations regarding financial derivatives. As of December 31, 2000, the total nominal volume of financial derivatives for both dmc2 and Klockner & Co. amounted to Euro280 million and the total market value amount was Euro7.7 million.

     The above table includes both derivatives which qualify and do not qualify for SFAS 133 hedge accounting treatment.

                                                                       Dec. 31, 2001             Dec. 31, 2000
Euro in millions                                                   ---------------------      --------------------
Total Volume of Oil Related Financial Derivatives                  Nominal       Market       Nominal      Market
(Remaining Maturities)                                              Value       Value(1)       Value      Value(1)
-------------------------------------------------                 --------      ---------     --------    --------
Crude oil swaps
   Buy
     up to 1 year............................................        398.5         (19.4)       293.5        (31.7)
     more than 1 year........................................          6.7          (0.3)        --           --
   Sell
     up to 1 year............................................        383.9          23.3        159.8         12.6
     more than 1 year........................................          6.0          (0.4)        25.6         (4.7)
                                                                  --------      ---------     --------    --------
Subtotal                                                             795.1           3.2        478.9        (23.8)
                                                                  --------      ---------     --------    --------
Refinery margin and petroleum product swaps
     up to 1 year............................................         --            --          424.3         20.5
     more than 1 year........................................         --            --          151.3         18.0
                                                                  --------      ---------     --------    --------
Subtotal                                                              --            --          575.6         38.5
                                                                  --------      ---------     --------    --------
Crude oil options
   Buy
     up to 1 year............................................         --            --           41.9         (0.1)


                                      F-50



                                                                       Dec. 31, 2001             Dec. 31, 2000
Euro in millions                                                   ---------------------      --------------------
Total Volume of Oil Related Financial Derivatives                  Nominal       Market       Nominal      Market
(Remaining Maturities)                                              Value       Value(1)       Value      Value(1)
-------------------------------------------------                  -------      --------      -------     --------
     more than 1 year........................................         --            --           --           --
   Sell
     up to 1 year............................................         --            --          136.9          4.3
     more than 1 year........................................         --            --          136.7         (2.5)
                                                                  --------      ---------     --------    --------
Subtotal                                                              --            --          315.5          1.7
                                                                  --------      ---------     --------    --------
Exchange traded oil future contracts
   Buy
     up to 1 year............................................          5.8           0.l          4.3         (0.2)
     more than 1 year........................................         --            --           --           --
   Sell
     up to 1 year............................................         10.6           0.6         20.2          0.6
     more than 1 year........................................         --            --            5.6         (0.2)
                                                                  --------      ---------     --------    --------
Subtotal.....................................................         16.4           0.7         30.1          0.2
                                                                  --------      ---------     --------    --------
Total Oil related financial derivatives......................        811.5           3.9      1,400.1         16.6
                                                                  --------      ---------     --------    --------
Electricity swaps
   Buy
     up to 1 year............................................        670.9          31.4         --           --
     more than 1 year........................................         98.3           6.3         --           --
   Sell
     up to 1 year............................................        859.0         (57.7)        --           --
     more than 1 year........................................        701.0         (27.7)        --           --
                                                                  --------      ---------     --------    --------
Subtotal.....................................................      2,329.2         (47.7)        --           --
                                                                  --------      ---------     --------    --------
Electricity options
   Buy
     up to 1 year............................................        534.0          13.8          0.7         --
     more than 1 year........................................         11.0           0.1         --           --
   Sell
     up to 1 year............................................        571.3          (8.5)         7.2         (0.5)
     more than 1 year........................................         22.3           3.3         --
                                                                  --------      ---------     --------    --------
Subtotal.....................................................      1,138.6           8.7          7.9         (0.5)
                                                                  --------      ---------     --------    --------
Exchange traded electricity future contracts
   Buy
     up to 1 year............................................         60.4           0.4         --           --
     more than 1 year........................................         66.5           1.0         --           --
   Sell
     up to 1 year............................................         76.7          (3.6)        --           --
     more than 1 year........................................          9.9          (0.2)        --           --
                                                                  --------      ---------     --------    --------
Subtotal.....................................................        213.5          (2.4)        --           --
                                                                  --------      ---------     --------    --------
OTC-Forwards
   Buy
     up to 1 year............................................      3,206.3         397.3         --           --
     more than 1 year........................................        538.6          (1.0)        --           --
   Sell
     up to 1 year............................................      3,317.8        (394.4)        --           --
     more than 1 year........................................        645.8           2.5         --
                                                                  --------      ---------     --------    --------
Subtotal.....................................................      7,708.5           4.4         --           --
                                                                  --------      ---------     --------    --------
Gas and coal swaps
   Buy
     up to 1 year............................................         39.3          (2.5)        25.1          0.4
     more than 1 year........................................         --            --           --           --


                                      F-51



                                                                       Dec. 31, 2001             Dec. 31, 2000
Euro in millions                                                   ---------------------      --------------------
Total Volume of Oil Related Financial Derivatives                  Nominal       Market       Nominal      Market
(Remaining Maturities)                                              Value       Value(1)       Value      Value(1)
-------------------------------------------------                  -------      --------      -------     --------
   Sell
     up to 1 year............................................          1.3          --           --           --
     more than 1 year........................................         --            --           --
                                                                  --------      ---------     --------    --------
Subtotal.....................................................         40.6          (2.5)        25.1          0.4
                                                                  --------      ---------     --------    --------
Gas options
   Buy
     up to 1 year............................................         --            --           29.8          0.2
     more than 1 year........................................         --            --           --           --
   Sell
     up to 1 year............................................         --            --           --           --
     more than 1 year........................................         --            --           --           --
                                                                  --------      ---------     --------    --------
Subtotal                                                              --            --           29.8          0.2
                                                                  --------      ---------     --------    --------
Total Electricity and gas related financial derivatives           11,430.4         (39.5)        62.8          0.1
                                                                  --------      ---------     --------    --------
Total Oil, Gas and Coal and Electricity related financial
   derivatives...............................................     12,241.9         (35.6)     1,462.9         16.7
                                                                  ========      =========     ========    ========

(1)  Market value deviation from nominal value.

     The above table no longer includes the figures related to discontinued operations, namely the amounts related to VAW. The VAW nominal volume amount in the commodity area is Euro1,449 million as per December 31, 2001 (2000:
Euro1,448 million) and the market value amount was (Euro1.1) million as per December 31, 2001 (2000: (Euro54.6) million).

     Volumes related to dmc2 are no longer shown as the corresponding portion of this business was sold entirely in 2001 and the Company has no further obligations regarding financial derivatives. As of December 31, 2000 the total nominal volume amount in the commodity area was Euro568 million and the market value was Euro(5.3) million.

     The Company does not apply SFAS 133 hedge accounting in the commodities area.

Counterparty Risk From the Use of Derivative Financial Instruments

     The Company is exposed to credit (or repayment) risk and market risk through the use of derivative instruments. If the counterparty fails to fulfill its performance obligations under a derivative contract, the Company's credit risk will equal the positive market value in a derivative. Currently, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Company, thus creating a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, assumes no repayment risk.

     In order to minimize the credit risk in derivative instruments, the Company enters into transactions with high quality counterparties which include financial institutions, commodities exchanges, energy traders, and broker-dealers that satisfy the Company's established credit approval criteria. The credit ratings of all derivative counterparties are reviewed on a regular basis through the Company's application of the established credit approval criteria. The reporting units involved in electricity-, oil-, gas- and coal related derivatives also perform thorough credit checks and monitor credit worthiness on a regular basis. Derivative transactions are generally executed on the basis of standard agreements that allow all outstanding transactions with contracting partners to be offset. Exchange traded electricity and oil future contracts with a nominal value of Euro230 million as of December 31, 2001 (2000:
Euro30 million) bear no counterparty risk. In general, collateral for derivative transactions are neither provided nor received.

     The netting of transactions with positive and negative outstanding market values is not shown in the table below. In summary, as of December 31, 2001, the Company's financial derivatives had the following credit structure and lifetime.

Euro in millions                  Total(1)             Up to 1 Year         1 to 5 Years          More then 5 Years
Rating of Counterparties  ----------------------  -------------------- --------------------    ---------------------
Standard & Poor's           Nominal    Counter-    Nominal    Counter-   Nominal   Counter-     Nominal    Counter-
and/or Moody's               Value    party Risk   Value     party Risk  Value    party Risk    Value     party Risk
-----------------------   ----------  ----------  --------   ---------- --------- ----------    -------   ----------
AAA and Aaa............        872.7     19          237.1       0.3       512.9       1.6       122.7         --
AA+ and Aaa or AAA and
   Aa1 through AA- and
Aa3....................      8,740.9    191.6      4,608.4      81.2     3,631.2     106.7       501.3          3.7
AA- and A1 or A+ and Aa3
   through A or A2.....      3,496.7    108.2      2,509.5      88.2       971.3      19.8        15.9          0.2
Other..................     11,345.9    551.1      8,703.4     410.5     2,568.8     139.4        73.7          1.2
Total..................     24,456.2    852.8     16,058.4     580.2     7,684.2     267.5       713.6          5.1
                          ----------  ----------  --------   ---------- --------- ----------    -------   ----------



(1) The above table does not contain figures related to discontinued operations, namely the amounts related to VAW. The VAW nominal volume amount was Euro3,019 million and the volume in the area of counterparty risk was Euro60 million as of December 31, 2001. Other mainly includes domestic counterparties which are not rated, by either Standard & Poor's and/or Moody's.

(32) Non Derivative Financial Instruments

     The estimated fair-value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company would realize under current market conditions.

     The estimated fair value of financial instruments at December 31, 2001 and 2000, is summarized as follows:

                                                                   2001                 2000
                                                            -----------------    -----------------
Euro in millions                                             Book      Market      Book      Market
Non-derivative financial instruments                         Value     Value      Value      Value
-------------------------------------                       ------    -------    -------    -------
Financial Instruments
(other than derivative financial instruments)
Assets
   Loans.................................................     2,798     2,833      2,947     3,013
   Securities............................................     9,755    10,459      8,189     9,132
   Liquid funds..........................................     4,080     4,080      1,201     1,201
   Others................................................     1,444     1,444        607       607
Liabilities
   Financial liabilities.................................    16,089    16,059     19,128    19,079


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     For cash and cash equivalents the carrying value of these amounts is a reasonable estimate of their fair value. The fair value of loans and other financial instruments are valued by discounting the future cash flows by the current rate for comparable instruments. The fair value of funds and non-marketable securities is based on quoted market prices of the investments or other appropriate valuation techniques.

     Fair values for financial liabilities were estimated by discounting expected cash flows using market interest rates currently available for debt of similar terms and remaining maturities. The carrying value of commercial paper, medium term notes and borrowings under revolving credit facilities were assumed to approximate fair value due to their short maturities.

     The Company believes the overall credit risk related to its non derivative financial instruments is insignificant.

(33) Segment Information

     The Company's reportable segments are presented in line with the Company's internal organizational and reporting structure based on products and services. The segments are managed separately because each business develops, manufactures and sells distinct products and services. The reportable segments are Energy, Chemicals, Oil. Real Estate, Telecommunications and Distribution/Logistics. The column "Holding/Others" includes the holding company and effects from consolidation.

     Below is information on the Company's business segments.

     Energy consists of E.ON Energie AG, which was formed on July 13, 2000, by the PreussenElektra-Bayernwerk merger. E.ON Energie supplies electricity, district heating, natural gas, water and water-related services.

     The Oil division manages the Company's oil, gas and petrochemicals operations. VEBA Oel's core business consists of the exploration for and production of hydrocarbons, refining of crude oil, production of petrochemicals and the marketing of petroleum products and petrochemicals.

     The Chemicals division comprises Degussa-Huls AG and SKW Trostberg AG. Both are specialty chemicals companies. On February 9, 2001, the two companies merged to form Degussa AG.

     Real Estate consists of Viterra, a real-estate services group. Viterra has four strategic business units: Residential Investment, Residential Development, Residential Services and Commercial.

     The Company's telecommunications activities are overseen by two holding companies: E.ON Telecom GmbH (formerly VEBA Telecom) and VIAG Telecom Beteiligungs GmbH.

     The Company's distribution and logistics operations are organized in three holding companies: Stinnes, Klockner AG & Co (until September 30, 2001), and VEBA Electronics (until October 31, 2000). Stinnes provides logistics services in the following areas: Transportation, Chemicals, Raw Materials, Steel and Full-line Wholesaling. Klockner is a leading multi-metal distributor.

     Holding/Others includes E.ON AG, investments not assigned to a segment and consolidation effects.

     Internal operating profit is the most important internal key figure at E.ON in terms of earnings and serves as an indicator of a business's long-term earnings power. Internal operating profit is adjusted income from continuing operations before income taxes (after foreign taxes related to exploration and production). Income from continuing operations before income taxes is adjusted primarily to exclude material non-operating income and expenses which are unusual (as defined by E.ON) or infrequent. These adjustments primarily include book gains and losses from large divestments and restructuring expenses.

     Depreciation of fixed assets, income from companies accounted for under the equity method, and interest income have been adjusted to exclude non-operating expenses and income and may therefore deviate from earnings reported in the Consolidated Statements of Income.

     To serve internal management and control purposes, interest income is adjusted using economic criteria. In particular, the interest portion of additions to provisions for pensions resulting from personnel expenses is allocated to interest income. The interest portions of the allocations of other long-term provisions are treated analogously to the degree that they are reported on different lines of the Consolidated Statements of Income.

     The individual reporting segments apply the accounting standards listed under Note 2.

     Reconciliation of internal operating profit to income before income taxes is as follows:

Euro in millions                                                         2001      2000      1999
Segment Information                                                     ------    ------    -------
---------------------
Internal operating profit............................................    3,553     2,256     2,236
Net book gains(a)....................................................      908     4,630     2,337
Restructuring expenses/cost management programs (b)..................     (360)     (466)     (397)
Other non-operating income/(expense) (c).............................     (615)     (549)       81
Foreign exploration and production income taxes (d)..................      412       552       301
                                                                        ------    ------    -------
Income from continuing operations before income taxes................    3,898     6,423     4,558
                                                                        ======    ======    =======

(a) Net book gains in 2001 primarily result from the successful desinvestment program by Degussa, mainly by selling the business units "Onkologie" and "Dental" for a book gain of approximately Euro530 million. For the energy segment, the disposition of BEWAG and HEW as well as changes in the portfolios of Thuga and Avacon led to a gain of approximately Euro240 million. Other gains on acquisitions resulted from selling Klockner and Co. (Euro140 million) and Viag Interkom (Euro110 million). Offsetting these gains was a loss from selling securities of Euro135 million at E.ON Energie.

(b) Restructuring and cost-management expenses were incurred by the current restructuring program of Degussa in the amount of approximately Euro204 million. E.ON Energie incurred costs regarding the retirement of power plants and stemming from its realignment in the amount of approximately Euro75 million. Further, Viterra incurred costs of approximately Euro45 million for the reorganization of its construction business.

(c) Other non-operating earnings in 2001 include expenses related to the energy segment in the amount of approximately Euro240 million. These expenses result primarily from the cancellation of long term delivery energy contracts. These contracts, signed in the early 90's became uneconomical due to the liberalization of the energy markets and the resulting decrease in prices for purchasing and selling energy. Canceling these contracts before their expiration date will result in an improvement in future earnings. At the Chemicals Division, non-recurring costs occurred due to the merger of Degussa-Huls and SKW Trostberg in the amount of Euro198 million. As discussed in more detail in Note 4, the common control merger of Degussa-Huls and SKW Trostberg resulted in E.ON realizing a SAB 51 gain of Euro184 million. In addition, in 2001 E.ON paid Euro75 million more in contributions to a foundation called "Stiftungsinitiative der deutschen Wirtschaft". Finally, a provision of approximately Euro40 million for terminating a commercial real estate project in Berlin was incurred.

(d) Due to the high tax burden, pre-tax income in the Oil segment is not meaningful when compared to other segments. Internal operating profit for the oil division is therefore stated net of foreign exploration and production income taxes; this procedure deviates from the method applied to determine internal operating profit in other segments. These taxes must be added back when reconciling from internal operating profit to income from ordinary business activities.

                                                                                        Distrib-
Euro in millions                                                      Real    Telecomm-   ution   Holding/
Segment information by division          Energy  Chemicals   Oil     Estate   unication Logistics  Others   Total
--------------------------------         ------  --------- ------   -------   -------   --------- -------- --------
External sales..................   2001  18,400   17,330   26,422     1,268      556     15,548       140   79,664
                                   2000  10,977   18,072   28,062     1,300      228     20,838       802   80,279
                                   1999   7,719   12,242   11,778     1,145      108     16,872        --   49,864
lntersegment sales..............   2001      49       68      477        23       --         35      (652)      --
                                   2000      50      126      718        24        1         47      (966)      --
                                   1999      49       78      451        22        3         48        --      651
Total sales.....................   2001  18,449   17,398   26,899     1,291      556     15,583      (512)  79,664
                                   2000  11,027   18,198   28,780     1,324      229     20,885      (164)  80,279
                                   1999   7,768   12,320   12,229     1,167      111     16,920      (651)  49,864
Amortization and write-downs....   2001   1,989    1,220      568       134      147        299         6    4,363


                                      F-55



                                                                                        Distrib-
Euro in millions                                                      Real    Telecomm-   ution   Holding/
Segment information by division          Energy  Chemicals   Oil     Estate   unication Logistics  Others   Total
--------------------------------         ------  --------- ------   -------   -------   --------- -------- --------
                                   2000   1,615    1,061      632       134      259        316       225    4,242
                                   1999   1,134      843      260       134      158        319        --    2,848

Earnings from companies accounted
  for under the equity method...   2001     415       41       36        10      (20)         7       317      806
                                   2000     463       21       38         2     (240)         9        82      375
                                   1999     418       20       (3)       10     (196)        10        63      322
Interest income/(expense), net..   2001     (68)    (344)    (185)      (91)     (63)      (122)      163     (710)
                                   2000      37     (268)    (168)      (73)     (27)      (179)      (81)    (759)
                                   1999     (76)    (171)     (15)      (73)      32       (164)     (227)    (694)
Internal operating profit.......   2001   1,971      541      432       245     (148)       299       213    3,553
                                   2000   1,099      576      310       212     (360)       384        35    2,256
                                   1999   1,370      275       34       189     (150)       276       242    2,236

Capital expenditures
Companies accounted for under the
  equity method.................   2001     755        2       --        --       --          3        --      760
                                   2000     458       48       --         2      386          8        17      919
                                   1999     273       12       --        52       43          1        --      381
Other financial assets..........   2001   2,209      692       42        63       --         18       379    3,403
                                   2000   2,057      583    1,111        83    3,895        356       393    8,478
                                   1999     483      337      907       112      101        445     1,714    4,099
Other fixed assets..............   2001   1,063    1,399      617       108      243        294        44    3,768
                                   2000     841    1,044      612       399      310        298        73    3,577
                                   1999     593      949      401       169       27        295        43    2,477
Total capital expenditures......   2001   4,027    2,093      659       171      243        315       423    7,931
                                   2000   3,356    1,675    1,723       484    4,591        662       483   12,974
                                   1999   1,349    1,298    1,308       333      171        741     1,757    6,957
Total assets(1).................   2001  54,903   18,127    9,243     4,716    9,266      7,682    (4,891)  99,046
                                   2000  57,244   19,158    9,178     4,074   12,711      8,727    (4,877) 106,215
                                   1999  24,834   12,674    5,489     3,399    1,024      8,033     1,816   57,269

(1) Total assets include net assets from discontinued operations, namely VAW aluminum (Euro478 million). In 2000, E.ON's total assets include the total assets from VAW aluminum (Euro2,915 million) and MEMC (Euro2,050 million), which are shown under "Holding/Others". In addition, in order to increase the transparency of the results from the sale of E-Plus, Cablecom, Orange Communications and VIAG Interkom, interest income and interest related to investments have been reclassified from the telecommunications segment to "Holding/Others".

     A reclassification for the year 2000 has been made to conform with the 2001 presentation in the energy division.

Geographic Segmentation

     The following table details external sales (by destination and by location of operation) and internal operating profit and long-lived assets information by geographic area for the years ended December 31.

                                                                    Europe
                                                                   (Eurozone
Euro in millions                                                   Excluding    Europe
Geographic Segment Information                          Germany     Germany)   (Other)      USA     Others    Total
-------------------------------                         -------    ----------  --------   ------   -------    -------
External Sales
   By Destination.........................    2001       45,117      10,656      8,025     7,500      8,366   79,664
                                              2000       41,616      10,833      7,971    11,897      7,962   80,279
                                              1999       25,557       6,189      5,638     7,959      4,521   49,864
   By Operation...........................    2001       54,294       7,624      5,985     8,368      3,393   79,664
                                              2000       46,908       8,479      8,550    10,577      5,765   80,279
                                              1999       30,951       4,755      2,437     7,418      4,303   49,864
Internal Operating Profit.................    2001        2,537          90        508       156        262    3,553
                                              2000        1,393         251        207       101        304    2,256


                                      F-56



                                                                    Europe
                                                                   (Eurozone
Euro in millions                                                   Excluding    Europe
Geographic Segment Information                          Germany     Germany)   (Other)      USA     Others    Total
-------------------------------                         -------    ----------  --------   ------   -------    -------
                                              1999        1,620          45        142       220        209    2,236
Long-lived assets.........................    2001       21,006       2,659      7,733     1,613      1,275   34,286
                                              2000       19,450       3,383      1,415     2,779      1,817   28,844
                                              1999       13,833         700      1,234     1,963      1,060   18,790

Information on Major Customers

     Excluding Germany, E.ON's customer structure did not result in any major concentration in any given geographical region or business area. Due to the high volume of customers and the variety of business activities, there are no customers whose business volume is material compared to the Company's total business volume.

(35) Supervisory Board and Board of Management

     Provided that the Annual Stockholders' Meeting of E.ON on May 28, 2002 approves the proposed dividend, total remuneration of the members of the Supervisory Board will amount to Euro2.4 million (2000: Euro2.8 million) and those of the members of the Board of Management, including compensation for the performance of duties at subsidiaries, will amount to Euro8,8 million (2000:
Euro13.0 million, 1999: Euro9.6 million).

     Total payments to retired members of the Board of Management and their beneficiaries amounted to Euro5.6 million (2000: Euro8.1 million). Provisions of Euro67.7 million (2000: Euro66.1 million) have been provided for the pension obligations of E.ON to retired members of the E.ON Board of Management and their beneficiaries.

     As of December 31, 2001 no loans to members of the Board of Management exist.

     The members of the Supervisory Board and the Board of Management are listed in "Item 6: Directors, Senior Management and Employees."

(35) Subsequent Events

     As discussed in more detail in Note 4, on January 6, 2002 E.ON agreed to sell its aluminum operations to Norsk Hyrdro ASA, Oslo Norway for Euro3,107 million which includes the assumption of debt and pension accruals in the amount of Euro1.2 billion. The transaction is expected to close in the first quarter of 2002.

     On January 16, 2002, E.ON Energie acquired 34% of Espoon Sahko 0y, a Finnish energy utility for Euro160 million.

     E.ON entered into a participation agreement with BP plc ("BP") by which BP would participate in a capital increase in E.ON's wholly owned subsidiary Veba Oel AG (Veba Oel). BP would make a capital contribution and receive 51 % of the outstanding capital of Veba Oel and E.ON would receive repayment of Euro1.9 billion of shareholder loans. On February 7, 2002 the capital increase of Veba Oel was effected. E.ON has a put option to require BP to acquire E.ON's remaining 49%o interest in Veba Oel for approximately Euro2.8 billion.

     As required in the participation agreement between E.ON and BP, on January 29, 2002 Veba Oel sold its entire exploration and production business to Petro Canada, Alberta Canada for approximately Euro2.4 billion. Upon the exercise of the put option, E.ON's total proceeds from the sale of VEBA Oel will amount to Euro3.3 billion, including approximately Euro500 million from the above sale.

     On February 19, 2002 E.ON filed a formal application with Germany's Minister of Economics and Technology for ministerial approval of E.ON's acquisition of 25.5% of the shares in Ruhrgas AG, which would be indirectly acquired through E.ON's purchase of Gelsenberg AG. The application also contains E.ON's notification that it intends to apply for ministerial approval of its acquisition of Bergemann GmbH which has a 34.8% ownership in Ruhrgas.

     In January 2002, E.ON reached an agreement with France Telecom regarding the sale of shares in Orange S.A. The Orange S.A. shares were part of the payment to E.ON for France Telecom's acquisition of Orange Communications in November 2000. The agreement allows E.ON to begin selling the shares after 26 February 2002. The put and call clauses linked to these shares were also renegotiated. The Company now has a put option for shares at a strike price of Euro9.25 and a call option for shares at a strike price of Euro11.25. Both options expire in June 2002.

(37) Supplementary Information Concerning Oil and Gas Producing Activities (unaudited)

     The following information for E.ON is presented in accordance SFAS 69, "Disclosures about Oil & Gas Producing Activities."

Capitalized Costs

     Capitalized costs represent total expenditures for proved and unproved oil and gas properties together with related accumulated depreciation, depletion and amortization.

Capitalized Costs - unaudited

                                                                                                   Rest
(in millions of                                                                                    of
Euro)                                       Libya    Netherlands   Syria        UK     Venezuela   World    Total
----------------                           -------   -----------  -------    -------   ---------   ------  --------
At December 31, 2001
Capitalized costs
Proved properties......................      542.4      383.8     1,131.9    1,036.1      283.1     85.8    3,463.1
Unproved properties....................       22.2       22.9         0.6      118.5       55.8      8.8      228.8
Total..................................      564.6      406,7     1,132.5    1,154.6      338.9     94.6    3,691.9
Accumulated depreciation, depletion
   and amortization....................      409.0      185.2     1,096.8      617.4       53.4     25.8    2,387.6
                                           -------   -----------  -------    -------   ---------   ------  --------
Net capitalized costs                        155.6      221.5        35.7      537.2      285.5     68.8    1,304.3
                                           -------   -----------  -------    -------   ---------   ------  --------
At December 31, 2000
Capitalized costs Proved properties....      514.6      324.9     1,096.4      879.1      281.3     11.3    3,107.6
Unproved properties....................       22.2       22.8         0.6      166.3       55.8     32.2      299.9
Total..................................      536.8      347.7     1,097.0    1,045.4      337.1     43.5    3,407.5
Accumulated depreciation, depletion and
   amortization........................      382.5      162.6     1,021.5      589.3       51.1     27.2    2,234.2
                                           -------   -----------  -------    -------   ---------   ------  --------
Net capitalized costs..................      154.3      185.1        75.5      456.1      286.0     16.3    1,173.3
                                           -------   -----------  -------    -------   ---------   ------  --------
At December 31, 1999
Capitalized costs Proved properties....      493.2      227.1     1,052.8    1,631.0      236.7    186.9    3,827.7
Unproved properties....................       22.2       12.1         0.5      162.6       35.7     44.0      277.1
Total..................................      515.4      239.2     1,053.3    1,793.6      272.4    230.9    4,104.8
Accumulated depreciation, depletion and
   amortization........................      354.9      151.0       972.0    1,201.1       19.1    185.6    2,883.7
                                           -------   -----------  -------    -------   ---------   ------  --------
Net capitalized costs..................      160.5       88.2        81.3      592.5      253.3     45.3    1,221.1
                                           -------   -----------  -------    -------   ---------   ------  --------


Costs Incurred

     Costs incurred represent amounts capitalized or charged against income as incurred in connection with oil and gas property acquisition, exploration and development activities. Exploration and development costs include applicable depreciation of support equipment and facilities used in such activities.

Costs incurred - unaudited

(in millions of                                                                                   Rest of
Euro)                                           Libya   Netherlands    Syria      UK    Venezuela   World     Total
----------------                               -------  -----------   -------   ------- ---------   ------  --------
Year ended December 31, 2001
Acquisitions of proved properties..........        --          --        --        --       --         --       --
Acquisitions of unproved properties........        --          --        --        --       --         --       --
Exploration................................        2.2        8.1        1.0       2,6     11.7       32.6      58.2
Development................................       28.0       54.7       35.4     147.3      7,1       38.0     310.5
                                               -------  -----------   -------   ------- ---------   ------  --------
          Total costs incurred.............       30.2       62.8       36.4     149.9     18.8       70.6     368.7
                                               -------  -----------   -------   ------- ---------   ------  --------
Year ended December 31, 2000
Acquisitions of proved properties..........        --          --        --        --       --         --       --
Acquisitions of unproved properties........        --          --        --        --       --         --       --
Exploration................................        7.9        6.8        2.6      13.7     12.2       10.3      53.5
Development................................       22.2      102.5       43.6      59.3     67.7       18.4     313.7
                                               -------  -----------   -------   ------- ---------   ------  --------
          Total costs incurred.............       30.1      109.3       46.2      73.0     79.9       28.7     367.2
                                               -------  -----------   -------   ------- ---------   ------  --------
Year ended December 31, 1999
Acquisitions of proved properties..........        --         --         --        --       --         --       --
Acquisitions of unproved properties........        --         --         --        --       --         --       --
Exploration................................        2.0        9.3        2.7       6.7      2.5       19.6      42.8
Development................................       13.7       27.7       48.9     130.6    139.7       16.9     377.5
                                               -------  -----------   -------   ------- ---------   ------  --------
          Total costs incurred.............       15.7       37.0       51.6     137.3    142.2       36.5     420.3
                                               -------  -----------   -------   ------- ---------   ------  --------

Results of operations from oil and gas producing activities

     Results of operations from oil and gas producing activities represent only those revenues and expenses directly associated with the Company's oil and gas production. These amounts do not include any allocation of interest expenses or corporate overhead and, therefore, are not necessarily indicative of the contributions to consolidated net earnings of the Company. Estimated income taxes were computed by applying the statutory income tax rates to the pretax income from producing activities.

Results of oil and gas producing activities - unaudited

                                                                                                  Rest of
(in millions of Euro)                          Libya   Netherlands    Syria      UK    Venezuela   World     Total
-----------------------                       -------  -----------   -------   ------- ---------   ------  --------
Year ended December 31, 2001
Sales to consolidated companies............     182.0       18.0        --       29.7      --         --      229.7
Sales to third-parties.....................     261.1      102.5      525.5     222.1     79.1        --    1,190.3
                                              -------  -----------   -------   ------- ---------   ------  --------
          Total sales......................     443.1      120.5      525.5     251.8     79.1        --    1,420.0
-----------------------                       -------  -----------   -------   ------- ---------   ------  --------
Production costs...........................      79.1       22.5      219.2      54.5     69.0        --      444.3
Exploration expensed.......................       2.2        2.1        1.0       2.6      3.9       17.2      29.0

Depreciation, depletion and amortization...      25.1       21.9       56.4      74.1     30.1        --      207.6
Royalties..................................      85.4        0.3        --        --       8.1        --       93.8
-----------------------                       -------  -----------   -------   ------- ---------   ------  --------
Total costs................................     191.8       46.8      276.6     131.2    111.1       17.2     774.7
-----------------------                       -------  -----------   -------   ------- ---------   ------  --------
Results before taxes.......................     251.3       73.7      248.9     120.6    (32.0)     (17.2)    645.3
-----------------------                       -------  -----------   -------   ------- ---------   ------  --------
Income taxes...............................     222.5       36.9      124.8      36.2     11.1        5.8     437.3
-----------------------                       -------  -----------   -------   ------- ---------   ------  --------
Results after taxes........................      28.8       36.8      124.1      84.4    (43.1)     (23.0)    208.0
-----------------------                       -------  -----------   -------   ------- ---------   ------  --------


                                                                                                  Rest of
                                                Libya  Netherlands    Syria      UK    Venezuela   World     Total
                                               ------- -----------   -------   ------- ---------   ------  --------
Year ended December 31, 2000
Sales to consolidated companies.............     159.3      --          --       47.3      13.8      33.8     254.2
Sales to third-parties......................     354.5     56.8       683.4     286.2      85.0       --    1,465.9
                                               ------- -----------   -------   ------- ---------   ------  --------


                                      F-59



                                                Libya  Netherlands    Syria      UK    Venezuela   World     Total
                                               ------- -----------   -------   ------- ---------   ------  --------
Total sales.................................     513.8     56.8       683.4     333.5      98.8      33.8   1,720.1
                                               ------- -----------   -------   ------- ---------   ------  --------
Production costs............................      73.6     10.7       301.9      74.2      61.1      10.4     531.9
Exploration expensed........................       7.9      6.7         2.6      15.2      12.2       9.7      54.3
Depreciation, depletion and amortization....      28.2      9.1        41.3      87.5      34.1      14.0     214.2
Royalties...................................      86.4      0.5         --        0.3      13.3       --      100.5
                                               ------- -----------   -------   ------- ---------   ------  --------
Total costs.................................     196.1     27.0       345.8     177.2     120.7      34.1     900.9
                                               ------- -----------   -------   ------- ---------   ------  --------
Results before taxes........................     317.7     29.8       337.6     156.3     (21.9)     (0.3)    819.2
                                               ------- -----------   -------   ------- ---------   ------  --------
Income taxes................................     297.0     14.9       189.0      46.9      (9.4)     (0.4)    538.0
                                               ------- -----------   -------   ------- ---------   ------  --------
Results after taxes.........................      20.7     14.9       148.6     109.4     (12.5)      0.1     281.2
                                               ------- -----------   -------   ------- ---------   ------  --------
Year ended December 31, 1999................
Sales to consolidated companies.............     285.9      --          --      235.7       3.0       --      524.6
Sales to third-parties......................       --      37.1       393.7       --        --       42.1     472.9
                                               ------- -----------   -------   ------- ---------   ------  --------
Total sales.................................     285.9     37.1       393.7     235.7       3.0      42.1     997.5
                                               ------- -----------   -------   ------- ---------   ------  --------
Production costs............................      51.6     10.0       155.9      72.1       4.9      17.0     311.5
Exploration expensed........................       1.9     10.0         2.7       6.7       --       18.6      39.9
Depreciation, depletion and amortization....      30.0      9.6        53.1      98.9      18.3      12.7     222.6
Royalties...................................      69.8      0.2         --        0.6       --        --       70.6
                                               ------- -----------   -------   ------- ---------   ------  --------
Total costs.................................     153.3     29.8       211.7     178.3      23.2      48.3     644.6
                                               ------- -----------   -------   ------- ---------   ------  --------
Results before taxes........................     132.6      7.3       182.0      57.4     (20.2)  (6.2)       352.9
                                               ------- -----------   -------   ------- ---------   ------  --------
Income taxes................................     123.9      2.1        93.2       4.3       0.4   (4.8)       219.1
                                               ------- -----------   -------   ------- ---------   ------  --------
Results after taxes.........................       8.7      5.2        88.8      53.1     (20.6)  (1.4)       133.8
                                               ------- -----------   -------   ------- ---------   ------  --------

Oil and natural gas reserves

     Proved oil and gas reserves are the estimated volumes of crude oil, natural gas and natural liquids, which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reserves under existing economic and operating conditions, i.e., price and costs as of the date the estimates are made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not for escalation based upon future conditions. Proved reserves exclude royalties and interests owned by others.

     Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing natural forces and mechanisms of primary recovery are included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     The estimates of the reserves have been prepared in accordance with SFAS
69.

     Numerous uncertainties are inherent in estimating quantities of proved reserves and in projecting future rates of production and tinning of development expenditures. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may require substantial upward and downward revision. In addition, changes it) oil and natural gas prices could have an effect on the quantities of proved reserves because the estimates of reserves are based on prices and costs at the date when such estimates are made.

     The tables below show the estimated net quantities as of December 31, 2001, 2000 and 1999 of VEBA Oel's proved oil and gas reserves and proved developed oil and gas reserves, as well as changes in estimated proved reserves as a result of production and other factors.

                        Net proved reserves of crude oil
                      (in millions of barrels) - unaudited

                                                                                              Rest of
                                            Libya  Netherlands    Syria      UK    Venezuela   World     Total
                                           ------- -----------   -------   ------- ---------   ------  --------
At January 1, 2001....................      177.5       13.3       36.3     43.6       242.4      --     513.1
Revisions of previous estimates.......       (7.3)       3.5       20.5     12.2         --       --      28.9
Extensions, discoveries and other.....        --         --         --       --          0.2      3.0      3.2
Acquisitions of reserves in place.....        --         --         --       --          --       --       --
Sales of reserves in place............        --         --         --       --          --       --       --
Production for the year...............      (16.5)      (1.0)     (14.3)    (8.1)       (4.9)     --     (44.8)
                                           ------- -----------   -------   ------- ---------   ------  --------
At December 31, 2001..................      153.7       15.8       42.5     47.7       237.7      3.0    500.4
                                           ------- -----------   -------   ------- ---------   ------  --------
At January 1, 2000....................      194.1       14.9       40.9     68.4       246.1     10.9    575.3
Revisions of previous estimates.......        --         --        11.5      0.5         --       --      12.0
Extensions, discoveries and other.....        --         --         --       --          --       --       --
Acquisitions of reserves in place.....        --         --         --       --          --       --       --
Sales of reserves in place............        --        (1.5)       --     (14.8)        --      (9.8)   (26.1)
Production for the year...............      (16.6)      (0.1)     (16.1)   (10.5)       (3.7)    (1.1)   (48.1)
                                           ------- -----------   -------   ------- ---------   ------  --------
At December 31, 2000..................      177.5       13.3       36.3     43.6       242.4      --     513.1
                                           ------- -----------   -------   ------- ---------   ------  --------
At January 1, 1999....................      198.8       17.7       63.6     77.9        38.3     13.1    409.4
Revisions of previous estimates.......       11.8       (2.7)      (5.6)     2.1         --       --       5.6
Extensions, discoveries and other.....        --         --         --       --        208.1      --     208.1
Acquisitions of reserves in place.....        --         --         --       --          --       --       --
Sales of reserves in place............        --         --         --       --          --       --       --
Production for the year...............      (16.5)      (0.1)     (17.1)   (11.6)       (0.3)    (2.2)   (47.8)
                                           ------- -----------   -------   ------- ---------   ------  --------
At December 31, 1999..................      194.1       14.9       40.9     68.4       246.1     10.9    575.3
                                           ------- -----------   -------   ------- ---------   ------  --------
Proved developed reserves.............
At December 31, 2001..................      151.2       15.8       28.2     39.8        55.6      --     290.6
At December 31, 2000..................      170,0        0.2       27.4     38.0        60.5      --     296.1
At December 31, 1999..................      186.5        0.3       31.5     41.3       176.7     10.6    446.9

     VEBA Oil's proportional interest in reserves of equity method investees


                                                   Norway    Egypt    Total
                                                   ------    -----    ------
At December 31, 2001..........................      14.6       6.4     21.0
At December 31, 2000..........................      15.7       8.1     23.8
At December 31, 1999..........................      17.6       7.3     24.9

                       Net proved reserves of natural gas
                           (in billions of cubic feet)
                                    unaudited

                                                                                                  Rest of
                                                                Netherlands    Syria       UK      World      Total
                                                                -----------    ------     -----   --------   -------
Proved reserves
At January 1, 2001..........................................          98.3       20.8      73.4     189.5     382.0
Revisions of previous estimates.............................           4.7        2.4      16.0       --       23.1
Extensions, discoveries and other...........................           1.9        --        --        --        1.9
Acquisitions of reserves in place...........................           --         --        --        --        --
Sales of reserves in place..................................           --         --        --        --        --
Production for the year.....................................         (22.1)      (9.1)     (9.9)      --      (41.1)
                                                                -----------    ------     -----   --------   -------
At December 31, 2001........................................          82.8       14.1      79.5     189.5     365.9
                                                                -----------    ------     -----   --------   -------
At January 1, 2000..........................................         125.9       24.5     142.7      15.0     308.1
Revisions of previous estimates.............................         (12.2)       5.7      (1.2)      --       (7.7)


                                      F-61



Extensions, discoveries and other...........................            --        --        --      189.5     189.5
Acquisitions of reserves in place...........................            --        --        --         --        --
Sales of reserves in place..................................          (1.1)       --      (57.5)    (12.7)    (71.3)
Production for the year.....................................         (14.3)      (9.4)    (10.6)     (2.3)    (36.6)
                                                                -----------    ------     -----   --------   -------
At December 31, 2000........................................          98.3       20.8      73.4     189.5     382.0
                                                                -----------    ------     -----   --------   -------
At January 1, 1999..........................................         134.6       56.4     164.1      12.8     367.9
Revisions of previous estimates.............................           6.6      (23.2)     10.2       5.7      (0.7)
Extensions, discoveries and other...........................           --          --       --        --        --
Acquisitions of reserves in place...........................           --          --       --        --        --
Sales of reserves in place..................................           --          --     (14.6)      --      (14.6)
Production for the year.....................................         (15.3)      (8.7)    (17.0)     (3.5)    (44.5)
                                                                -----------    ------     -----   --------   -------
At December 31, 1999........................................         125.9       24.5     142.7      15.0     308.1
                                                                -----------    ------     -----   --------   -------
Proved developed reserves...................................
At December 31, 2001........................................          82.8       14.1      70.3       --      167.2
At December 31, 2000........................................          91.4       20.8      61.2       --      173.4
At December 31, 1999........................................          67.8       24.4      70.8      11.4     174.4

VEBA Oil's proportional interest in reserves of equity method investees - unaudited


                                                              Norway       Total
                                                              ------      ------
At December 31,2001........................................     4.5         4.5
At December 31,2000........................................     5.4         5.4
At December 31,1999........................................     5.5         5.5

Average sales prices - unaudited

                                                     Indonesia     Libya   Netherlands    Syria      UK      Venezuela
                                                     ---------    ------   -----------    ------   ------   -----------
Average sales prices
per bbl of crude oil (in Euro)
2001............................................          --        26.88     23.12        26.25    27.35      15.24
2000............................................        28.11       30.26     30.69        29.38    29.36      20.84
1999............................................        16.87       16.69     14.88        16.61    16.91      17.88
per mcf of natural gas (in Euro)
2001............................................          --          --       3.79         2.82     2.73        --
2000............................................         3.21         --       3.10         3.42     2.60        --
1999............................................         2.42         --       1.82         1.98     2.19        --
Average production cost per barrel of oil
   equivalent (in Euro)
2001............................................          --         4.80      5.53         4.71     4.77       6.87
2000............................................         7.08        4.44      4.27         4.19     6.02       6.26
1999............................................         6.51        3.11      3.69         4.18     4.94      14.30

Net oil and gas wells completed or abandoned - unaudited

                                                                                                      Rest
                                                                                                       of
                                                     Libya   Netherlands  Syria    UK     Venezuela   World   Total
                                                    -------  -----------  ------  -----   ---------   ------  -----
Year ended December 31, 2001
Exploratory
  -- productive................................        0.5       0.2       --        --      0.3        0.5     1.5
  -- dry.......................................        --        0.2       --        --       --        0.2     0.4
Development


                                      F-62



                                                                                                      Rest
                                                                                                       of
                                                     Libya   Netherlands  Syria    UK     Venezuela   World   Total
                                                    -------  -----------  ------  -----   ---------   ------  -----
  -- productive................................        2.5       0.3       5.2      1.8       --        1.7    11.5
  -- dry.......................................        --        --        1.1      0.8       --         --     1.9
Year ended December 31, 2000
Exploratory
  -- productive................................        0.5       --          --     0.6       --        0.4     1.5
  -- dry.......................................        0.5       --          --     0.5       --        0.7     1.7
Development
  -- productive................................        5.4       --        7.5      4.3      7.7        1.3    26.2
  -- dry.......................................        --        --        --        --       --         --      --
Year ended December 31, 1999
Exploratory
  -- productive................................        --        0.3       0.7      0.3       --        0.9     2.2
  --dry........................................        --        0.3       --       0.3       --        1.5     2.1
Development
  -- productive................................        3.4       --        7.9      6.6     14.3        6.3    38.5
  -- dry.......................................        --        --        --       1.2       --        0.4     1.6

Number of productive oil and gas wells - unaudited

                                                                                                  Rest of
                                Egypt    Libya   Netherlands   Norway  Syria     UK    Venezuela   World     Total
                                ------   ------  -----------   ------  -----    -----  ---------  --------  --------
At December 31, 2001
Oil wells
  --gross.................        48.0    198.0      2.0         68.0    201.0   32.0    118.0       --       667.0
  --net...................        11.8     91.7      0.9          0.4     70.9    8.3     19.7       --       203.7
Gas wells
  --gross.................         5.0      --      52.0          --       --     1.0      --        --        58.0
  --net...................         1.2      --       7.1          --       --     0.8      --        --         9.1
At December 31, 2000
Oil wells
  --gross.................        72.0    337.0     12.0         77.0    293.0   31.0    125.0       --       947.0
  --net...................        17.6    158.7      2.8          0.6    103.2    7.4     20.8       --       311.1
Gas wells
  --gross.................         1.0      1.0     68.0          --      --      1.0      --        --        71.0
  --net...................         0.2      0.5      9.6          --      --      0.6      --        --        10.9


Productive oil and gas wells (in thousand of acres) - unaudited

                                                                                                 Rest of
                    Egypt   Kazakhstan   Libya  Netherlands  Norway   Syria     UK    Venezuela   World     Total
                    ------  ----------  ------- -----------  ------   -----    ----   ---------  --------   ------
At December 31,
   2001
Developed
  -- gross......       25.4       --       285.7      36.3      72.4    477.7    77.9     10.4        --        985.8
  -- net........        6.2       --       140.0       5.6       1.8    168.1    34.3      1.7        --        357.7
Undeveloped
  -- gross......    9,080.6   3,576.6    5,938.9   1,836.4     463.3      --     440.1   184.4     1.083.0   22,603.3
  -- net........    2,224.8   1,430.6    2,876.7     385.5       7.0      --     151.4    47.1       175.7    7,298.8

At December 31,
   2000
Developed
  -- gross......       25.4       --       285.7      34.9      85.3    477.6    77.9     10.4        --        997.2


                                      F-63



                                                                                                 Rest of
                     Egypt   Kazakhstan   Libya  Netherlands  Norway   Syria     UK    Venezuela   World      Total
                    -------  ----------  ------- -----------  ------   -----   ------   ---------  --------  --------
  -- net........        6.2       --       108.2       5.0       2.1    168.1    34.3      1.7        --        325.6
Undeveloped
  -- gross......    9,080.6   4,769.5    5,938.9   1,931.7     484.9  1,214.8   545.8    506.9       650.1   25,123.2
  -- net........    2,224.8   1,907.8    2,908.5     399.5       7.4    404.9   186.1    143.8       132.0    8,314.8


Drilling and production activities in progress (number of oil and gas wells) - unaudited

                                                                                                      Rest of
                                Egypt     Libya   Netherlands   Norway     Syria    UK    Venezuela    World    Total
                                -----     -----   -----------   ------     -----   ----   ---------   -------  -------
At December 31, 2001
Exploratory
  -- gross                        --        --         3.0         --        --     --        --        1.0       4.0
  -- net                          --        --         1.1         --        --     --        --        0.2       1.3
Development
  -- gross                       2.0       7.0         --          6.0      5.0     3.0       --       10.0      33.0
  -- net                         0.3       3.4         --          --       1.8     1.8       --        1.7       9.0
At December 31, 2000
Exploratory
  -- gross                        --        --         2.0         1.0       --     2.0       --         --       5.0
  -- net                          --        --         0.4         --        --     0.7       --         --       1.1
Development
  -- gross                        --       1.0         --          1.0      4.0     --        1.0        --       7.0
  -- net                          --       0.5         --          --       1.4     --        0.2        --       2.l

Standardized measure of discounted future net cash flow - unaudited

     The future net cash flow information has been determined on a basis which presumes the year-end economic and operating conditions will continue over the period during which proved reserves would be produced. Neither the effects of future pricing nor expected future changes in technology and operating practices have been considered. Part of the net profits of oil and gas producing activities is attributable by contract to a third party.

     The standardized measure is calculated as the excess of future cash inflows from proved reserves less future costs of producing and developing the reserves, future income taxes and a 10 percent discount factor. Future cash inflows represent the revenues that would be received from production of year-end proved reserve quantities assuming the future production would be sold at year-end prices.

     Future production costs include the estimated expenditures related to production of the proved reserves without consideration of future inflation. Future development costs include the estimated costs of drilling development wells and installation of production facilities, plus the net costs associated with dismantlement and abandonment of wells and facilities, assuming year-end costs continue without consideration of future inflation. Future income taxes were calculated in accordance with the tax laws of the countries in which VEBA OIL operates. The present value was determined by applying a discount rate of 10 percent per year to the annual future net cash flows.

     The standardized measure does not purport to be an estimate of fair market value of VEBA OIL's proved reserves. An estimate of fair value would also take into account, among other things, the expected recovery of reserves in excess of proved reserves, anticipated changes in future prices and costs and a discount factor representative of the risks inherent in producing oil and gas.

                        Discounted future net cash flows
                        (in millions of Euro) - unaudited

                                                                                                 Rest of
                                      Libya     Netherlands     Syria        UK      Venezuela     World       Total
                                    ---------   -----------    --------    -------   ---------   --------    ---------
Year ended December 31, 2001
Future cash flows.............       2,432.2       617.4        1,171.5    1,209.9     2,883.8     590,2      8,905.0
Future production and
   development costs..........        (969.0)     (279.8)        (447.3)    (797.3)   (1,172.6)     (169.9)  (3,835.9)
Future income tax expense.....      (1,253.5)     (168.8)        (277.9)    (123.8)     (581.8)     (198.6)  (2,604.4)
                                    ---------     -------        -------    -------     -------     -------  ---------
Future net cash flows.........         209.7       168.8          446.3      288.8     1,129.4       221.7    2,464.7
Discount......................         (77.1)      (47.8)         (95.8)     (81.0)     (806.1)     (117.9)  (1,225.7)
                                    ---------     -------        -------    -------     -------     -------  ---------
Standardized measure of
   discounted future net cash
   flows......................         132.6       121.0          350.5      207.8       323.3       103.8    1,239.0
Year ended December 31, 2000..
Future cash flows.............       3,274.0       560.0        1,224.2    1,208.0     3,037.5       397.8    9,701.5
Future production and
   development costs..........      (1,089.3)     (229.6)        (426.3)    (743.7)   (1,060.1)     (145.2)  (3,694.2)
Future income tax expense.....      (1,911.8)     (165.2)        (338.6)    (139.3)     (672.3)      (65.5)  (3,292.7)
                                    ---------     -------        -------    -------     -------     -------  ---------
Future net cash flows.........         272.9       165.2          459.3      325.0     1,305 1       187.1    2,714.6
Discount......................        (109.8)      (69.9)         (90.4)     (74.2)     (937.2)     (105.3)  (1,386.8)
                                    ---------     -------        -------    -------     -------     -------  ---------
Standardized measure of
   discounted future net cash
   flows......................         163.1        95.3          368.9      250.8       367.9        81.8    1,327.8
Year ended December 31, 1999..
Future cash flows.............       3,838.7       590.1        1,261.7    1,995.9     3,865.4       290.6   11,842.4
Future production and
   development costs..........        (962.3)     (266.9)        (338.3)  (1,094.6)     (835.7)     (142.5)  (3,640.3)
Future income tax expense.....      (2,573.4)     (161.6)        (223.7)    (270.3)   (1,030.1)      (59.2)  (4.318.3)
                                    ---------     -------        -------    -------   ---------      ------  ---------
Future net cash flows.........         303.0       161.6          699.7      631.0     1,999.6        88.9    3,883.8
Discount......................        (129.7)      (75.3)        (103.6)    (180.8)   (1,444.4)      (22.1)  (1,955.9)
                                    ---------     -------        -------    -------     -------     -------  ---------
Standardized measure of
   discounted future net cash
   flows......................         173.3        86.3          596.1      450.2       555.2        66.8    1,927.9


Changes in standardized measure of discounted future net cash flows (in millions of Euro) - unaudited

     The following table reflects the changes in standardized measure of discounted future net cash flows for the years ended December 31, 2001, 2000 and 1999.

                                                                                                    Rest of
                                               Libya    Netherlands   Syria       UK     Venezuela   World      Total
                                               ------   -----------   -------   -------  ---------  --------   --------
Net change in sales and transfer prices and
   in production costs related to future
   production.............................      (15.9)       9.9       (92.9)    (59.4)     (17.6)      6.0     (169.9)
Changes in estimated future development
   costs..................................        --       (14.4)      (16.9)    (28.9)     (20.9)      1.2      (79.9)
Sales and transfers of oil and gas produced
   during the period......................      (15.2)     (22.8)     (188.9)   (118.4)     (11.5)      --      (356.8)
Net change due to extensions, discoveries
   and improved recovery..................        --         1.3         --        --         0.5      14.8       16.6


                                      F-65



                                                                                                    Rest of
                                               Libya    Netherlands   Syria       UK     Venezuela   World      Total
                                               ------   -----------   -------   -------  ---------  --------   --------
Net change due to purchases and sales of
   minerals in place......................        --         --          --        --         --        --        --
Net change due to revisions in quantity
   estimates..............................       (6.7)      28.0       288.3     178.8        --        --       488.4
Previously estimated development costs
   incurred during the period.............        --         --          --        --         --        --        --
Accretion of discount.....................        7.3       23.7        (8.0)    (15.1)       4.9       --        12.8
Other.....................................        --         --          --        --         --        --        --
Net change in income taxes................        --         --          --        --         --        --        --
Discounted future net cash flows at
   December 31, 2001......................      132.6      121.0       350.5     207.8      323.3     103.8    1,239.0
Net change in sales and transfer prices and
   in production costs related to future
   production.............................       (2.4)      16.7       (28.1)    (11.8)    (139.6)      --      (165.2)
Changes in estimated future development
   costs..................................       --         10.0       (74.9)    175.2      (41.1)      --        69.2
Sales and transfers of oil and gas produced
   during the period......................      (14.7)     (13.2)     (210.3)   (139.9)     (12.1)      --      (390.2)
Net change due to extensions, discoveries
   and improved recovery..................        --         --          --        --         --        --         --
Net change due to purchases and sales of
   minerals in place......................        --        (4.8)        --     (246.5)       --      (66.8)    (318.1)
Net change due to revisions in quantity
   estimates..............................        --        (6.7)      108.5       4.7        --       81.8      188.3
Previously estimated development casts
   incurred during the period.............        --         --          --        --         --        --         --
Accretion of discount.....................        6.9        7.0       (22.4)     18.9        5.5       --        15.9
Other.....................................        --         --          --        --         --        --         --
Net change in income taxes................        --         --          --        --         --        --         --
Discounted future net cash flows at
   December 31, 2000......................      163.1       95.3       368.9     250.8      367.9      81.8    1,327.8
Net change in sales and transfer prices and
   in production costs related to future
   production.............................      173.1       67.6       606.6     633.0    1,022.5      61.5    2,564.3
Changes in estimated future development
   costs..................................       (0.7)      31.2        55.1       6.7      (10.7)      1.7       83.3
Sales and transfers of oil and gas produced
   during the period......................      (12.0)      (8.5)     (103.0)    (67.4)      (0.7)     (9.7)    (201.3)
Net change due to extensions, discoveries
   and improved recovery..................        --         --          --        --       437.2       --       437.2
Net change due to purchases and sales of
   minerals in place......................        --         --          --      (13.0)       --        --       (13.0)
Net change due to revisions in quantity
   estimates..............................        8.6       (2.9)      (47.6)     18.5        --        4.0      (19.4)
Previously estimated development costs
   incurred during the period.............        --         --          --        --         --        --         --
Accretion of discount.....................       (2.9)      (1.0)       36.6       2.0     (835.5)     (0.5)    (801.3)
Other.....................................        --         --          --        --         --        --         --
Net change in income taxes................      (59.6)       --          --        --         --       12.7      (46.9)
Discounted future net cash flows at
   December 31, 1999......................      173.3       86.3       596.1     450.2      555.2      66.8    1,927.9


                                      F-66